S-1  1 sapx_s1.htm REGISTRATION STATEMENT

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEVEN ARTS ENTERTAINMENT INC.
(Exact name of registrant as specified in its charter)

Nevada	7812	45-3138068
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8439 Sunset Boulevard, 4th Floor,
West Hollywood, CA 90069
Telephone: 323.372.3080
Facsimile: 323.372.3088
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter M. Hoffman
President and Chief Executive Officer
Seven Arts Entertainment Inc.
8439 Sunset Boulevard, 4th Floor
West Hollywood, CA 90069
323.372.3080
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Randolf Katz
Baker & Hostetler LLP
600 Anton Boulevard, Suite 900
Costa Mesa, CA 92626
714.966.8807

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	25,000,000	$0.03	$610,410	$83.26

(1)	The proposed maximum aggregate price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March [__], 2013.

SEVEN ARTS ENTERTAINMENT INC.
SUBJECT TO COMPLETION, DATED JANUARY (22), 2013
$610,410.00
179,283,383  shares of Common Stock

This Prospectus relates solely to the registration of shares of the Company’s common stock underlying warrants that the Company granted to its record and beneficial stockholders as of the close of the markets on August 31, 2012 (immediately prior to our reverse stock split).  For each 10 pre-reverse split shares of our common stock that were owned by our stockholders as of such date, we granted one warrant (a “Warrant”) for the purchase of one post-reverse split share of our common stock, exercisable at $.03 per post-reverse split share (a “Warrant Share”).  We did not distribute any Warrants prior to the date of this Prospectus.  The Warrants are non-transferrable and, accordingly, we do not expect that a secondary market for the Warrants will develop or be maintained.

Our common stock is quoted on the OTC BB and the OTC Market Group Inc.’s OTCQB tier under the symbol “SAPX.”  On March 5 , 2013, the last reported sale price of a share of our common stock was $__ 0. 0062___.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 10 of this Prospectus and in any documents incorporated by reference in this Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March [__], 2013.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	8
Special Note Regarding Forward-Looking Statements	23
Use of Proceeds	24
Dividend Policy	24
Capitalization	24
Dilution	25
Selected Historical Financial Information	26
Management’s Discussion and Analysis of Financial Condition and Results of Operations	27
Liquidity and Capital Resources	31
Critical Accounting Policies	37
Motion Picture Industry
Recorded Music Industry
Our Business	53
Management	71
Security Ownership of Certain Beneficial Owners	77
Certain Related Transactions	80
Market For Common Equity and Related Shareholder Matters	85
Description of Securities	85
Plan of Distribution	88
Legal Matters	89
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	89
Where You Can Find Additional Information	89
Index to Consolidated Financial Statements	F-1
Consolidated Financial Statements as of December 31 , 2012 (Unaudited) and June 30, 2012
Consolidated Financial Statements as of June 30, 2012 and 2011	F-36

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our shares. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find Additional Information”.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire prospectus. In this prospectus, the words “Seven Arts”, “Company”, “we”, “our”, “ours” and “us” refer to Seven Arts Entertainment Inc., our listing predecessor Seven Arts Pictures PLC (“PLC”) and our subsidiaries, unless otherwise stated or the context otherwise requires. The shares of common stock referenced are stated after the 1-for-70 reverse stock split that occurred on September 4, 2012. The financial statements and all other financial data included herein are presented in U.S. dollars ($).  In this Prospectus, the word “Group” refers to Seven Arts Entertainment Inc. and its subsidiaries listed in Corporate Organization.

Our Company

We are an independent motion picture production company engaged in developing, financing, producing and licensing theatrical motion pictures with budgets generally in the range of $2 million to $15 million for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets and for subsequent post- theatrical worldwide release in other forms of media, including DVD, home video, pay-per-view, and free television. Our motion pictures will either receive only a limited theatrical release, or may even be released directly to post-theatrical markets, primarily DVD. Those pictures that receive either a limited theatrical release or a post-theatrical release typically benefit from lower prints and advertising (“P & A”) costs.

Recent domestic theatrical releases of our motion pictures include Deal (April 2008), Noise (May 2008), Autopsy (January 2009), Night of the Demons (October 2010), The Pool Boys (September 2011) and Drunkboat (July 2012), all of which received limited United States theatrical releases. We have completed the production of and expect to release two motion pictures in 2013, Nine Miles Down and Schism . We currently have three motion pictures in development that we anticipate will be released within the next two to three years (i.e., 2014 – 2016),  Romeo Spy, The Winter Queen and Neuromancer. We may supplement these motion pictures releases with certain lower cost pictures not yet fully developed, as well as with selected third-party acquisitions.

In the last year, we have engaged in substantial pre-production and development activities on our motion picture projects Winter Queen and Neuromancer , which will have production budgets of approximately $20 million and $60 million, respectfully.  By reason of the production costs, underlying material and creative elements attached (director and actor), we believe these larger budget motion pictures will obtain a substantial theatrical release in the United Sates and international territories such as United Kingdom, Germany, Japan, France, Spain and Australia.  We have also developed three lower budget motion pictures and acquired two as part of our distribution strategy.

We do not yet have firm commitment for the financing and production of the motion picture projects described above.  We have no assurance that we will be able to finance production of these motion pictures but expect to do so within the next 18 months. We are currently negotiating financing and distribution arrangements for each project but none is complete.  No assurance can be made regarding the timing of financing, completion and delivery on any motion picture we seek to finance and distribute.

We currently control copyright interests, directly or through affiliates, for 27 completed motion pictures. An additional 12 motion pictures for which we own distribution rights are now controlled by Arrowhead Target Fund Ltd. (“Arrowhead”), a former hedge fund investor, which receives all of the revenues from these pictures until recoupment of current indebtedness. We are attempting to negotiate an agreement with Arrowhead to re-acquire the licenses of all these 12 motion pictures; however, we cannot provide any assurances that we will be able to reach any such agreement. A substantial portion of our library revenues are derived from only a few of our library titles.

On February 23, 2012, we executed definitive agreements to acquire the music assets of David Michery (effective as of December 19, 2011) and 100% of the stock of Big Jake Music (effective as of September 29, 2011), although the transactions were negotiated by our listing predecessor and were agreed as well as publicly announced on the effective dates described. As a result, we are now an independent distributor and producer of sound recordings. Mr. Michery’s assets include (i) 52 completed sound recordings, embodying the performances of established urban recording artist DMX and the right to record and distribute two additional albums embodying DMX’s performance and (ii) up to five albums embodying the performance of established urban act Bone Thugs-N-Harmony , the first of which, “Art of War III” has been delivered to us. DMX’s first album for Seven Arts Music , “Undisputed ,” was released on September 11, 2012.

The Company recorded total revenues of $8,363,904 and a net loss after tax of $8,271,186 during the fiscal year ended June 30, 2012 compared to total revenues of PLC, our listing predecessor, of $3,328,388 and a net profit after taxes of $1,461,554 in the year ended June 30, 2011.   The Company recorded total revenues of $1,339,835 and a net loss after tax of $2,985,418 for the six months ended December 31, 2012, compared to total revenues of $800,331 and a net loss of $2,078,283 for the six month period ended December 1, 2011.

As of July 1, 2010, PLC agreed in an Asset Transfer Agreement of that date to transfer certain of its assets (including ownership of the one operating subsidiary) to us, in exchange for assumption by us of certain of its indebtedness. This transfer was agreed to by PLC’s shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate the Group’s status as a foreign private issuer and to assume compliance with all obligations of a U.S. domestic issuer under all applicable state and Federal securities laws. The transfer of assets and liabilities was completed effective January 27, 2011, and NASDAQ trading of our common stock, succeeding to PLC’s ordinary shares, commenced on September 1, 2011.

Trading of our common stock on The NASDAQ Capital Market was suspended at the opening of business on September 14, 2012, due to our not meeting the $1 minimum bid price stock listing requirement of The NASDAQ Stock Market for ten trading days prior to September 20, 2012, the expiration date on the Company’s six-month extension to meet this listing requirement.

On September 14, 2012 our common stock began being quoted on the OTC Market Group Inc.’s OTCQB tier under our historical symbol “SAPX.”

Our Business Strategy

Our current business strategy is:

●
To finance, produce and distribute two to four motion pictures per year with budgets generally between $2 million and $15 million each. We expect these pictures will receive only a limited theatrical release .  There can be no assurance as to the number of theaters or “print & advertising” expenditures we will be able to arrange on any of these motion pictures.  The current motion pictures scheduled for release in calendar year 2013 are Schism , and Nine Miles Down .

●
To acquire and distribute sound recordings throughout the world, both singles and albums of established and of new recording artists. We expect to release 2 to 3 albums per calendar year, including albums by the established urban artists DMX and Bone Thugs-N-Harmony.

●
To supplement our core strategy by producing an occasional higher cost motion picture (production budgets of $30 to $60 million). We will, in all likelihood, seek to license such projects to a major studio to guarantee a studio-wide release and obtain a commitment to cover a portion or all of print and advertising (“P&A”) as well as other distribution expenses , although no such agreement has yet been completed.

●
To acquire opportunistically distribution rights to an additional two to five motion pictures produced by others, each year, for distribution in theatrical, video and television markets, as an agent, for a 15% to 20% fee.   We have acquired these motion pictures in the twelve months pursuant to this strategy.

●	To maximize our current use of tax-preferred financing structures around the world to fund our motion picture productions.
●
To enter into arrangements with theatrical and video distributors to gain more control over and increase our share of revenue from the distribution of our motion pictures.  We have entered into such arrangements in the United States, United Kingdom and Spain in the last twelve months.

●
To scale our business over time by modestly increasing the number of pictures we develop and produce in-house, as well as by more aggressively seeking to acquire for distribution motion pictures produced by third parties.

Our Competitive Strengths

We believe our competitive strengths are:

●	The experience of our management and our relationships with independent motion picture distributors.

●	Our relationships with “key talent” (i.e., writers, directors, actors and producers) and with independent motion picture distributors around the world.

●
Our expertise in structuring tax-preferred financings in jurisdictions where such are made available. “Tax preferred financings” include refundable or transferable income tax credits available by statute in territories or countries, including Louisiana, the United Kingdom, Canada and Hungary, as well as other general tax benefits associated with motion pictures production or distribution in these nations or states.

●	Our exclusive recording agreements with DMX and Bone Thugs-N-Harmony.

Warrants and Exercise Thereof

This Prospectus provides for issuance and re-sale of shares of our common stock to be issued to holders of record on August 31, 2012 of our common stock, on the exercise of warrants (“Warrants”) to be issued to each such holder on the effectiveness of this Prospectus and Registration Statement on Form S-1 or on a written request to any holder of record on August 21, 2012 which qualifies under Regulation D of Section 506 of the Securities Exchange Act of 1934.  Warrants may be exercised at the election of the holder by notice as with payment of the exercise price of $.03 per share at any time on or before August 31, 2015.  As a result, this Offering is a continuous offering until expiration of the warrants.

Historical Potential Conflicts of Interest

Our Chief Executive Officer, Peter Hoffman, controlled several companies that are not part of the Group but from which (prior to January 1, 2012) we obtained or transferred distribution rights or other assets related to our business and which controlled production of our motion pictures. Our agreements with Mr. Hoffman and the companies controlled by him provided that all revenues related to our business payable to Mr. Hoffman or any of these companies is due to us, except Mr. Hoffman’s salary, bonus and stock ownership as described herein. These arrangements have ceased as of December 31, 2011. See Risk Factors – Relating to Our Business and Certain Related Transactions. Through to December 31, 2011, our interests may have conflicted with those of our Chief Executive Officer in that our satisfaction of certain indebtedness may release Mr. Hoffman’s guarantee and pledge of stock to indebtedness, payment of general operating expenses and production costs of motion pictures controlled by us may reduce Mr. Hoffman’s affiliates’ liability for these expenses.

Motion pictures controlled by us may reduce Mr. Hoffman’s affiliates’ liability for these expenses. At December 31 , 2012 , we owed Mr. Hoffman $1,934,579 on account of his salary, bonuses and cash advances to us.

Potential Benefits To Affiliates

Prior to January 1, 2012, certain of our affiliates, controlled by Mr. Hoffman were entitled to be reimbursed by us for general overhead incurred by each to conduct business for us in amounts approved by us and then to be reimbursed for certain third-party costs on motion pictures controlled by us and to be indemnified for loss costs or damages arising from the conduct of business on our behalf if approved by us. These agreements terminated on December 31, 2011.

Seven Arts Filmed Entertainment Louisiana LLC (“SAFELA”) will manage our production and post-production facility in New Orleans, Louisiana, with all revenues and profits for the account of the Company. The building housing the post-production facility is owned  by the wife of Mr Hoffman as her separate property through her company Seven Arts Pictures Louisiana LLC (“SAPLA”).  All tax credits earned by SAPLA or SAFELA will be payable to or for the account of the Company.  See Certain Related Transactions for further detail and discussion of all transactions with affiliates.

SAPLA entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”) for aggregate principal advances of up to $3,700,000. This agreement was guaranteed by the Company’s predecessor. Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of June 30, 2012. The Company has now assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 (contingent on receipt of the tax credit revenues) due to an agreement with the now mortgagor Palm Finance. A construction loan of $1,850,000 previously guaranteed by the Company has now also been assumed by the Company, through SAFELA, for the  long term management on the property at 807 Esplanade to operate a film production and post-production facility.

Loan Agreements

As disclosed in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Liquidity and Capital Resources”, we have negotiated arrangements with the following lenders for the following approximate amounts to extend the due date for payment:

Lender

Lender	Amount	Due Date	Interest Rate

Palm Finance Corp. (“Palm”)	$6,735,023	June 30, 2013	18%
Palm mortgage and construction loan
Trafalgar Specialised Fund	$565,000	Now	9%

Our aggregate indebtedness for borrowed money is $14,856,085

Litigation Matters.   We are subject to several claims and lawsuits described in Business- Litigation below.  In particular:

Arrowhead Target Fund

Seven Arts Future Flow I (“SFF”), a limited liability company owned by Seven Arts Pictures Inc. (“SAP”), a company previously controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”).  SFF secured the Arrowhead Loan with liens on 12 motion pictures acquired from Seven Arts Pictures plc (“PLC”).  PLC’s only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principal and interest due thereon. Arrowhead has the right to foreclose on the pledged film assets, but has not done so at the present time. SFF has received a default notice to this effect and as a result Arrowhead is now collecting directly all sums receivable by us with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that we no longer controls the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of our rights to the twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

Arrowhead filed an action on September 22, 2010 which seeks recovery from PLC and various other parties, including Mr. Hoffman, SAP, our subsidiary, and Seven Arts Filmed Entertainment Limited (“SAFE”) of the monies which the Company has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against SAFE.   Mr. Hoffman and SAP regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. Arrowhead’s claims for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.

PLC and the other defendants had moved to dismiss the action against all defendants other than SFF.  On August 9, 2011, the New York Supreme Court granted this motion and dismissed all defendants except SAFE in its capacity as a collateral agent, which is not a material element of Arrowhead claim.  Arrowhead has refiled the claim and SAP’s motion to dismiss the action as it relates to all defendants other than SAFE is currently pending.  We continue to believe that Arrowhead’s claims against the Company are without substantial merit.

Arrowhead Consulting Group.

PLC also obtained financing of an aggregate of approximately $7,500,000 from Arrowhead Consulting Group LLC (“ACG”) for $1,000,000 (“ACG Loan”) and Cheyne for the $6,500,000 Cheyne Loan at a rate of interest of 19% and 18% per annum, respectively. SAP, secured the ACG Loan and the Cheyne Loan with 321,400 (of our ordinary shares beneficially owned by Mr. Hoffman, and PLC secured the ACG Loan and the Cheyne Loan with liens on six motion pictures and a second position security interest in the motion pictures pledged under the Arrowhead Loan. The Cheyne Loan matured on September 30, 2007. SAFE acquired the debt from then due to Cheyne, a sum of approximately $6,500,000, on or about April 2008. Management believes that we are able to collect all sums due with respect to motion picture pledged to Cheyne until full recovery of the funds paid to Cheyne.

ACG has demanded payment of the ACG Loan of $1,000,000 and has filed suit therefor. We believe that no sums are due to ACG until recovery of the monies paid to Cheyne. ACG received summary judgment for $1,000,000 plus interest from a subsidiary of ours and that judgment is on appeal.

JOBS Act Qualification and Financing Report Exceptions

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and expect to continue that status until the end of the fiscal year following the fifth anniversary of the completion of sales of common stock pursuant to this offering.  We do not expect in this period of time, in any fiscal year, to report more than $1 billion of revenue, incur $1 billion of debt or be a “large accelerated filer” under Rule 126-2 of the Securities Exchange Act of 1934 (“34 Act”).

Both by reason of the JOBS Act and as a “smaller reporting company” under Section 404(b) of the Sarbanes-Oxley Act of 2002, we expect to be and elect to remain exempt from (1) the disclosures on executive compensation required by Items 401(m)-(v) of the Regulation 8-K under the 34 Act; (2) the “say-on-pay,” “say-on-frequency” and “say-on-golden parachute” voting rights required by Section 14A of the 34 Act; and (3) auditor certification requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002.

Corporate Organization

The following is the corporate organization chart of Seven Arts and its subsidiaries:

All capital stock of all subsidiaries are owned by SAE, except SAFELA for which we own 60% of the membership interests.
Corporate Information

Seven Arts is a corporation organized under the laws of Nevada.
Our principal executive offices are located at 8439 Sunset Boulevard, 4th Floor, West Hollywood, CA 90069. Our telephone number is  (323) 372-3080.

THE OFFERING

Securities Offered	25,000,000 shares of common stock

Common Stock

Number of shares of common stock outstanding before this offering	179,283,393 shares of common stock
Number of shares of common stock outstanding after this offering	204,283,393 shares of common stock

Use of Proceeds	We intend to use the net proceeds of this exercise of the Warrants (if any) and the resulting issuance of Common Stock for working capital and general corporate purposes
Trading Symbol on OTCQB / OTCBB	SAPX
Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk, and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 10.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following sets forth a summary of consolidated profit and loss and balance sheet statements for the fiscal years ended June 30, 2012 and June 30, 2011 and the unaudited six -month periods ended December 31 , 2012 and December  31 , 2011 and prepared under United States Generally Accepted Accounting Principles (“US GAAP”). All of the foregoing has been derived from our audited consolidated annual financial statements and related notes and our unaudited six -month stub and related notes included elsewhere in this Prospectus. The summary consolidated historical financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and the other financial information included elsewhere in this prospectus.

The historical results included below and elsewhere in this prospectus are not indicative of our future performance.

Summary Financial Data
(in $ 000’s, except per share data)

	Six	Six	Fiscal	Fiscal
	Months	Months	Year	Year
	Ended	Ended	Ended	Ended
	Dec. 31	Dec. 31	June 30	June 30
Summary Profit and Loss Statements	2012	2011	2012	2011

Total Revenues (1)	$1, 340	$800	$8,364	$3,328

Gross Profit/(Loss)	$197	$(299)	$3,468	$(120)

Net Profit/(Loss)	$ (3,158)	$ (2,078)	$(8,271)	$1,462

Weighted Average Shares Outstanding Basic (in 000’s)	10,935	225	453	27

Weighted Average Shares Outstanding Diluted (in 000’s)	10,935	225	453	27

Earnings (loss) Per Share – Basic(2)	$(0. 27)	$(9. 24)	$(18.29)	$54.17

Earnings (loss) Per Share – Diluted (2)	$(0. 27)	$(9. 24)	$(18.29)	$54.17

Summary Balance Sheet

Total Loans (3)	$14,856	$8,025 (3)	$13,288	$12,646	(3)

Total Assets	$34,511	$28,729	$32,923	$30,140

Shareholders’ Equity (3)	$12,063	$15,25 0	$13,449	$7,958
__________
(1) Revenues in the period ended June 30, 2012 included $7,540,898 in net fee income derived from fees relating to tax credit income earned by a related party.

(2) The audited Consolidated Financial Statements for the fiscal years ended June 30, 2012 and 2011 , prepared under US GAAP show income per-share figures calculated using the weighted average number of shares outstanding in each period. A 1-for-70 reverse stock split was effective September 4, 2012. The income per share figures in the table above have been adjusted from the figures shown in prior financial statements to show the effect of the 1-for-70 reverse stock split as if it had occurred on the first day of the fiscal year ended June 30, 2011.

(3) The prior year comparative loans do not include the mortgage at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”), which was assumed by the Company on June 30, 2012 at a value of $3,001,271 and $3, 355,850 as of June 30, 2012 and December 31 , 2012, respectively.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision with regard to our securities. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our success depends on certain key employees and Mr. Hoffman has the right to approve all business decisions regarding motion pictures .

Our success depends to a significant extent on the performance of a number of senior management and other key employees, including production and creative personnel. We particularly depend upon our Chief Executive Officer, Peter Hoffman, whose employment agreement grants him the right, as long as he is employed by us, to approve or control all artistic and business decisions regarding motion pictures that we acquire, produce or distribute. As a result, our success depends to a significant extent on Mr. Hoffman’s creative and business decisions regarding the motion pictures we acquire, produce and distribute.

We do not have “key person” insurance on the lives of any of our officers or directors. We have entered into employment agreements with our top executive officers. These agreements entitle us to possible injunctive relief for breach of the agreements. These agreements cannot assure us of the continued services of such employees. In addition, competition for the limited number of business, production and creative personnel necessary to create and distribute our entertainment content is intense and may grow in the future. Our inability to retain or successfully replace where necessary members of our senior management and other key employees could have a material adverse effect on our business, results of operations and financial condition.

Our interests may conflict with those of our Chief Executive Officer.

We previously had entered into a series of agreements with Mr. Hoffman, and his affiliated companies that may have resulted in our interests differing from theirs (see “Certain Related Transactions”). These arrangements ceased on December 31, 2011.

The failure to repay the Arrowhead Loan may  affect our control over certain motion pictures.

Our failure to repay obligations under the Arrowhead Loan and Cheyne Loan has resulted in the loss of control of assets that we pledged Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP now owned by PLC (in liquidation), obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”). The Group secured the Arrowhead Loan with liens on 12 motion pictures .

The Arrowhead Loan was due on February 15, 2009, and SFF did not pay the outstanding principal and interest due thereon. Arrowhead had the right to foreclose on the pledged film assets, but has not done so. SFF has, however; received a default notice to that effect, and, as a result, Arrowhead is now collecting directly all sums receivable from us with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures, with the result that we no longer control the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of our rights to v twelve motion pictures and related loss of revenues in amounts that are difficult to predict. Arrowhead continues to have the right to foreclose on the twelve motion pictures, which are Asylum, The Hustler, I’ll Sleep When I’m Dead, Johnny Mnemonic, Never Talk to Strangers, No Good Deed, Popstar, Red Riding Hood, Shattered Image, A Shot At Glory, Stander, and Supercross. PLC also obtained financing of an aggregate of approximately $7,500,000 from Arrowhead Consulting Group LLC (“ACG”) for $1,000,000 (“ACG Loan”) and Cheyne for the $6,500,000 Cheyne Loan at a rate of interest of 19% and 18% per annum, respectively. SAP, SAFE and PLC secured the ACG Loan and the Cheyne Loan with 321,400 of our ordinary shares beneficially owned by Mr. Hoffman, and  with liens on six motion pictures , plus a second position security interest in the motion pictures pledged under the Arrowhead Loan. The Cheyne Loan matured on September 30, 2007. SAFE acquired the debt from then due to Cheyne, a sum of approximately $6,500,000, on or about April 2008, and received an assignment from Cheyne of their senior secured position on the film assets, including Cheyne’s subordination agreement with ACG. Management believes that the 321,400 pledged shares were released, and the pledged shares were not passed on to the $1,000,000 subordinated noteholder, ACG. ACG has demanded payment of the ACG Loan of $1,000,000 and has filed suit therefore. The Group is in litigation with the liquidator of ACG regarding the $1,000,000 plus accrued interest as it believes this debt will never be paid due to its subordination to the senior loan. Failure to prevail in this litigation or to repay or refinance the ACG Loan could result in the loss of our rights to six motion pictures.

We face substantial capital requirements and financial risks.

Our business requires substantial investments of capital. The production, acquisition and distribution of motion pictures require a significant amount of capital. A significant amount of time may elapse between our expenditure of funds and the receipt of commercial revenues or tax credits derived from the production of our motion pictures. This time lapse requires us to fund a significant portion of our capital requirements from various financing sources. We cannot be certain that we can continue to successfully implement these financing arrangements or that we will not be subject to substantial financial risks relating to the production, acquisition, completion and release of future motion pictures. We currently employ a variety of structuring techniques, including debt or equity financing, in efforts to achieve our investment objectives. We cannot be certain that we will be able to negotiate structures that accomplish our objectives. We intend to increase (through internal growth or acquisition) our production slate or our production budgets, and, if we do, we will be required to increase overhead and/or make larger up-front payments to talent and, consequently, bear greater financial risks. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

The costs of producing and marketing feature films have steadily increased and may further increase in the future, making it more difficult for a film to generate a profit. The costs of producing and marketing feature films have generally increased in recent years. These costs may continue to increase in the future, which may make it more difficult for our films to generate a profit or compete against other films. Historically, production costs and marketing costs have risen at a higher rate than increases in either the number of domestic admissions to movie theaters or admission ticket prices. A continuation of this trend would leave us more dependent on other media, such as home video, television, international markets and new media for revenue, which may not be sufficient to offset an increase in the cost of motion picture production. If we cannot successfully exploit these other media, it could have a material adverse effect on our business, results of operations and financial condition.

Budget overruns may adversely affect our business. Our business model requires that we be efficient in the production of our motion pictures. Actual motion picture production costs often exceed their budgets, sometimes significantly. The production, completion and distribution of motion pictures are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Risks such as death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. If a motion picture incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production, which may not be available on suitable terms. We cannot assure you that such financing on terms acceptable to us will be available, and the lack of such financing could have a material adverse effect on our business, results of operations and financial condition.

In addition, if a motion picture production incurs substantial budget overruns, we cannot assure you that we will recoup these costs, which could have a material adverse effect on our business, results of operations and financial condition. Increased costs incurred with respect to a particular film may result in any such film not being ready for release at the intended time and the postponement to a potentially less favorable time, all of which could cause a decline in box office performance, and, thus, the overall financial success of such film. Budget overruns could also prevent a picture from being completed or released. Although none of these events has occurred to us to date, any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

A substantial number of our motion pictures did not generate enough revenue to satisfy financing obligations related to those motion pictures, and our future motion pictures may not generate enough revenue to satisfy obligations entered into to finance their production.

We have obtained financing for most of our motion pictures and secured those financings with the assets from those and other motion pictures. If we are unable to generate sufficient revenues to repay those obligations under the terms of the financings, we lose those motion picture assets and any future revenues that we could derive from those assets. As noted, the revenues of the 12 and 6 motion pictures securing the Arrowhead Loan and the ACG Loan, respectively, have not met our estimates, and, as a result, we have not been able to repay those loans in the periods set out in those loans. If we are unable to amend the terms of those loans or satisfy them otherwise, we could lose those motion picture assets.

Additionally, our net revenues from a certain tax advantaged transaction after accounting for expenses for that transaction were not sufficient to enable us to satisfy a £1,000,000 ($1,651,000 ) convertible debenture from Trafalgar Capital Special Investment Fund (“Trafalgar”) that came due on June 30, 2009, which we had expected to repay from that funding source even though that funding source was not pledged to repay the Trafalgar loan. As a result, we defaulted on a payment of £1,000,000 plus interest to Trafalgar Capital Special Investment Fund in June 2009.

On September 2, 2009 the Group repaid Trafalgar $1,000,000 as a partial payment against this loan, with the remaining balance subject to repayment in cash or convertible to the shares of common stock of the Group at the conversion terms as agreed between Trafalgar and the Group. On June 22, 2010 an amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010, and the Group agreed to issue 68,000 shares of common stock to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 68,000 shares of common stock. The transaction was consummated subsequent to the date of the financial statements and all 68,000 had been sold by December 31, 2010. Subsequent to June 30, 2010, a further amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to March 31, 2011, and the Group agreed to issue 85,000 shares of common stock to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 85,000 shares of common stock. The current balance outstanding on the loan after sale of these 85,000 shares is approximately $565,000 , and we expect to convert that sum into our common stock and extinguish the debt..

We entered into two senior financing loan and security agreements with Palm to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films. We have entered into a forbearance agreement with Palm extending the due date of these loans to December 31, 2012. The original principal amounts of the Palm loans for The Pool Boys and Autopsy are $5,250,000, including a $500,000 interest reserve, and for Nine Miles Down was $4,000,000, including a $750,000 interest reserve.

We cannot assure you that a failure to repay these obligations will not make the terms of future financings more onerous or prohibitive. We also cannot assure you that our estimates of revenues from motion pictures securing any other current or future financings will be accurate, and that we will be able to satisfy those financings with the revenues from the motion pictures securing those financings. The loss of motion picture or other assets as a result of any such default would adversely affect our business.

Our revenues and results of operations may fluctuate significantly.

Revenues and results of operations are difficult to predict and depend on a variety of factors. Our revenues and results of operations depend significantly upon the performance of the motion pictures that we license for distribution, which we cannot predict with certainty. Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. Furthermore, largely as a result of these predictive difficulties, we may not be able to achieve the earnings projected by any analysts that follow our stock. Revisions to projected earnings could cause investors to lose confidence in us, which in turn could materially and adversely affect our business, our financial condition and the market value of our securities.

Accounting practices used in our industry may accentuate fluctuations in operating results. In addition to the cyclical nature of the entertainment industry, industry accounting practices may accentuate fluctuations in our operating results. While such fluctuations have not occurred to date, we may in the future experience such fluctuations due to industry-wide accounting practices. In accordance with U.S. generally accepted accounting principles and industry practice, we amortize film and television programming costs using the “individual-film-forecast” method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The great majority of a film’s costs (80% or more) are generally amortized within three years of the picture’s initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or the film’s estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

We depend on a limited number of projects, and the loss or failure of a major project could have a material adverse effect on our business. Our revenue is generated from a limited number of films, principally Autopsy, Nine Miles Down, Deal, Noise, Drunkboat, and Night of the Demons. Films that we develop, finance, or license for distribution vary due to the opportunities available to us and to targeted audience response, both of which are unpredictable and subject to change. The loss or failure of a major project could have a material adverse effect on our results of operations and financial condition as well as on the market price of our securities. We cannot assure you that any project we undertake or participate in will be successful.

We rely upon pre-sales, advances and guarantees.

We attempt to minimize some of the financial risks normally associated with motion picture production by obtaining, at various stages prior to release of our motion pictures, advances and guarantees from distributors in exchange for distribution rights to such pictures in particular territories. Advances and guarantees paid by a distributor for distribution rights to a film generally represent a minimum purchase price for such rights. While advances and guarantees reduce some of the financial risk of our motion pictures, they do not assure the profitability of our motion pictures or our Company’s operations and, it may also result in our receiving lower revenues with respect to successful films. We believe that international “pre-sales” have become increasingly difficult to obtain resulting in fewer “pre-sales” with lower minimum guarantees, and this situation may continue for the indefinite future. As the international marketplace demands increasingly costly motion pictures, we cannot be certain that the amount of advances and guarantees which we anticipate generating on a given film project will exceed our cost of producing such motion picture.

In today’s rapidly changing and competitive marketplace for motion pictures, it is possible that the amount of such advances and guarantees alone, after payment of our operating expenses, even if greater than our direct cost of producing a specific film, will not be sufficient to provide us with a significant return on our invested capital. Should we incur higher than expected overhead or production expenses, that amount may not be sufficient to provide a return of all or substantially all of our invested capital. To the extent that we do not produce one or more films that generate overages for us, there may be a material adverse effect upon our Company and the potential for returns on, and even the return of, our capital.

We rely on tax preference and tax credit transactions for a substantial portion of our revenues and recovery of film costs.

We have received substantial money as revenues and recovery of investments in motion picture production and distribution costs from tax preference and tax credit transactions in the United States and other countries, which transactions have provided between 25% to 50% of film production costs on our pictures (approximately $1,000,000 to $3,500,000 per film). We cannot be certain that such revenues and cost recoveries will be available to us in future periods. These benefits accrue pursuant principally by means of statutes in Louisiana, the United Kingdom, Canada and Hungary, which could be repealed or amended based on general income tax considerations or political changes. We are aware of no such changes proposed or threatened at the present time.

We have a limited operating history.

Our predecessor was formed in 1992, and later transferred all its motion picture assets to SAP in October, 2002. SAP acquired control of our Company in September 2004 by a transfer of all its motion picture rights to Seven Arts Filmed Entertainment Limited, which is now a wholly owned subsidiary of SAE. Although our predecessors have a more extensive operating history, our immediate listing predecessor began operations in its current form and business strategy in October 2004.

We currently lack a credit facility.

We do not have any credit facility with respect to financing production of our motion pictures. We have primarily depended upon financing arrangements tied to specific motion pictures for the funding of our productions. Given the tightening of credit markets, we are seeking to establish a credit facility to provide us with more flexibility in the funding of our productions or operations. We cannot assure you that we can secure a credit facility or that, if we secure a credit facility, the terms will be favorable to us. Without a credit facility, we will not have the same flexibility with our financing arrangements as some of our competitors and will need to continue to rely upon financing arrangements tied to specific motion pictures for the funding of our productions.

We face risks from doing business internationally.

We distribute motion pictures outside the United States through third-party licensees and derive revenues from these sources. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

●	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws,

●	changes in local regulatory requirements, including restrictions on content,

●	differing cultural tastes and attitudes,

●	differing degrees of protection for intellectual property,

●	financial instability and increased market concentration of buyers in foreign television markets, including in European pay television markets,

●	the instability of foreign economies and governments and

●	War and acts of terrorism.

Events or developments related to these and other risks associated with international trade could adversely affect our revenues from non-U.S. sources, which could have a material adverse effect on our business, financial condition and results of operations.

Amendments to current laws and regulations governing our operations could have a material adverse impact on our business.

Our operations are subject to substantial government regulation, particularly regulations governing the use of tax credits granted during film production in Louisiana, the United Kingdom, Canada and Hungary. We receive a substantial portion of the financing for our motion picture production from tax credits and other tax-preferred financings. Amendments to current laws and regulations governing these tax credits or other aspects of our business, including intellectual property and censorship laws, could increase our costs of operations, reduce our revenues, jeopardize the ownership of certain assets or increase the cost of financing our motion pictures. Tax regulations, intellectual property laws or other rules and regulations affecting our business may be changed in a manner which may adversely affect us and our ability to operate our business plan.

The production of a larger budget motion picture may adversely affect our operating results.

Historically, we have primarily produced motion pictures with budgets of between $2 million and $15 million. We may occasionally produce a motion picture with a larger budget of between $30 million and $60 million. To produce such a motion picture, we believe that we will need to co-produce such motion pictures with major studios and ensure a studio-wide release and a commitment to cover P&A costs or with one or more other independent production companies. To date, we have not produced or co-produced a motion picture with a budget in that range. We cannot assure you that we can successfully produce and distribute motion pictures in that budgetary range, that we can find a major studio to co-produce such motion pictures or that we can secure a studio-wide release or a commitment from a studio to cover P&A costs.

Risks Relating to Motion Pictures

Our success depends on external factors in the motion picture industry.

Our success depends on the commercial success of motion pictures, which is unpredictable. Operating in the motion picture industry involves a substantial degree of risk. Each motion picture is an individual artistic work, and inherently unpredictable audience reactions primarily determine commercial success. Generally, the popularity of our motion pictures depends on many factors, including public reception, the formats of their initial releases, for example, theatrical or direct-to-video, the actors and other key talent, their genre and their specific subject matter. The commercial success of our motion pictures also depends upon the quality and acceptance of motion pictures that our competitors release into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change. We cannot predict the future effects of these factors with certainty, any of which factors could have a material adverse effect on our business, results of operations and financial condition.

In addition, because a motion picture’s performance in ancillary markets, such as home video and pay and free television, is often directly related to its box office performance or television ratings, poor box office results or poor television ratings may negatively affect future revenue streams. Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities. We cannot assure you that our motion pictures will obtain favorable reviews or ratings, or that our motion pictures will perform well at the box office or in ancillary markets. The failure to achieve any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

Changes in the United States, global or regional economic conditions could adversely affect the profitability of our business. The current severe decrease in economic activity in the United States or in other regions of the world in which we do business could adversely affect demand for our films, thus reducing our revenue and earnings. A decline in economic conditions could reduce performance of our theatrical, television and home entertainment releases. In addition, an increase in consumer costs generally, or consumer costs in a particular sector of the entertainment industry, could result in a shift in consumer demand away from the entertainment we offer, which could also adversely affect our revenues and, at the same time, increase our costs.

Distributors’ failure to promote our programs may adversely affect our business. Licensed distributors’ decisions regarding the timing of release and promotional support of our motion pictures and related products are important in determining the success of these pictures and products. We do not control the timing and manner in which our licensed distributors distribute our motion pictures. Any decision by those distributors not to distribute or promote one of our motion pictures or related products or to promote our competitors’ motion pictures or related products to a greater extent than they promote ours could have a material adverse effect on our business, results of operations and financial condition.

We could be adversely affected by strikes, potential strikes or other union job actions. We directly or indirectly depend upon highly specialized union members who are essential to the production of motion pictures. A strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of motion pictures could delay or halt our ongoing production activities. In November 2007, the members of the Writer’s Guild of America went on strike, and a new agreement was not approved until February 2008. Additionally, the Directors Guild of America and Screen Actors Guild (“SAG”) collective bargaining agreements expired in 2008. An agreement has now been reached with the Directors Guild and SAG. A SAG or other union strike or action, depending on the length of time, could cause a delay or interruption in our production and release of new motion pictures, which could have a material adverse effect on our business, results of operations and financial condition.

Almost all financing of the production of motion pictures by independent production companies involves third parties providing film production completion bonds to guarantee the repayment of the financings upon the abandonment of production if certain conditions are met. Such film completion bonds do not provide for the repayment of the financing if a production is abandoned due to a strike. Without such waivers and in view of a potential strike, there may be dramatically less financing of the production of motion pictures by independent production companies as it will be difficult or impossible to obtain a film production completion bond, and it may be too risky to start films where production could be interrupted by a strike.

We face substantial competition in all aspects of our business.

We are smaller and less diversified than many of our competitors. As an independent distributor and producer, we constantly compete with major U.S. and international studios and independent producers and distributors. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, which can provide both the means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their motion picture operations. In addition, the major studios and larger independent producers and distributors have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production. The resources of the major studios and larger independent producers and distributors may also give them an advantage in acquiring other businesses or assets, including film libraries, that we might also be interested in acquiring. Our inability to compete successfully could have a material adverse effect on our business, results of operations and financial condition.

The motion picture industry is highly competitive and at times may create an oversupply of motion pictures in the market. The number of motion pictures released by our competitors may create an oversupply of product in the market, reduce our share of box office receipts and make it more difficult for our films to succeed commercially. Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest. For this reason, and because of our more limited production and advertising budgets, generally provided by third-party distributors, we typically do not release our films during peak release times, which may also reduce our potential revenues for a particular release. Moreover, we cannot guarantee that we can release all of our films when they are otherwise scheduled. In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio may force us to alter the release date of a film because we cannot always compete with a major studio’s larger promotion campaign. Any such change could adversely impact a film’s financial performance. In addition, if we cannot change our schedule after such a change by a major studio because we are too close to the release date, the major studio’s release and its typically larger promotion budget may adversely impact the financial performance of our film. The foregoing could have a material adverse effect on our business, results of operations and financial condition.

The limited supply of motion picture screens compounds this product oversupply problem. Currently, a substantial majority of the motion picture screens in the United States typically are committed at any one time to only ten to fifteen films distributed nationally by major studio distributors. In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release a picture may decrease. If the number of motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home video and pay and free television, of our motion pictures may also decrease, which could have a material adverse effect on our business, results of operations and financial condition.

DVD sales have been declining, which may adversely affect our growth prospects and results of operations.

Several factors, including weakening economic conditions, the deteriorating financial condition of major retailers, the maturation of the DVD format, increasing competition for consumer discretionary spending and leisure time, piracy and increased competition for retailer shelf space, are contributing to an industry-wide decline in DVD sales both domestically and internationally. The high definition format war between the HD DVD and Blu-ray formats ended in February 2008 with Toshiba Corporation’s announcement of its decision to discontinue its HD DVD businesses; however, reduced consumer discretionary spending in a challenging economic environment, may slow widespread adoption of the Blu-ray format or lead consumers to forego adopting a high definition DVD format altogether, which would adversely affect DVD sales. DVD sales also may be negatively affected as consumers increasingly shift from consuming physical entertainment products to digital forms of entertainment. The motion picture industry faces a challenge in managing the transition from physical to electronic formats in a manner that continues to support the current DVD business and its relationships with large retail customers and yet meets the growing consumer demand for delivery of motion pictures in a variety of electronic formats. We cannot assure you that home video wholesale prices can be maintained at current levels, due to aggressive retail pricing, digital competition and other factors. In addition, in the event of a protracted economic downturn, reduced consumer discretionary spending could lead to further declines in DVD sales. A decline in DVD sales may have a disproportionate effect on us and our results of operations as a number of our releases only have a limited theatrical release or are released direct-to-DVD.

We must successfully respond to rapid technological changes and alternative forms of delivery or storage to remain competitive.

Advances in technologies or alternative methods of product delivery or storage or certain changes in consumer behavior driven by these or other technologies and methods of delivery and storage could have a negative effect on our business. Examples of such advances in technologies include video-on-demand, new video formats and downloading and streaming from the internet. An increase in video-on-demand could decrease home video rentals. Similarly, further increases in the use of portable digital devices that allow users to view content of their own choosing while avoiding traditional commercial advertisements could adversely affect our revenues. Other larger entertainment distribution companies will have larger budgets to exploit these growing trends. We cannot predict how we will financially participate in the exploitation of our motion pictures through these emerging technologies or whether we have the right to do so for certain of our library titles. If we cannot successfully exploit these and other emerging technologies, it could have a material adverse effect on our business, results of operations and financial condition.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property. We do not have the financial resources to protect our rights to the same extent as major studios. We are not a member of the Motion Picture Association of America (“MPAA”) as are the major studios and as a result we cannot rely on MPAA resources to prevent piracy and copyright infringements. We attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries. We also distribute our products in other countries in which there is no copyright or trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our productions or certain portions or applications of our intended productions, which could have a material adverse effect on our business, results of operations and financial condition.

Litigation may also be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations and financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.

Others may assert intellectual property infringement claims against us.

One of the risks of the film production business is the possibility that others may claim that our productions and production techniques misappropriate or infringe the intellectual property rights of third parties with respect to their previously developed films, stories, characters, other entertainment or intellectual property. We may receive in the future claims of infringement or misappropriation of other parties’ proprietary rights, although we have had to date been served with only one such claim which was settled on favorable terms. Any such assertions or claims may materially adversely affect our business, financial condition or results of operations. Irrespective of the validity or the successful assertion of such claims, we could incur significant costs and diversion of resources in defending against them, which could have a material adverse effect on our business, financial condition or results of operations. If any claims or actions are asserted against us, we may seek to settle such claim by obtaining a license from the plaintiff covering the disputed intellectual property rights. We cannot assure you, however, that under such circumstances a license, or any other form of settlement, would be available on reasonable terms or at all.

Our business involves risks of liability claims for media content, which could adversely affect our business, results of operations and financial condition.

As a licensor of media content, we may face potential liability for:

●	defamation,

●	invasion of privacy,

●	negligence,

●	copyright or trademark infringement (as discussed above), and

●	Other claims based on the nature and content of the materials distributed.

These types of claims have been brought, sometimes successfully, against producers and licensors of media content. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations, and financial condition.

Piracy of motion pictures, including digital and internet piracy, may reduce the gross receipts from the exploitation of our films.

Motion picture piracy is extensive in many parts of the world and is made easier by technological advances and the conversion of motion pictures into digital formats. This trend facilitates the creation, transmission and sharing of high quality unauthorized copies of motion pictures in theatrical release, on videotapes and DVDs, from pay-per-view through set top boxes and other devices and through unlicensed broadcasts on free television and the internet. The proliferation of unauthorized copies of these products has had and will likely continue to have an adverse effect on our business, because these unauthorized pirated copies reduce the revenue we receive from our products. Additionally, to contain this problem, we may have to implement elaborate and costly security and anti-piracy measures, which could result in significant expenses and losses of revenue. We cannot assure you that even the highest levels of security and anti-piracy measures will prevent piracy.

In particular, unauthorized copying and piracy are prevalent in countries outside of the United States, Canada and Western Europe, whose legal systems may make it difficult for us to enforce our intellectual property rights. While the U.S. government has publicly considered implementing trade sanctions against specific countries that, in its opinion, do not make appropriate efforts to prevent copyright infringements of U.S. produced motion pictures, we cannot assure you that any such sanctions will be enacted or, if enacted, will be effective. In addition, if enacted, such sanctions could impact the amount of revenue that we realize from the international exploitation of motion pictures. If no embargoes or sanctions are enacted, or if other measures are not taken, we may lose revenue as a result of motion picture piracy.

There is a potential for disputes and litigation in the motion picture business.

There are risks of disputes and litigation with financiers, competitors, putative rights owners, unions, producers and other talent, and with distributors. We cannot assure you that we will prevail in the event of any disputes or litigation. We have failed to prevail in full arbitration regarding 9 ½ Weeks II, which has resulted in a judgment against us.

Risks related to the Recorded Music Business

The music industry has been declining and may continue to decline, which may adversely affect our prospects and our results of operations.

Illegal downloading of music from the internet, piracy, economic recession, and growing competition for consumer discretionary spending and retail shelf space may all be contributing to declines in the recorded music industry. Additionally, the period of growth in recorded music sales driven by the introduction and penetration of the CD format has ended. New formats for selling recorded music product have been created, including the legal downloading of digital music using the Internet, physical format product innovations and the distribution of music on mobile devices, and revenue streams from these new channels are beginning to emerge. These new digital revenue streams are important to offset declines in physical sales and represent the fastest growing area of our business. While it is believed within the recorded music industry that growth in digital sales will re-establish a growth pattern for all recorded sales, the timing cannot be established with accuracy nor can we determine the impact of how these changes will affect individual markets. There can be no assurance that the Company will ever achieve any revenues or profitable operations through these new digital revenue streams.

We may be unable to manage our growth or implement our expansion strategy.

We may not be able to expand our product and service offerings, our client base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected. Furthermore, our growth depends upon our ability to attract new talent and commercially develop existing talent. There can be no assurance that our efforts to attract and develop talent can be accomplished on a profitable basis, if at all. Our expansion of our record distribution and promotions will depend on a number of factors, most notably the timely and successful promotion and sale of our products by the Company and our regional distributors. Our inability to expand sales in a timely manner would have a material adverse effect on our business, operating results and financial condition.

Our prospects and financial results may be adversely affected if we fail to identify, sign and retain artists that have consumer appeal

We are dependent on identifying, signing and retaining artists with long-term potential, whose debut albums are well received on release, whose subsequent albums are anticipated by consumers and whose music will continue to generate sales as part of our catalogue for years to come. The competition among record companies for such talent is intense. Competition among record companies to sell records is also intense and the marketing expenditures necessary to compete are significant and have increased as well. Our competitive position is dependent on our continuing ability to attract and develop talent whose work can achieve a high degree of public acceptance. Our financial results may be adversely affected if we are unable to identify, sign and retain such artists under terms that are economically attractive to us. There can be no assurance that we will be able to successfully and profitably obtain and market such talent in the near term or in the future.

The urban and dance genres of the music industry, where we intend to focus, are highly competitive and characterized by changing consumer preferences and continuous introduction of new artists. Our goal is to maintain and improve the recording artists currently under contract with us and to seek out and recruit additional talent that will appeal to various consumer preferences. We believe that our future growth will depend, in part, on our ability to anticipate changes in consumer preferences and develop and introduce, in a timely manner, artists and products which adequately address such changes. There can be no assurances that we will be successful in recruiting, developing, and marketing such artists and products on a timely and regular basis. Our failure successfully to introduce such artists or products, or the failure of the retail markets to accept them, would have a materially adverse effect on our ability to operate profitably.

No assurance can be given that consumer demand for the urban and dance genres of the music industry, such as those products intended to be produced by us, will continue in the future or, if such demand does continue, that we will be able to satisfy consumer preferences. Changes in consumer spending can affect both the quantity sold and the price of our products and may therefore affect our operating results.

If we fail to obtain necessary funds for our operations, we will be unable to maintain and develop and commercialize our products.

Our present and future capital requirements depend on many factors, including:

•	our ability and willingness to enter into new agreements with strategic partners, and the terms of these agreements;

•
our ability to enter into new agreements to expand the distribution of our talents records, and the terms of such agreements; the costs of recruiting and retaining qualified personnel; and the time and costs involved in finding and maintaining talent.

•
Our ability to continue as a going concern ultimately depends on our ability to increase sales and reduce expenses to a level that will allow us to operate profitably and sustain positive operating cash flows.

Additional financing will be necessary for the implementation of our growth strategy.

We may require additional debt and/or equity financing to pursue our growth strategy. Given our operating history and existing losses, there can be no assurance that we will be successful in obtaining additional financing. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing stockholders and may reduce the price of our common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure successfully to obtain additional future funding may jeopardize its ability to continue its business and operations.

We are dependent upon key personnel.

Our success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” Loss of the services of one or more of these officers could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the music industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. Our inability to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations. We do not carry “key person” insurance covering any members of our senior management.

We face significant competition.

Our recorded products will be marketed and sold to a segment of the market that is highly competitive. The principal competitive factors affecting the market for our products include product quality, packaging, brand recognition, brand and artist acceptance, price and distribution capabilities. There can be no assurance that we will be able to compete successfully against current and future competitors based on these and other factors. We also compete with a variety of domestic and international producers and distributors, many of whom have substantially greater financial, production, distribution and marketing resources and have achieved a higher level of brand recognition than ours. In the event we become successful in our marketing, promotion and distribution of products bearing our name, it is likely we will experience additional competition in the industry from major labels, each of which is capable of marketing products designed to compete directly in the R&B, rap, pop, country and Latin segments. We compete with other music producers and distributors not only for market share, brand acceptance and loyalty, but also for display space in retail establishments and, more importantly, for marketing focus by our distributors and retailers, all of which distribute and sell other manufacturers products. Future competition could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on our business, financial condition and results of operations.

Any Inability to adequately protect our intellectual property could harm our ability to compete.

Our future success and ability to compete depends in part upon our intellectual property, which we attempt to protect with a combination of copyright and trademark laws, as well as with contractual provisions. These legal protections afford only limited protection and are time- consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

Any trademarks that are issued to us could be invalidated, circumvented or challenged. While we diligently intend to protect our intellectual property rights, the monitoring of any infringement and/or misappropriation of our intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our intellectual property rights. Even if we detect infringement or misappropriation of our intellectual property rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations.

Our involvement in intellectual property litigation could adversely affect our business.

Our business and recognition in the music industry is highly dependent upon intellectual property, a field that has encountered increasing litigation in recent years. If we are alleged to infringe the intellectual property rights of a third party, any litigation to defend the claim could be costly and would divert the time and resources of management, regardless of the merits of the claim. There can be no assurance that we would prevail in any such litigation. If we were to lose a litigation relating to intellectual property, we could, among other things, be forced to pay monetary damages and/or to cease the sale or use of certain products. Any of the foregoing may adversely affect our business.

Current uncertainty in global economic conditions could adversely affect our prospects and our results of operations.

Current uncertainty in global economic conditions poses a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news, which could negatively affect product demand and other related matters. The current volatility and disruption to the capital and credit markets have reached unprecedented levels and have adversely impacted global economic conditions, resulting in significant recessionary pressures and lower consumer confidence and lower retail sales in general, which has negatively impacted our business. In addition, although we believe our cash provided by operations will provide us with sufficient liquidity through the current credit crisis, the impact of this crisis on our major customers and suppliers, including those who provide our manufacturing, packaging and physical distribution requirements, cannot be predicted and may be quite severe. The inability of major manufacturers to ship our products could impair our ability to meet delivery date requirements of our customers. A disruption of the ability of our significant customers to access liquidity could cause disruptions or an overall deterioration of their businesses which could lead to reductions in their future orders of our products or the failure on their part to meet their payment obligations to us. Consequently, demand could be different from our expectations due to factors including changes in business and economic conditions, including conditions in the credit market that could affect consumer confidence, customer acceptance of our and competitors’ products, changes in the level of inventory at retailers and changes in the global advertising business, any of which could have a material adverse effect on our results.

There may be downward pressure on our pricing and our profit margins and reductions in shelf space.

There are a variety of factors that could cause us to reduce our prices and reduce our profit margins. They are, among others, price competition from the negotiating leverage of mass merchandisers, big-box retailers and distributors of digital music, the increased costs of doing business with mass merchandisers and big-box retailers as a result of complying with operating procedures that are unique to their needs and any changes in costs associated with new digital formats. In addition, we are currently dependent on a small number of leading online music stores, which allows them to significantly influence the prices we can charge in connection with the distribution of digital music. Over the course of the last decade, U.S. mass-market and other stores’ share of U.S. physical music sales has continued to grow. While we cannot predict how future competition will impact music retailers, as the music industry continues to transform it is possible that the share of music sales by mass-market retailers such as Wal-Mart and Target and online music stores such as Apple’s iTunes will continue to grow as a result of the decline of specialty music retailers, which could further increase their negotiating leverage. The declining number of specialty music retailers may not only put pressure on profit margins, but could also impact catalogue sales as mass-market retailers generally sell top chart albums only, with a limited range of back catalogue. We are substantially dependent on a limited number of online music stores, in particular Apple’s iTunes Music Store, for the online sale of our music recordings and they are able to significantly influence the pricing structure for online music stores.

Organized industrial piracy may lead to decreased sales.

The global organized commercial pirate trade is a significant threat to the music industry. The IIPA estimates that trade losses due to physical piracy of records and music in 47 key countries/territories around the world with copyright protection and/or enforcement deficiencies totalled $2 billion in 2008. Unauthorized copies and piracy have contributed to the decrease in the volume of legitimate sales and put pressure on the price of legitimate sales. They have had, and may continue to have, an adverse effect on our business.

Our involvement in intellectual property litigation could adversely affect our business.

Our business is highly dependent upon intellectual property, an area that has encountered increased litigation in recent years. If we are alleged to infringe the intellectual property rights of a third party, any litigation to defend the claim could be costly and would divert the time and resources of management, regardless of the merits of the claim. There can be no assurance that we would prevail in any such litigation. If we were to lose a litigation relating to intellectual property, we could be forced to pay monetary damages and to cease the sale of certain products or the use of certain technology. Any of the foregoing may adversely affect our business.

Due to the nature of our business, our results of operations and cash flows may fluctuate significantly from period to period.

Our net sales, operating income and profitability, like those of other companies in the music business, are largely affected by the number and quality of albums that we release or that include musical compositions published by us, timing of our release schedule and, more importantly, the consumer demand for these releases. We also make advance payments to recording artists and songwriters, which impact our operating cash flows. The timing of album releases and advance payments is largely based on business and other considerations and is made without regard to the timing of the release of our financial results. We report results of operations quarterly and our results of operations and cash flows in any reporting period may be materially affected by the timing of releases and advance payments, which may result in significant fluctuations from period to period.

We may be unable to compete successfully in the highly competitive markets in which we operate and we may suffer reduced profits as a result.

The industry in which we operate is highly competitive, is based on consumer preferences and is rapidly changing. Additionally, the music industry requires substantial human and capital resources. We compete with other recorded music companies and music publishers to identify and sign new recording artists and songwriters who subsequently achieve long-term success and to renew agreements with established artists and songwriters. In addition, our competitors may from time to time reduce their prices in an effort to expand market share and introduce new services, or improve the quality of their products or services. We may lose business if we are unable to sign successful recording artists or songwriters or to match the prices or the quality of products and services, offered by our competitors.

Our business operations in some countries subject us to trends, developments or other events in foreign countries which may affect us adversely.

Our results can be affected not only by general industry trends, but also by trends, developments or other events in individual countries, including:

●	limited legal protection and enforcement of intellectual property rights;

●	restrictions on the repatriation of capital;

●	fluctuations in interest and foreign exchange rates;

●	differences and unexpected changes in regulatory environment, including environmental, health and safety, local planning, zoning and labor laws, rules and regulations;
●
varying tax regimes which could adversely affect our results of operations or cash flows, including regulations relating to transfer pricing and withholding taxes on remittances and other payments by subsidiaries and joint ventures;

●	exposure to different legal standards and enforcement mechanisms and the associated cost of compliance;

●	difficulties in attracting and retaining qualified management and employees or rationalizing our workforce;

●	tariffs, duties, export controls and other trade barriers;
●	longer accounts receivable settlement cycles and difficulties in collecting accounts receivable;

●	recessionary trends, inflation and instability of the financial markets;
●	higher interest rates; and

●	political instability.

We may not be able to insure or hedge against these risks, and we may not be able to ensure compliance with all of the applicable regulations without incurring additional costs. Furthermore, financing may not be available in countries with less than investment-grade sovereign credit ratings. As a result, it may be difficult to create or maintain profit-making operations in developing countries.

In addition, our results can be affected by trends, developments and other events in individual countries. There can be no assurance that in the future other country-specific trends, developments or other events will not have such a significant adverse effect on our business, results of operations or financial condition. Unfavorable conditions can depress sales in any given market and prompt promotional or other actions that affect our margins.

Our business may be adversely affected by competitive market conditions and we may not be able to execute our business strategy.

We intend to increase revenues and cash flow through a business strategy which requires us, among other things, to continue to maximize the value of our music assets, to significantly reduce costs to maximize flexibility and adjust to new realities of the market, to continue to act to contain digital piracy and to diversify our revenue streams into growing segments of the music business by entering into expanded-rights deals with recording artists and by operating our artist services businesses and to capitalize on digital distribution and emerging technologies.

Each of these initiatives requires sustained management focus, organization and coordination over significant periods of time. Each of these initiatives also requires success in building relationships with third parties and in anticipating and keeping up with technological developments and consumer preferences and may involve the implementation of new business models or distribution platforms. The results of our strategy and the success of our implementation of this strategy will not be known for some time in the future. If we are unable to implement our strategy successfully or properly react to changes in market conditions, our financial condition, results of operations and cash flows could be adversely affected.

A significant portion of our music publishing revenues are subject to rate regulation either by government entities or by local third-party collection societies throughout the world and rates on other income streams may be set by arbitration proceedings, which may limit our profitability.

Mechanical royalties and performance royalties are the two largest sources of income to our Music Publishing business and mechanical royalties are a significant expense to our Recorded Music business. In the U.S., mechanical rates are set pursuant to an arbitration process under the U.S. Copyright Act unless rates are determined through voluntary industry negotiations and performance rates are set by performing rights societies and subject to challenge by performing rights licensees. Outside the United States., mechanical and performance rates are typically negotiated on an industry-wide basis. The mechanical and performance rates set pursuant to such processes may adversely affect us by limiting our ability to increase the profitability of our Music Publishing business. If the mechanical rates are set too high it may also adversely affect us by limiting our ability to increase the profitability of our Recorded Music business. In addition, rates our recorded music business receives in the United States for, among other sources of income and potential income, webcasting and satellite radio are set by an arbitration process under the United States Copyright Act unless rates are determined through voluntary industry negotiations. It is important as sales shift from physical to diversified distribution channels that we receive fair value for all of the uses of our intellectual property as our business model now depends upon multiple revenue streams from multiple sources. If the rates for Recorded Music income sources that are established through legally prescribed rate-setting processes are set too low, it could have a material adverse impact on our recorded music business or our business prospects.

Unfavorable currency exchange rate fluctuations could adversely affect our results of operations.

The reporting currency for our financial statements is the U.S. dollar. We have assets, liabilities, revenues and costs denominated in currencies other than U.S. dollars. To prepare our consolidated financial statements, we must translate those assets, liabilities, revenues and expenses into U.S. dollars at then-applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar versus other currencies will affect the amount of these items in our consolidated financial statements, even if their value has not changed in their original currency. These translations could result in significant changes to our results of operations from period to period.

If we acquire or invest in other businesses, we will face certain risks inherent in such transactions.

We may acquire, make investments in, or enter into strategic alliances or joint ventures with, companies engaged in businesses that are similar or complementary to ours. If we make such acquisitions or investments or enter into strategic alliances, we will face certain risks inherent in such transactions. For example, gaining regulatory approval for significant acquisitions or investments could be a lengthy process and there can be no assurance of a successful outcome and we could increase our leverage in connection with acquisitions or investments. We could face difficulties in managing and integrating newly acquired operations. Additionally, such transactions would divert management resources and may result in the loss of recording artists or songwriters from our rosters. If we invest in companies involved in new businesses or develop our own new business opportunities, we will need to integrate and effectively manage these new businesses before any new line of business can become successful, and as such the progress and success of any new business is uncertain. In addition, investments in new business may result in an increase in capital expenditures to build infrastructure to support our new initiatives. We cannot assure you that if we make any future acquisitions, investments, strategic alliances or joint ventures that they will be completed in a timely manner, that they will be structured or financed in a way that will enhance our credit-worthiness or that they will meet our strategic objectives or otherwise be successful. We also may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these transactions. Failure to effectively manage any of these transactions could result in material increases in costs or reductions in expected revenues, or both. In addition, if any new business in which we invest or which we attempt to develop does not progress as planned, we may not recover the funds and resources we have expended and this could have a negative impact on our businesses or our Company as a whole.

Risks Relating to this Offering and Our Shares

We have not paid dividends to date and do not intend to pay any dividends in the near future.

We have never paid dividends on our shares of common stock and presently intend to retain any future earnings to finance the operations of our business. You may never receive any dividends on our shares.

If you purchase shares of common stock, you will incur immediate and substantial dilution from the price you pay.

The offering price of our shares of common stock will be substantially higher than the net tangible book value per share of our outstanding shares of common stock immediately after the offering. If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of common stock from the price you pay. At an offering price of $0.03 per share, you will experience a net asset value dilution per share of common stock of $____ in comparison to our net asset value per share at December 31 , 2012, of $ 0.41 .

The exercise of stock options, the conversion of convertible notes or the later sales of our shares of common stock may further dilute your shares of shares of common stock.

As of December 31 , 2012, we have outstanding 11,429 options for the purchase of our common stock and 124,408 warrants for the purchase of our common stock.

As of December 31 , 2012 we had outstanding approximately $2, 765,768 convertible notes, which convert at different rates into shares of our common stock. We may in the future issue additional shares of common stock to finance our operations.

Our Board of Directors is authorized to sell additional shares of common stock or securities convertible into shares of common stock, if in their discretion they determine that such action would be beneficial to us. Any such issuance below the offering price of the shares of common stock in this prospectus would dilute the interest of persons acquiring shares of common stock in this offering.

Our Articles of Incorporation and our by-laws provide indemnification for officers, directors and employees.

Our governing instruments provide that officers, directors, employees and other agents and their affiliates shall only be liable to our Company for losses, judgments, liabilities and expenses that result from the negligence, misconduct, fraud or other breach of fiduciary obligations. Thus, certain alleged errors or omissions might not be actionable by us. The governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify our officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with our Company, including liabilities under applicable securities laws.

Our share price may be volatile, and you may not be able to sell your shares of common stock at or above the public offering price.

The stock market in general, and the market for motion picture stocks in particular, has experienced extreme price and volume fluctuations. These broad market and industry fluctuations may adversely affect the market price of our shares of common stock, irrespective of our actual operating performance. Additional factors which could influence the market price of our shares of common stock include statements and claims made by us and other participants in our industry and public officials. The public offering price for the shares of common stock may not be above that which will subsequently prevail in the market.

If large amounts of our shares held by existing stockholders are sold in the future, the market price of our shares of common stock could decline.

The market price of our shares of common stock could fall substantially if our existing stockholders or existing creditors who levy on or convert into one share of common stock sell large amounts of our shares of common stock in the public market following this offering. These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell equity or equity-related securities if we need to do so in the future to address then-existing financing needs. U.S. federal securities laws requiring the registration or exemption from registration in connection with the sale of securities limit the number of shares of common stock available for sale in the public market. In addition, lock-up agreements that restrict us, our directors and officers and certain of our existing stockholders from selling or otherwise disposing of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters’ representative also restrict sales of our shares of common stock. The underwriters’ representative may, however, in its sole discretion and without notice, release all or any portion of the shares of common stock from the restrictions in the lock-up agreements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements.Although we have attempted to identify important factors that could cause actual results to differ materially from expected results, such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which we refer you in this prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.

USE OF PROCEEDS

We estimate the gross proceeds from the offering, prior to the estimated offering expenses payable by us, will be approximately $610,410 , if all Warrants are exercised and all common stock is acquired by holders of the Warrants. This estimate is based on an exercise price of $0.03 per Warrant for each of the 20,346,990 Warrants to be issued, and the exercise of each Warrant.  Inasmuch as we do not expect that all of the Warrants will be exercised, and we cannot provide any assurance that any of the Warrants will be exercised, you should expect that our gross proceeds may be materially less than the estimate set forth above.  Noting the cautionary language of the immediately preceding sentence, and our estimated expenses in connection with this offering of approximately  $[_____],  consisting of legal, accounting, printing costs, transfer agent fees, and fees of The Depository Trust & Clearing Corporation (“DTCC”) and your brokerage firm.

	Application of Net Proceeds	Percentage of Net Proceeds

Working capital	$-	100%
Total	$-	100%

The amounts actually spent by us for any specific working capital purpose may vary significantly from budget from time-to-time. Accordingly, our management has broad discretion to allocate the net proceeds. Pending their use, we intend to deposit the net proceeds of this offering in one or more bank accounts or invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

As of the date of this prospectus, we have not paid any cash dividends to stockholders.  We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business, and we do not expect to pay cash dividends in the foreseeable future.  Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects and other factors that the board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of December 31 , 2012 and June 30, 2012, both on a current basis.

You should read this table together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Indebtedness:	As of December 31 , 2012 $	As at June 30, 2012 $	As Adjusted) $
Bank and other production loans	6, 760,148	6,124,428	6, 760,148
Other Loans	8,095,937	7,163,731	8,095,937

Stockholders’ Equity	12,062,745	13,449,284	--

Shares of Common stock
Total Shares Issued and Outstanding	29,506,536	1,739,900
Total Shares Authorized	35,667,840	35,667,840

Shares of Series A Preferred Stock
Total Shares Issued and Outstanding	125,125	125,125
Total Shares Authorized	125,125	125,125

Shares of Series B Preferred Stock
Total Shares Issued and Outstanding	143 ,850	181,850
Total Shares Authorized	200,000	200.000

DILUTION

As of December 31 , 2012, we had a net tangible book value of   $ 12,062,745 or $ 0.41 per share, based on shares outstanding on December 31 , 2012 of 29,506,536 which represents all shares issued by us on or before that date, but does not assume conversion of any convertible debentures or exercise of any stock options. Net tangible book value represents our total tangible assets (including investment in film rights and materials as per note 2 below), less all liabilities, and net tangible book value per share of common stock represents the net tangible book value divided by the number of shares of common stock outstanding. Without taking into account any changes in such net tangible book value after December 31 , 2012, other than to give effect to our sale of shares offered hereby, the pro forma net tangible book value per share at December 31,, 2012 would have been $____. This amount represents an immediate increase in tangible net book value of $___ per share to our current stockholders and an immediate dilution in net book value of $____ per share to our Warrant holders exercising their Warrants in this offering as illustrated in the following table:

Public offering price per share	$
Net tangible book value per share before the offering (1)	$
InIncrease in tangible net book value per share attributable to exercising Warrant holders (after deduction of the estimated offering expenses)	$
Pro forma net tangible book value per share after the offering )	$
DiDilution per share to exercising Warrant holders (determined by subtracting the adjusted net tangible book value after the offering from the amount of cash paid by an exercising Warrant holder for one share)
$
______________________
(1)
 Investment in film rights and materials are sometimes considered intangible assets for accounting purposes. However, our directors believe that these rights can be sold separately from our business and that the recovery of the book value of these assets is not subject to significant uncertainty or illiquidity. As a result, the investment in film rights and materials are considered tangible assets for dilution purposes which is consistent with US GAAP.

The following table sets forth, on a pro forma basis as of December 31 , 2012, the average price per share paid by the exercising Warrant holders at the Warrant exercise price of $0.03 and before deductions of the offering expenses:

	Shares Purchased	Percent	Total Consideration Amount (in 000’s)	Percent		Average Price Per Share (1)

New Investors	20,346,990	39.62%	$610,410		%	$0.03
Total	51,353,526	100%	$--	100%		$--

SELECTED HISTORICAL FINANCIAL INFORMATION

The following sets forth a summary of our consolidated profit and loss and balance sheet information for the fiscal years ended June 30, 2012 and 2011 all of which have been derived from our audited consolidated financial statements and related notes included elsewhere in this Prospectus, along with the unaudited  six month periods ended December 31, 2012 and 2011.  The summary consolidated historical financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and the other financial information included elsewhere in this Prospectus.

The historical results included below and elsewhere in this Prospectus are not necessarily indicative of our future performance.

Selected Financial Data
(in $ 000’s, except per share data)

	Six Months	Six Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	Dec. 31 , 2012	Dec. 31, 2011	June 30, 2012	June 30, 2011
Summary Profit & Loss
Total Revenues	$1, 340	$800	$8,364	$3,328
Cost of Sales	(1,143)	(1,100)	(4,896)	(3,448)
Gross Profit/(Loss)	197	(299)	3,468	(120)
Other operating expenses	(1,452)	(1,036)	(9,018)	(2,087)
Other income	-	-	31	4,427
Net interest expense	(1,903)	(743)	(2,753)	(758)
Profit/(Loss) Before Taxes	(3,158)	(2,078)	(8,272)	1,462
Taxes	-	-	-	-
Net Profit/(Loss)	(3,158)	(2,078)	(8,272)	1,462
Less: Net loss attributable to non-controlling interests	(172)	-	-	-
Net loss attributable to Seven Arts Entertainment, Inc.	$(2,985)	$(2,078)	-	-
Foreign exchange translation gain/(loss)	-	-	(14)	(250)
Comprehensive income/(loss)	(2,985)	$ (2,078)	(8,286)	1,212

Weighted average Primary Shares, Outstanding (in ‘000’s)	10,935	225	453	27

Weighted average Fully Diluted Shares, Outstanding (in ‘000’s)	10,935	225	453	27

Weighted Average Earnings Per Share	$(0. 27 )	$(9. 24 )	$(18.29)	$54.17

Weighted Average Fully Diluted Earnings Per Share	$(0. 27 )	$(9. 24 )	$(18.29)	$54.17

Summary Balance Sheet
Total Loans	$14,856	$8,025	$13,288	$12, 646

Total Assets	34,511	$28,729	$32,923	$30,140

Shareholders’ Equity	$12,063	$15,250	$13,449	$7,958

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the preceding financial statements and footnotes thereto contained in this report. This discussion contains forward-looking statements, which are based on our assumptions about the future of our business. Our actual results may differ materially from those contained in the forward-looking statements.

Company Overview:

The following discussion should be read in conjunction with the preceding financial statements and footnotes thereto contained in this report. This discussion contains forward-looking statements, which are based on our assumptions about the future of our business. Our actual results may differ materially from those contained in the forward-looking statements.

We are an independent motion picture production company engaged in developing, financing, producing and licensing theatrical motion pictures with budgets in the range of $2 million to $15 million for exhibition in domestic (i.e. the United States and Canada) and foreign theatrical markets and for subsequent post-theatrical worldwide release in other forms of media, including DVD, home video, pay-per-view, and free television. Our pictures have in the last few years received only a  limited theatrical release (50-300 theaters in the United States), or may even be released directly to post-theatrical markets, primarily DVD. Our pictures that receive limited theatrical release or post-theatrical release typically benefit from lower prints and advertising (“P & A”) cost and, in turn, improved gross profit margins.

We determine the size of a theatrical release in the United States based on distributor and our estimates of the commercial prospects of theatrical box office and our own evaluation of the level of expected theatrical release costs as opposed to our estimation of potential theatrical box office in the United States.

No one picture had a principal or controlling share of gross revenues or operating profits in these periods.

We also are now in the business of producing and distributing recorded music and, as of July 1 2012, our post-production facility at 807 Esplanade in New Orleans commenced operations.

Film Company

We license distribution rights in our motion pictures in the United States and in most foreign territories prior to and during the production or upon the acquisition of rights to distribute a picture. We share in the commissions generated by the sales of the pictures. Sale of a license to distribute a motion picture prior to its delivery is termed a “pre-sale” and may occur at any time during the development and production process. In a typical license agreement, we license a picture to a distributor before it is produced or completed for an advance from the licensee, which advance is recoverable by the distributor from our share of the revenues generated by the distribution of the picture in the licensee’s territory, after deduction of the distributor’s expenses and distributor fee. The advance usually is in the form of a cash deposit plus a letter of credit or “bank letter” for the balance payable 10-20% on execution (i.e., the cash deposit) and the balance on delivery (i.e., the letter of credit or “bank letter”). The license grants the distributor the right to the post-theatrical release of the picture in all or certain media in their territory for a predetermined time period. After this time, the distribution rights revert back to us and we are then free to re-license the picture. The license specifies that the distributor is entitled to recoup its advance from the revenue generated by the release of the picture in all markets in its territory, as well as its release costs and distribution fees.

After the distributor has recouped its advance, costs, and fees, any remaining revenue is shared with us according to a predetermined formula. This is known as an “overage” and can be a significant source of revenue for us from successful films. However, a film’s poor reception in one market does not preclude it from achieving success in another market and generating significant additional revenue for us in the form of an “overage” in that territory. In all of our licensing arrangements, we retain ownership of our films and maintain our control of each copyright. We intend to continue the practice of retaining underlying rights to our film projects in order to continue to build our motion picture library to license or sell in the future.

We create a separate finance plan for each motion picture we produce. Accordingly, the sources of the funds for production of each motion picture vary according to each finance plan. We utilize financing based on state and foreign country tax credits (e.g., Louisiana, United Kingdom and Hungary) and direct subsidies, “mezzanine” or “gap” funds, which are senior to our equity, and senior secured financing with commercial banks or private lenders, together in certain cases with a limited investment from us, which is customarily less than 10% of the production budget. Since each finance plan is unique to each motion picture, we cannot generalize as to the amount we will utilize any of these sources of funds for a particular motion picture. We generally obtain some advances or guarantees prior to commitment to production of a motion picture project, but those amounts may not be substantial on smaller budgeted motion picture (e.g., under $10,000,000), and in certain cases we have committed to production with an insubstantial amount of advances and guarantees. Unless we can manage the risks of production through the use of these financing techniques, we will not likely commit to production of larger budget motion pictures (e.g., over $15,000,000), and we have never in the past committed to such productions, without substantial advances or guarantees from third-party distributors, or the equivalent in “non-recourse” financings.

Music Company

Seven Arts Music Inc. (“SAM”) became a wholly owned subsidiary of the Company on February 23, 2012, although start -up costs had been incurred as early as September 2011. The delivery of the first of the DMX albums acquired from David Michery was released on September 11, 2012 and initial costs in creating the first album for Bone Thugs-N-Harmony are being incurred for delivery in February, 2013. Several other new artists are being considered by SAM .  The agreements under which SAM acquired its music assets were effective as of September 29, 2011 (Big Jake Music) and December 19, 2011 (Michery Assets) publicly announced and  business activities commenced on those dates, but definitive agreements were not executed until February 23, 2012 .

Post-Production Facility

As of June 30, 2012 SAFELA was transferred to the Company. SAFELA, which is 60% owned by the Company, has a 30 year lease to run a production and post-production facility at 807 Esplanade Avenue in New Orleans. The facility commenced operations on July 1, 2012.

Company Outlook

The principal factors that affected our results of operations have been:

1.	the number of motion pictures and recorded music delivered in a fiscal period,
2.	the distribution rights of motion pictures and recorded music produced by others acquired in a fiscal period,
3.	the choice of motion pictures and recorded music produced or acquired by us,
4.
management’s and talents’ execution of the screenplay and production plan for each picture and recorded music the distribution and market reactions to the motion pictures and recorded music once completed,

5.	management’s ability to obtain financing and to re-negotiate financing on beneficial terms,
6.	the performance of our third-party distributors and
7.	our ability to take advantage of tax-incentivized financing.

These factors will continue to be, in our opinion, the principal factors affecting future results of operation and our future financial condition. No particular factor has had a primary or principal effect on our operations and financial condition in the periods discussed below.

Our revenues principally consist of amounts we earned from third-party distributors of our motion pictures and recorded music. We recognize revenue from license fees as and when a motion picture is delivered to the territory to which the license relates if we have a contractual commitment and the term of license has begun or upon receipt of a royalty statement or other reliable information from a distributor of the amounts due to us from distribution of that picture. A motion picture is “delivered” when we have completed all aspects of production and may make playable copies of the motion picture for exhibition in a medium of exhibition such as theatrical, video, or television distribution.

We also recognize revenue beyond an initial license fee from our share of gross receipts on motion pictures which we recognize as revenue when we are notified of the amounts that are due to us. In some fiscal periods, a significant portion of our revenue is derived from sources other than motion picture distribution, including the cancellation of debt and interest income on a financing transaction.

We have also benefited significantly from our ability to raise third party film equity investments such as in tax advantaged transactions under which we transfer to third party investor’s tax benefits for motion picture production and distribution. These types of investments have enabled us to substantially reduce the cost basis of our motion pictures and even to record significant fee-related revenues.

Results Of Operations

Results of Operations for the Three-Month Period Ended December 31 , 2012 vs. 2011

We generated a net loss of $ 1, 710,601 for the three months ended December 31 , 2012, (after non-controlling interest) compared to $ 1,099,422 for the three months ended December 31 , 2011. A discussion of the key components of our statements of operations and material fluctuations for the three months ended December 31 , 2012 and 2011 is provided below.

Revenue

A)	Film revenue totalled $164,719 for the three months ended December 31, 2012, compared to $207,790 for the three months ended December 31, 2011. A comparison of the 2012 and 2011 sales is as follows:

•	The majority of 2012 sales came from releasing ‘Ninth Cloud’ from Deferred Income to Sales and continuing income on Pool Boys.

•
The majority of 2011 sales came from the US digital release of the movie “ The Pool Boys” $111k . Royalty income was spread over several titles “Deal” $46k, Autopsy $14k, Knife Edge $13k, Nine Miles Down $12k, Noise $5k and Boo $5k.

B)	No further revenues were recorded for the music division for this quarter.

C)	The post production facility operations continued to grow during the period to $11k despite on-going construction works.

There were no fee-related revenues in either period.

Cost of Sales

A)
The costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in proportion to that the current year’s revenue bear’s to management’s estimates of ultimate revenue expected to be recognized from the exploitation or sale of the films.

•	An amortization charge of $94,886 was made in the period to December 31, 2012 spread over several titles but mainly “Pool Boys” and “Knife Edge” in line with revenue forecasts.

•	The equivalent charge during the quarter ended December 31, 2011 was $336,527 mainly related to the release of “Pool Boys ”.

B)
The music company assets have also been amortiz ed in proportion to that the current year’s revenue bears to management’s estimates of ultimate revenue expected to be recognized from the exploitation or sale of the album. No charge was levied for the period as there was no income but long term forecasts remain constant.  No amortization was recorded in the previous year as the music company was acquired on February 23, 2012.

C)
The leasehold improvements related to the post-production facility are being written off to costs of sales over the 30 year period of the lease, and were $42,848 for the three month ended December 31, 2012.

Other costs of revenue in the period totalling $129,351 compared to $283,949 in the same quarter in 2011 . The 2011 figure was inflated by the write-off of the cost of distribution of “The Pool Boys” The 2012 charge is mainly fees for the music company for distribution fees from Fontana.

Administration Expenses

General and administrative expenses increased from $ 360,612 for the three months ended December 31 , 2011 to $ 781,667 for the three-months ended December 31 , 2012.

However:

1)	The addition of the three new divisions resulted in an additional general and administrative cost of $ 266,620.
2)
In the three month period to December 31, 2011, $228,000 of distribution costs previously charged to G&A in the first quarter 2011 were reallocated to cost of sales which created a positive “adjustment” in the 2011 period.

3)	Approximately $110,000 less overhead was capitaliz ed to movies in the December 2012 quarter than the equivalent period in 2011.

Taking the above adjustments into account overhead decreased in the 2012 quarter by almost $200,000 mainly in legal and professional and IT costs.

Interest expense in the three months ended December 31 , 2012 was $ 927,488 compared to $ 328,942 in the same period in 2011.   This reflects interest charges on approximately $2.7 million in convertible debentures as compared to the December 31, 2012 loan balance.  Additionally, the 2012 interest expense includes an additional $ 138 ,000 related to SAFELA for the mortgage and construction loan not included in the 2011 equivalent quarter and a penalty of $102,990 charged against the Tonaquint loan. $50,000 of this penalty is reduced if the loan is settled within the loan period .

Interest on movie and production loans was $ 523 ,000 during the second quarter ended December 31 , 2012 versus December 31 , 2011 of $ 219 ,000. The 2012 amount includes disputed interest expense that was not included in the 2011 charge plus a full quarter’s charge for “The Pool Boys”.

No tax expense was recognized in either period.

Results of Operations for the Six Months Ended June 30 , 2012 Compared To Year Ended June 30, 2011

Our total revenues increased from $3,328,388 for the fiscal year ended June 30, 2011 to $8,363,904 in the fiscal year ended June 30, 2012. This increase principally relates to the fee income earned from SAPLA related to the production/post-production facility located at 807 Esplanade in New Orleans, Louisiana. The gross fee recorded of $9, 447,544 represents the proceeds from disposition of the tax credits to be received by SAPLA for Louisiana and Federal historic rehabilitation expenses and Louisiana film infrastructure expenses, less a provision of $1, 906,646 for the costs of deposing of these tax credits and any reductions resulting from Louisiana or Federal revenue authority adjusting the audited expenses submitted by the Company on which the tax credits are based.

Revenues derived from the licensing and distribution of motion pictures decreased from $2,758,359 in the previous fiscal year to $823,006 in this fiscal year, due to a decrease in sales on the motion pictures Deal and American Summer. The digital release of Pool Boys (American Summer) in the Autumn of 2011 was less than management expectation.

Fee-related revenues in the fiscal year ended June 30, 2011 derived from:

a)	Producer’s fees of $70,029 resulting from excess tax credits received on Night of the Demons.
b)	$500,000 of production fees related to the production and preproduction of three films in Louisiana.

There are no such revenues in the fiscal year ended to June 30, 2012.

Costs of revenue increased from $3,447,996 to $4,895,641 including certain distribution costs, producers’ costs and other third party payments, and amortization and impairment of film costs of $3,996,576. The amortization charge represents the amortization of the film assets calculated as the portion of the current year revenue compared to management’s estimate of the ultimate revenue from the films.

Consequently, the Group recorded a gross profit of $3,468,263 in the year-ended June 30, 2012 compared to a gross loss of ($119,608) in the year-ended June 30, 2011

General and administrative expenses increased to $2,251,139, from $1,852,303. External legal and professional fees were significantly increased by approximately $400,000, as a result of investigations carried out in the year by government authorities, as well as a significant increase in NASDAQ compliance matters. The acquisition of the music assets has increased general and administrative expense although a substantial proportion of such expenses was capitalized into music assets, with the development of the DMX album and videos.

Management’s reserve for doubtful accounts increased to $307,481 compared to $234,429 due to the continued consolidation in the international film business.

The Company had a one-time revaluation due to asset transfer of $6,459,24 7 during the year ended June 30, 2012 of film costs, the most significant of which related to the decreased revenue estimates on the film, The Pool Boys, which was released in September 2011.

We recorded $4,458,621 in other income for the fiscal year ended June 30, 2011 reflecting forgiveness of debt mainly from a Workout Agreement reached with Palm Finance Inc. and Arrowhead Consulting Group, compared to $31,100 in “other income” in the fiscal year ended June 30, 2012.

Net interest expense increased from $758,197 to $2,752,68 2 , reflecting settlement agreements with senior lenders Blue Rider, Cold Fusion and 120db, and accrual of a full year’s interest charge on the Pool Boys,Autopsy and Nine Miles Down production loans. Interest of these production loans was forgiven in the prior fiscal year ended June 30, 2011. The Company disputes $957,696 of the interest expense charged to the Pool Boys/Autopsy and Nine Miles Down loans as it has a different interpretation of the contract to that of Palm. Management believes this dispute will be resolved in the near future.

We recorded no tax provision in the fiscal year ended June 30, 2012, because we had no taxable income.

As result of the aforementioned results, we recorded a net loss of ($8,271,186) in the fiscal year ended June 30, 2012 compared to a net profit of $1,461,554 for the fiscal year ended June 30, 2011.

Liquidity And Capital Resources

SFF, owned by SAP, one of our affiliates and a company that was owned by Peter Hoffman, our Chief Executive Officer, obtained financing of $8,300,000 (the “Arrowhead Loan”) from Arrowhead Target Fund Ltd. (“Arrowhead”) in February 2006, at an interest rate of 15% per annum. Although the loan is secured by certain assets of Seven Arts Future Flows I, LLC, we are not required to repay the Arrowhead Loan from any of our other assets or revenues.

The specific film assets which secure the Arrowhead Loan were our distribution rights in the following motion pictures: Asylum, Stander, I’ll Sleep When I’m Dead, No Good Deed, Supercross, Popstar, Red Riding Hood, Johnny Mnemonic, Shattered Image, Never Talk to Strangers, The Hustle, and A Shot at Glory.

Our estimates of the amount of time it would take to repay the Arrowhead Loan from the proceeds of the film assets securing the loan have not been met. The Arrowhead Loan matured on February 15, 2009, and then due in full. SFF received a default notice from Arrowhead to that effect, and as a result Arrowhead is now collecting directly all sums receivable by us with respect to these motion pictures and has appointed a new servicing agent for these motion pictures, with the result that we no longer control the licensing of these motion pictures. As a result of the foregoing, we have removed all investment and receivables related to the twelve motion pictures pledged to Arrowhead as assets and have removed all limited recourse indebtedness relating to these motion pictures as a liability.

Arrowhead filed an action on September 22, 2010 which seeks recovery from the Group of the monies which the Group has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Group, Mr. Hoffman and Seven Arts Pictures Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Group for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount. The Group had moved to dismiss the action against all defendants other than SFF, which is not part of the Group. On August 9, 2011, the New York Supreme Court granted the Group’s motion and dismissed all defendants except Seven Arts Filmed Entertainment Limited (“SAFE”) in its capacity as a collateral agent, which is not a material element of Arrowhead claim. Arrowhead has refiled its claim against the dismissed defendants under an “alter ego” theory. SAFE and SFF have moved to dismiss these claims. The Group continues to believe that Arrowhead’s claims against the Group are without substantial merit.

We borrowed an aggregate of $7,500,000 from (i) Arrowhead Consulting Group LLC (“ACG”) for $1,000,000 (“ACG Loan”) and (ii) Cheyne Specialty Finance Fund L.P. (“Cheyne”) for $6,500,000 (“Cheyne Loan”) in December 2006, secured by certain of our motion picture assets. The ACG Loan and Cheyne Loan bear interest at 19% and 18% per annum, respectively. The Cheyne Loan matured on September 30, 2007, and a subsidiary acquired the Cheyne Loan plus interest thereon for payment of $6,500,000, and obtained an assignment of their senior position and subordination agreement with Arrowhead. Our estimates of the amount of time it would take to repay the ACG Loan from the proceeds of the film assets securing the loan have not been met. In October 2008, we received a notice of default from ACG in connection with this loan. The ACG Loan is secured by Noise, Deal, Pool Hall Prophets, Boo, A Broken Life, and Mirror Wars and a second position security interest in the motion pictures listed above which are pledged to Arrowhead. ACG has now filed suit to collect the ACG Loan and has obtained summary judgment against one of the subsidiaries, which is on appeal. See Legal Proceedings.

On October 15, 2008 the Group borrowed £1,000,000 (approximately $1,500,000) from Trafalgar Capital Special Investment Fund (“Trafalgar” (in liquidation)). A portion of this loan the Group advanced to the EBT for it to use as the first instalment for the acquisition of all the Preference Shares owned by Armadillo. On September 2, 2009 the Group repaid Trafalgar $1,000,000 (approximately £698,934) as a partial payment against this loan, with the remaining balance subject to repayment in cash or convertible to the ordinary shares of the Group at the conversion terms as agreed between Trafalgar and the Group. On June 22, 2010 an amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010, and the Group agreed to issue 68,000 ordinary shares to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 68,000 ordinary shares. The transaction was consummated subsequent to the date of the financial statements and all of the 68,000 shares have been sold in the market before December 31, 2011. Subsequent to June 30, 2010, a further amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to March 31, 2011, and the Group agreed to issue 85,000 ordinary shares to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 85,000 ordinary shares. The balance outstanding on the loan after sale of these 85,000 shares is approximately $500,000. The per-share value is determined as the amount recovered by Trafalgar on sale thereof in the market and Trafalgar may “put” these shares to us at $1.00 per share on March 31, 2011 if not previously sold. We intend to pay the balance of the sum due to Trafalgar by similar conversion of our shares

We entered into two senior financing loan and security agreements with Palm to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films. We have entered into an agreement with Palm extending the due date of these loans to December 31, 2011. The original principal amount of the Palm loan for The Pool Boys and Autopsy are $5,250,000 including $500,000 accrued interest, and for Nine Miles Down was $4,000,000 including $750,000 accrued interest.

We have also entered into a new financing agreement with Palm in November, 2010 to refinance the existing indebtedness secured by our production and post-production facility in New Orleans, Louisiana under which Palm has acquired the existing credit facility of $3,700,000 plus accrued interest of our affiliate SAPLA for $1,000,000 and advanced an additional $1,800,000 to complete renovation and construction of this facility. Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits associated with the Property. See Our Business – Production.

Management assesses the Company’s liquidity in terms of its ability to generate cash to fund its operating, investing and financing activities and whether it will be sufficient to allow it to continue investing in existing businesses, consummating strategic acquisitions, paying interest and servicing debt and managing its capital structure on a short and long-term basis.

Short Term Liquidity

The Company has an accumulated deficit of $ 11,750,533 as of December 31 , 2012.  Management believes that, as a result of the proceeds derived from the proposed offering (registration statement, Form S-1, filed November 2012) , and based on historical revenues generated from the licensing of the distribution rights on our motion pictures and the new revenues generated from the music division and post-production facility, we will have sufficient working capital to operate for the next twelve months.   Fiscal 2013 will be a year of exploitation of the developed  music and post-production businesses, as well as a full year of consolidated operations and having strengthened the balance sheet through conversion of debt to equity. This is still anticipated to lead to positive cash flow from operations during fiscal 2013.

We currently borrow funds for the financing of each of our motion pictures from several production lenders. There can be no assurances given that the Group will be able to borrow funds to finance our motion pictures in the future .

Long Term Liquidity

The long term liquidity needs of the Company, are projected to be met primarily through the cash flow provided by operations.   Cash flow from Operating Activities is expected to become positive in fiscal 2013 due to the impact of the release of the first DMX album, the operation of the post-production facility and on-going film revenues.

Cash Flows

Operating Activities: Net cash used in operating activities in the six months ended December 31 , 2012 was $ 1, 478,376.   An increase in other receivables from music company revenue and accounts receivable, as well as increases in amounts due from related parties was offset by a provision for returns, accrued interest, amortization of film costs , music assets and  amortization of leasehold improvements , and the obligation to repurchase the pledged shares.

Investing Activities:   Net cash used in investing activities in the quarter ended December 31 , 2012 was $ 375,420 which is attributable to cost associated with leasehold improvements for the post-production facility.

Financing Activities: Net cash provided by financing activities during the year ended June 30, 2012 was $1, 749,614   mainly due to the proceeds from additional debt and issuance of common stock for cash.

Capital Resources

As of December 31 , 2012, the Company did not have any outstanding capital commitments.    As of the date of this filing the Company had no other commitments than disclosed in the Company’s financial statements and notes to the financial statements.

Working Capital : Working capital at December 31 , 2012 was $( 12,568 ,090 ), which is consistent with our position as of  June 30, 2012 of ( $ 10, 248,134 ).

Working capital is negative due to the fact that all the loans are classified as current even with longer-term workout agreements.    The receivables for the fee income from related parties will be paid out over the next four years and, accordingly, are reported long and short-term. The majority of the other loans are convertible to stock so will have little or no cash impact.

Additionally, the mortgage and construction loans on 807 Esplanade are current liabilities with corresponding leasehold improvements being recorded as non-current assets.

Shareholder’s Equity (Deficit ): Shareholder’s Equity at December 31 , 2012 was $ 12,062,745 decreasing slightly from June 30, 2012 $13,449,284.    The change was primarily due to the conversion of debt to equity through the issuance of common shares offset against the revaluation of the shares pledged to certain loans.

Historically, we have successfully raised additional operating capital through private equity funding sources or loans from affiliates. However, no assurances can be given that we will be able to obtain sufficient working capital through the sale of common stock and/or borrowing or that the development and implementation of our business plan will generate sufficient future revenues to sustain on-going operations.

The Company has the following indebtedness as of December 31 , 2012:

Lender	Balance including accrued interest	Interest Rate	Issuance Date	Maturity Date

Film and Production Loans:

Palm Finance Corporation	$4,763,537	18%			Forbearance agreement
Palm Finance Corporation	1,868,061	18%			Forbearance agreement
120db Film Finance LLC	4,425	Not stated		8/25/2008	Due on demand
Safron Capital Corp	20,700	10%	10/31/2012	3/31/2013	Due on demand
Palm Finance Corporation	103,425	10%	7/30/2012		Due on demand or on settlement of the Content litigation

Total Film and Production Loans	$6,760,148

Trafalgar Capital	$584,403	9%	10/15/2008	8/31/2009	Due on demand
Lion House Eden Finance	50,000		1/22/2009		Due on demand
JMJ Financial	525,205	10%	6/29/2012	10/27/2012	Due on demand
GHP	137,573	18%	1/21/2011	4/30/2012	Due on demand
Lotus Capital	100,993	5%	8/8/2012	12/7/2012	Due on demand
Tonaquint, Inc.	576,144	8%	8/22/2012		Amended on October 5, 2012
	$1,974,319

Convertibles
Tripod Group, LLC	$37,510	12%	12 /15/2011	6/30/2012	Due on demand
CMS Capital	37,508	12%	12 /15/2011	6/30/2012	Due on demand
Rachel Cohen Skydell	37,508	12%	12 /15/2011	6/30/2012	Due on demand
Runway Investments, LTD	160,609	12%	1/11/2012	9/30/2012	Due on demand
Tripod Group, LLC	55,737	12%	1/16/2012	6/30/2012	Due on demand
Isaac Capital Group LLC	105,045	12%	1/20/2012	6/30/2012	Due on demand
Sendero Capital Ltd	278,027	12%	1/24/2012	9/30/2012	Due on demand
Tripod Group, LLC	162,946	12%	2/1/2012	2/1/2013
Hanover Holdings LLC	427,312	10%	2/23/2012	8/23/2012	Due on demand
Beaufort Ventures, PLC	108,811	12%	4/6/2012	4/5/2013
Beaufort Ventures, PLC	80,887	12%	4/13/2012	10/16/2012
Old Capital Ltd	267,507	12%	5/31/2012	5/30/2013
Firerock Capital Inc	32,679	10%	6/21/2012	12/21/2012	Due on demand
Agua Alta (Cold Fusion)	106,180	12%	6/25/2012	6/25/2013
Beaufort Ventures PLC	53,074	12%	6/26/2012	6/26/2013
Beaufort Ventures, PLC	76,695	10%	7/19/2012	7/19/2013
Beaufort Ventures, PLC	51,130	10%	7/19/2012	7/19/2013
Beaufort Ventures PLC	153,247	10%	7/26/2012	1/25/2013	Due on demand
Beaufort Ventures PLC	224,611	10%	7/31/2012	8/30/2012	Due on demand
Tangiers Investment Group, LLC	50,993	10%	8/8/2012	8/8/2013
Beaufort Ventures, PLC	25,476	10%	8/14/2012	2/8/2013
Tangiers Investment Group, LLC	7,372	10%	9/26/2012	9/26/2013
Tangiers Investment Group, LLC	53,475	10%	10/23/2012	4/3/2013
Dominion Capital LLC	109,284	10%	10/24/2012	2/18/2013
Dominion Capital LLC	59,045	10%	10/24/2012	2/18/2013
Safron Capital Corp.	3,098	10%	5/7/2012	12/7/2012

	$2,765,768

Total convertible debentures	$4,740,087

807 Esplanade
Palm Finance Corporation- mortgage and construction loan	$3,355,850	15%			Forbearance agreement

Total mortgage and construction	$3,355,850
________
*  The Company does not agree with interest charged by Palm on the 2011 forgiven interest on these two film loans and believes the dispute will be resolved once the loans are repaid.
Key:
C = convertible notes, which convert at different rates into shares of our common stock

Management believes that, based on historical revenues generated from the licensing of the distribution rights on our motion pictures, we will have sufficient working capital to operate for the next twelve months.

We currently borrow funds for the financing of each of our motion pictures from several production lenders. There can be no assurances given that the Group will be able to borrow funds to finance our motion pictures in the future.

Contractual Obligations (as of December 31 , 2012)

The following table sets forth our obligations and commitments to make future payments under contracts and other commitments.

Payments due by Period

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Film and other production loans (1)	$6, 760,148	$6, 760,148
Trafalgar Capital Special Investment Fund (4)	$584,403	$584,403
JMJ Financial (7)	$525, 205	$525, 205
Tonaquint Inc (8)	$576,144	$576,144
Convertible Loans (9)	$2, 765,768	$2, 765,768
Loans relating to 807 Esplanade (2)	$3, 355,850	$3, 355,850
Other Loans	$288,566	$288,566
Sums due to Producers (5)	$123,267	$123,267
Provision for earn-out (6)	$50,000			$50,000
Deferred income	$923,180	$923,180
Total	$15,952,531	$15,902,531	$0	$50,000	$0

Guarantees

Armadillo Investments Plc/EBT (3)	$1,900,000	$1,900,000

Total	$1,900,000	$1,900,000
_________________
(1)
The current and long-term bank and production loans include approximately $ 6,700 ,000 in special purpose financing arranged for American Summer, Autopsy, and Nine Miles Down produced by us and owed to Palm. The balance of the film debt is the remainder of production financing left on two films.

(2)
SAPLA entered into a Credit Agreement with Advantage Capital dated October 11, 2007 for the acquisition and improvement of a production and post- production facility located at 807 Esplanade Avenue in New Orleans, Louisiana. The aggregate borrowing amount under this facility was $3,700,000, all of which was drawn down as of April 30, 2010.

In November 2010 Palm acquired this facility for $1,000,000 and up to $750,000 of the tax credits achieved and agreed to extend a construction facility of $1,850,000 to complete the facility. The facility has been renovated and has obtained a certificate of occupancy. We have guaranteed the indebtedness to Palm and have now included it in our total indebtedness in the amount of $3, 355,850.   We also borrowed $800,000 in convertible notes to fund the leasehold improvements, $ 460 ,000 plus interest is still outstanding.

We expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post-production facility. Expenditures by SAPLA for this facility have generated approximately net $3,500,000 in Louisiana Film Infrastructure tax credits (awaiting approval) approximately $2,500,000 in Louisiana State Rehabilitation tax credits (now approved by the State) and $2,500,000 in Federal Historic Preservation tax credits(now approved by the State).

(3)
The Group have guaranteed an additional £1,115,000 (approximately $1,672,500) due from the EBT to Armadillo, including £115,000 of interest. Additional interest of about £100,000 (approximately $150,000) is also now due. This liability will be met by the EBT from the funds that we advance to it from the proceeds of a future offering. The second and third payments to Armadillo were due in April and October 2009, and the EBT did not make those payments. In February 2011, 2,143 new shares were pledged to Armadillo in repayment for them extending the repayment date of the £1,000,000 (approximately $1,500,000) to June 30, 2011. These amounts are now due.

(4)
A portion of the loan due to Trafalgar Capital Special Investment Fund was advanced by us to the EBT for the partial acquisition of the Preference Shares owned by Armadillo. The loan to Trafalgar came due on June 30, 2009 and we have made a partial payment of $1,000,000 on September 2, 2009. On June 22, 2010 we entered into an amended agreement with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010 and the issuance of 971 shares in July 2010. This agreement has been further extended, in January 2011, to March 31, 2011 for the issuance of another 1,214 shares against the loan principal.

(5)	Includes estimated amounts due to producers of motion pictures. These amounts are not included in Total Debt in the Summary and Selected Financial Data Tables.

(6)
The Company’s Asset Purchase Agreement with Mr. Michery provided for 50,000 shares of Series B Preferred, be held in escrow until the Net EBIT (as defined in the agreement) from distribution of the DMX albums and two albums embodying the performance of Bone Thugs-N-Harmony exceeds $5,000,000. At the end of five years, should the Net EBIT be less than $5,000,000, the shares will be released on a fractional basis, as defined in the agreement. The Company has determined the fair value of the earn-out as of September 30, 2012 to be $0 and has therefore not reflected it as a liability as of June 30, 2012.

The Company has determined that Mr Jake Shapiro has earned $50,000 from the use of the media tax credits he supplied. The value the Board has placed on the credits used is that of the cost of a public relations firm for the two projects managed, i.e., $50,000.

(7)	The Company entered into a Securities Purchase Agreement dated June 27, 2012 with JMJ Financial (“JMJ Securities Purchase Agreement”), with the following material terms:

1.	Loan to the Company of $500,000 at a 10% one-time interest charge due October 27, 2012.
2.
If unpaid at maturity, the loan is convertible into common stock at the election of JMJ Financial at the lesser of $2.80 or 80% of the average of the three lowest trade prices in the 20 trading days previous to the conversion, subject to certain penalties, anti-dilution adjustments and reset provisions.

3.	Warrants to purchase up to 119,098 shares of common stock at $2.10 per share, exercisable by June 27, 2016.
4.	Issuance to JMJ Financial of 71,429 shares of common stock as an origination fee.
5.	Full recourse personal guaranty by CEO Peter Hoffman with a pledge of 357,143 shares of common stock owned by Mr. Hoffman.

(8)
On August 22, 2012 the Company entered into a purchase agreement for several convertible debentures (or “notes”) with Tonaquint, Inc. (“Tonaquint”), in the principal amounts of $310,000, $255,000 and $125,000,  The first convertible debenture under the agreement was issued on August 22, 2012 for $310,000, less a discount of $60,000 and $10,000 in expenses.  On October 5, 2012, due to a delisting default, an amendment was entered into which called for one of the  additional convertible debentures to be issued in the principle amount of $155,000 (less a $25,000 discount and $5,000 in fees) and the second in the principal amount of $125,000, to be issued in the future.  This note has not been funded as of December 31, 2012.  The debt discounts have been immediately expensed, based upon the short term nature of the notes, and the insignificance of the amount as compared to the total Convertible Debenture amount and to interest expense over the term of the note.

The convertible debentures are convertible at $0.20, which is above the market value of the Company’s common stock on issuance date, so there is no beneficial element recognized.  As a condition of the amendment the outstanding balance of the first note was increased to $412,990 (to be reduced by $50,000 if the note is paid on its maturity date).  The notes are payable on certain installment dates, to be satisfied by conversion of the installment amount, or cash, at the option of the Company (provided no equity failure conditions, as defined in the agreement, exist, in which cash the installment payment must be in cash.)  As part of the amendment, Tonaquint entered into a Pledge Agreement with Peter Hoffman, for 7,000,000 of the Company’s common stock as collateral against repayment of the note.  In the event of a default on the notes the holder may transfer and sell the pledged shares and apply the proceeds against the outstanding amounts on the notes.

(9)
The Company has evaluated their convertible notes for embedded derivative features and has determined that no derivative liability exists. Convertible debts are all convertible to common stock at the option of the holder. They all bear interest at varying rates and convert at different times and conversion prices according to thecontract. The conversion features were evaluated for any beneficial aspect and determined that no beneficial conversion feature is necessary to recognize.

Critical Accounting Policies

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application. The application of accounting principles requires the estimating, matching and timing of revenue and expense. It is also necessary for management to determine, measure and allocate resources and obligations within the financial process according to those principles. The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements.

The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Basis of Presentation:

The accompanying consolidated financial statements include the accounts of Seven Arts Entertainment Inc. (“SAE”), and its subsidiaries:

●	Seven Arts Filmed Entertainment, Limited (“SAFE, Ltd.”) (100% owned)
●	Seven Arts Music, Inc. (“SAM”) (100% owned) and
●	Big Jake Music (“BJM”) (100% owned)
●	Seven Arts Filmed Entertainment Louisiana LLC (“SAFELA”) (As of June 30, 2012) (60% owned by SAE, 40% owned by Palm Finance)

The Company consolidates its subsidiaries in accordance with Accounting Standards Codification (“ASC”) 810, “Business Combinations”, and specifically ASC 810-10-15-8 which states, “The usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule, ownership by one reporting entity, directly or indirectly, or over 50% of the outstanding voting shares of another entity is a condition pointing toward consolidation.” The Company does not have any variable interest or special purpose entities. Going forward, the Company will present Palm Finance’s 40% share of SAFELA’s profit or loss as a non-controlling interest.
The Company prepares its financial statements on the accrual basis of accounting and in accordance with US GAAP. All material inter-company balances and transactions are eliminated. Management believes that all adjustments necessary for a fair presentation of the results of the period ended December 31 , 2012 and 2011 have been made.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs of its films which are used in the amortization and impairment of film costs, estimates for allowances and income taxes. Accordingly, actual results could differ from those estimates.

Recently Issued Accounting Pronouncements:

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

Revenue Recognition:

FILMS

The Company recognizes revenue from the sale (minimum guarantee or non-refundable advances) or licensing arrangement (royalty agreements) of a film in accordance with ASC 605-15 “Revenue Recognition”. Revenue will be recognized only when all of the following criteria have been met:

a)	Persuasive evidence of a sale or licensing arrangement with a customer exists.
b)
The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery. (i.e., the “notice of delivery” (“NOD”) has been sent and there is a master negative available for the customer).

c)	The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale.
d)	The arrangement fee is fixed or determinable.
e)	Collection of the arrangement fee is reasonably assured.

A written agreement with clients (purchase order, letter, contract, etc.), indicating the film name, territory and period is required for the recognition of revenue. Revenue is recognized when the performance criteria in the contracts have been met. The customer generally confirms agreement by their signature on the contract.

Minimum guarantee revenue (i.e., non-refundable advances) is recognized as and when the film is available for delivery to the respective territories. Cash deposits received on the signing of the contracts are recorded as deferred revenue until the film is available for delivery (as described above) at which point the deferred revenue is recognized as revenue. The Company does not recognize any revenues relating to minimum guarantee on any motion picture or related amortization expense on that picture until United States theatrical release if it has agreed with the licensees that delivery or payment of minimum guarantee will be delayed for any material period of time to permit such a theatrical release.

Royalty revenue, which equates to an agreed share of gross receipts of films, is recognized as income as and when the Company is notified of the amounts by the customers through their royalty reports. Revenue is recorded net of any sales or value added taxes charged to customers.

MUSIC

Revenue, which equates to an agreed share of gross receipts, is recognized as income when the Company is notified of the amounts by the distribution agent through their distribution reports.
Revenue is recorded:

a)	net of any sales or value added taxes charged to customers
b)	net of discounts agreed with customers
c)	net of returns provision agreed with the distributor and
d)	grossed up for the distribution fee charged by the distribution agent.

Revenue from digital distribution will be reported by the various digital platforms such as iTunes in their periodic reports and posted as received.

FEE RELATED REVENUES

Many countries make tax credits available to encourage film production in the territory. Seven Arts benefits from tax credits in:

a)	The UK and several other European territories for their European productions
b)	Canada for their Canadian productions
c)	Louisiana for their US productions
d)	Tax preferred financing deals

These tax credits may be treated as a reduction in the capitalized costs of the film assets they are financing or as producer fees to us if the tax credits are earned and owned by a company in the Group (i.e., SAE or a consolidated subsidiary) and paid to us as overhead or producer fees.

SAPLA REVENUE SHARING FEES

Revenue in the form of fee income is due to the Company from related party, SAPLA (owned by the wife of Peter Hoffman, the Company’s CEO) in the amount of the net proceeds from the disposition of the tax credits by SAPLA. In accordance with an inter-company agreement between SAE and SAPLA, all revenues earned by SAPLA are due to SAE.

Foreign Currency Transactions and Comprehensive Income:

The Company’s functional currency, as well as that of all the Company’s subsidiaries, is the US Dollar. The functional currency of the Company’s predecessor, was the Pound Sterling (“GPB”), and some transactions which are generated in the United Kingdom are denominated in GBP.

Assets and liabilities generated in a currency other than the functional currency are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates in effect for the periods presented. The cumulative translation adjustment is included in the accumulated other comprehensive gain (loss) within stockholders’ equity. Foreign currency transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.

Where possible, the Company seeks to match GBP income with GBP expenditures. To date, the Company has not hedged any transactional currency exposure but will keep such exposures under review and where appropriate may enter into such transactions in future.

Income Taxes:

The Company has adopted ASC 740-10 “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable.

Cash and Cash Equivalents:

Cash and cash equivalents includes cash in banks with original maturities of three months or less and are stated at cost which approximates market value, which in the opinion of management, are subject to an insignificant risk of loss in value. The cash and cash equivalents of the Company consisted of cash balances held on deposit with banks, including various accounts denominated in US Dollars, Pounds Sterling and Euros.

Accounts Receivable:

Accounts Receivable are carried at their face amount, less an allowance for doubtful accounts. On a periodic basis, the Company evaluates accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions, and on a history of write offs and collections. The Company’s policy is generally not to charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms. Write offs are recorded at a time when a customer receivable is deemed uncollectible. The Company’s allowance for doubtful accounts was $171,062 at both September 30, 2012 and June 30, 2012. Substantially all of the trade receivables in the consolidated financial statements are pledged as security for borrowings by the Company.

Due To/Due From Related Parties:

In September 2004, the Company’s predecessor entered into an agreement with SAP under which SAP provided the services of Mr. Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of SAP Inc. to the Company’s predecessor at cost. Pursuant to two inter-company agreements, SAP also from time-to-time owned limited liability companies in the United States which distributed the Company’s motion pictures for a fee, with all profits enuring to the benefit of the Company. These companies also provided other services to the Company at no fee other than Mr. Hoffman’s salary and the direct third-party costs of SAP’s Los Angeles office, all of which were reflected in the Company’s financial statements. Portions of Mr. Hoffman’s salary have not been paid to him and have been reflected as Due To Related Party. As of December 31 , 2012, $ 1,934,579 was owed to Mr. Hoffman for unpaid salary and unreimbursed expenses, as well as repayment of cash he advanced the Company or its predecessors. During the quarter ended September 30, 2012, shares were issued in satisfaction of a portion of this liability. These shares are being held as collateral for two loans (JMJ Financial and Tonaquint Inc.) and will be returned to the Company if not called as collateral.

These other services may include accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Company’s business. SAP assigned to the Company any proceeds arising from services performed by SAP on its behalf. SAP was granted the power and authority to enter into agreements on the Company’s behalf. These agreements have terminated as of December 31, 2011.

SAP directly or through related various Louisiana limited liability companies has, from time-to-time, made non-interest bearing advances to the Company or its subsidiaries or have received advances back from the Company, and have paid expenses on each other’s behalf.

Fee Income Receivable from Related Party -- Current and Long Term Receivable:

Income due from SAPLA under the terms of an inter-company agreement with SAE whereby any revenue earned by SAPLA is due to SAE Inc. Any fees due later than twelve months are classified as Long Term Receivable.

Other Receivables and Prepayments:

The Company has entered into contracts for investor relations and consulting services to assist in future fundraising activities. A portion of these services were prepaid with shares of common stock that vested immediately and will be amortized over the period the services are to be provided. Additionally, the Company has approximately $200,000 and $125,000 in revenue to be received from digital platforms on the films, The Pool Boys and Drunkboat, respectively, which has been earned but not received as of December 31 , 2012. Also included in other receivables is approximately $ 356 ,000 receivable from the Company’s distributor of the DMX album. The Company released the album and shipped approximately 110,000 units in the September quarter. The receivable is net of a customary allowance for returns (25%).

Film Costs:

Film costs include the unamortized costs of completed films which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development. For films produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The majority of a film’s costs (approximately 80% or more) are generally amortized within three years of the picture’s initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Impairment is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty, and therefore it is possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

Films are included in the general “library” category when initial release dates are at least three years prior to the acquisition date.    Films in progress include the accumulated costs of productions which have not yet been completed. Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned.

Music Assets:

The initial material assets that were acquired comprise 52 completed sound recordings including two completed albums with “DMX”, up to two additional albums from “DMX” and up to five albums from “Bone Thugs-N-Harmony”.

Music assets include the unamortized costs of completed albums, singles and videos which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions and albums in progress and in development. For albums produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing music assets will be amortized using the individual-album-forecast method, whereby these costs are amortized in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation or sale of the music.

Leasehold Improvements:

On June 30, 2012, the Company acquired SAFELA, which was previously a related party company. SAFELA owns, in its capacity, a 30 year lease on 807 Esplanade, New Orleans, Louisiana, which was constructed as a production and post-production facility for the Company’s use. Additionally, SAFELA owns the capitalized leasehold improvements in 807 Esplanade and the related debt which financed the construction. Through this acquisition, the Company has capitalized the leasehold improvements and assumed the debt related. As the leasehold improvements and the debt are booked at the same amounts, no net assets were transferred into the Company and no additional consideration has been paid.

The post production facility commenced operations on July 1, 2012. The leasehold improvements are being amortized over the useful life of the lease.

Property & Equipment:

Equipment is carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 5 years.

Impairment of Long Lived Assets:

The Company evaluates, on a periodic basis, long-lived assets to be held and used for impairment in accordance with the reporting requirements of ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The evaluation is based on certain impairment indicators, such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If these impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, then an estimate of the discounted value of expected future operating cash flows is used to determine whether the asset is recoverable and the amount of any impairment is measured as the difference between the carrying amount of the asset and its estimated fair value. The fair value is estimated using valuation techniques such as market prices for similar assets or discounted future operating cash flows.

Deferred Income:

Any income received from customers before a film is delivered for release (such as deposits on distribution contracts) is recorded as a deferred income until all of the criteria for the Company’s revenue recognition policy have been met.

Asset Transfer Agreement:

On June 11, 2010, Seven Arts Entertainment, Inc. (“SAE”), a Nevada Corporation, was formed and became a wholly owned subsidiary of Seven Arts Pictures Plc (“PLC”). As of June 11, 2010, we entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of all booked indebtedness not disputed by us and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders.   In accordance with ASC 805-50-30-5, the assets were transferred from PLC to SAE on a historical cost basis, as they were transferred from our former parent company .

Additionally, 28,571 (2,000,000 pre-split) shares of SAE were issued to PLC as additional consideration based on our valuation of the assets acquired. This transfer was approved by the PLC shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws

The assets and certain of the liabilities of PLC were transferred to us at net book value and we have made a one-time adjustment to net value of our film assets as of June 30, 2012 to reflect our valuation of those film assets. Our cost basis of all the film assets transferred was the same as recorded on the books of our former parent company, the transferor, as of June 30, 2011, under the terms of the Asset Transfer Agreement as amended.  Four of the films performed and continued to perform at a level below what was originally expected, and in review at year end did not support the cost basis first recorded in our books as a result of the asset transfer transaction in the quarter ended September 30, 2011.  We believe the adjustment was a re-valuation of the transfer cost basis of the film assets acquired and not an impairment.

All related party balances of PLC were left in the original company as were the shares in SAFE(UK) Ltd and Cinematic Finance Ltd. All disputed debts remained liabilities of the PLC.    The issuance of the 2,000,000 shares was booked at the closing market price on August 31 2011, which was $0.66 per share.

Earnings Per Share:

Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share include the effects of any outstanding options, warrants and other potentially dilutive securities. For the periods presented, there were no potentially dilutive securities outstanding, therefore basic earnings per share equals diluted earnings per share. Basic and diluted earnings per share (“EPS”) are based on weighted-average common shares and exclude shares that would have an anti-dilutive effect. In accordance with ASC 260-10-45-19, the Company did not consider any potential common shares in the computation of diluted EPS as of June 30, 2012 and 2011, due to the loss from continuing operations, as they would have an anti-dilutive effect on EPS.

Share Based Payments:

The Company accounts for share based payments using a fair value based method whereby compensation cost is measured at the grant date based on the value of the services received and is recognized over the service period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued. In calculating this fair value, there are certain assumptions used such as the expected life of the option, risk-free interest rate, dividend yield, volatility and forfeiture rate. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

Segment Reporting:

The Company now operates in three business segments as a motion picture producer and distributor; as a music label managing the assets of David Michery and Big Jake Music and as a provider of both production and post-production services at its facility at 807 Esplanade in New Orleans. The Company believes that its businesses should be reported as three business segments.

The table below presents the financial information for the three reportable segments for the three and six months  ended December 31, 2012:

	Three Months Ended
	December 31 , 2012
	Film (SAFE)	Music (SAM)	Post- Production(SAFELA)	Total
Revenue	$164,719	$6,450	$11,628	$182,797
Cost of revenue	(90,204)	(118,221)	(42,848)	(251,273)
Gross profit/(loss)	74,515	(111,771)	(31,220)	(68,476)
Operating expenses	(406,328)	(212,766)	(53,853)	(672,947)
Loss from operations	$(331,813)	$(324,537)	$(85,073)	(741,423)
SAE Inc.				(124,532)
Total Operating Loss				$(865,955)

	Six Months Ended
	December 31, 2012
	Film (SAFE)	Music (SAM)	Post- Production(SAFELA)	Total
Revenue	$394,112	$927,645	$18,078	$1,339,835
Cost of revenue	(198,753)	(847,398)	(80,775)	(1,126,926)
Gross profit/(loss)	195,359	80,247	(62,697)	212,909
Operating expenses	(782,581)	(245,745)	(88,386)	(1,116,712)
Loss from operations	$(587,222)	$(165,498)	$(151,083)	(903,803)
SAE Inc.				(350,716)
Total Operating Loss				$(1,254,519)

Assets
	December 31, 2012	June 30, 2012
Film assets	$15,069,063	$14,612,609
Music assets	3,108,323	2,923,474
Post-production assets	4,845,915	4,551,270

Fair Value Measurements:

ASC Topic 820, “Fair Value Measurements and Disclosures”, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair value of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s credit worthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Derivative Instruments:

The Company’s policy is to not use derivative or hedging financial instruments for trading or speculative purposes, except certain embedded derivatives derived from certain conversion features or reset provisions attached to the convertible debentures, as described in Note 9.

Reclassification:

Certain prior year balances were reclassified to conform with current year presentation.

BUSINESS

Corporate History and Current Corporate Structure

Nature of Activities, History and Organization:

Seven Arts Entertainment, Inc. (herein referred to as “the Company”, “Seven Arts” or “SAE,”), a Nevada Corporation, is the continuation of certain business of Seven Arts Pictures Plc. (“PLC”), which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production, and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television. The Company currently owns interests in 39 completed motion pictures, subject in certain instances to the prior financial interests of other parties.

Seven Arts Music Inc. (“SAM”) became a wholly owned subsidiary of the Company on February 23, 2012, although start-up costs had been incurred as early as September 2011. The delivery of the first of the DMX albums acquired from David Michery was released on September 11, 2012 and initial costs in creating the first album for Bone Thugs-N-Harmony are being incurred for delivery in February, 2013. Several other new artists are being considered by SAM.  The agreements under which SAM acquired its music assets were effective as of September 29, 2011 (Big Jake Music) and December 19, 2011 (Michery Assets) publicly announced and commenced business activities commenced on those dates, but definitive agreements were not executed until February 23, 2012.

On June 30, 2012 Seven Arts Filmed Entertainment LLC (“SAFELA”) was transferred to the Company. SAFELA, which is now 60% owned by the Company, has a 30 year lease to operate a film production and post-production facility at 807 Esplanade in New Orleans, Louisiana. The post production facility commenced operations on July 1, 2012.

On June 11, 2010, SAE, was formed and became a wholly owned subsidiary of PLC. As of June 11, 2010, the Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer assets (as now reflected on our balance sheet) from PLC to SAE, in exchange for assumption by SAE of all booked indebtedness (now reflected on our balance sheet) and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 28,571 shares (2,000,000 shares as adjusted for the 1:70 reverse stock split discussed herein) of SAE were issued to PLC as additional consideration to PLC. This transfer was approved by the PLC shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws.

On August 31, 2011, NASDAQ approved the substitution of one share of SAE, Inc. stock for the Company’s NASDAQ listing, effective at the opening of trading on September 1, 2011. On that date, each of the Company’s ordinary shares were exchanged for one share of common stock of SAE, and commenced trading on NASDAQ as the successor to the Company’s NASDAQ listing. This transaction was approved by the Company’s stockholders at the Company’s Extraordinary General Meeting on June 11, 2010. On August 31, 2012, the Company announced a 1-for-70 reverse stock split, which was effective immediately. All share references herein have been adjusted to reflect this split.

On November 8, 2011, the Company’s listing predecessor, PLC, was placed into involuntary creditors liquidation under English law.  Certain indebtedness of PLC remained with PLC and will be subject to administration or payment in those administration proceedings.

In connection with the acquisition of the music assets of Michery, the Company issued 100 ,000 shares of our Series B convertible preferred stock, par value $100 convertible at approximately $1.10 per share) to Michery and his assigns  50,000 of these shares of the Company’s Series B convertible preferred stock were placed in escrow.  Based on performances to date and to satisfy other obligations to Michery , 20,000 of these shares have been vested in Michery (March 2013) and the balance have been cancelled.. Michery is a consultant to SAM.

In connection with the acquisition of the stock of BJM, the Company issued 80 ,000 shares of the Company’s Series B convertible preferred stock, stated value $100 convertible at approximately $1.10 per share) to Jake Shapiro and his assigns . 70,000 shares of our Series B convertible preferred stock were placed in escrow and have now been cancelled pursuant to a settlement agreement with Mr. Shapiro and his assigns in March 2013 .

Seven Arts Pictures Louisiana LLC, (“SAPLA”), entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”) for aggregate principal advances of up to $3,700,000. This agreement was guaranteed by the Company’s predecessor. Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of June 30, 2012. The Company has now assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 (contingent on receipt of the tax credit revenues) due to an agreement with the now mortgagor Palm Finance. A construction loan of $1,850,000 previously guaranteed by the Company has now also been assumed by the Company, through SAFELA.

On August 31, 2012, the Company announced a 1-for-70 reverse split of its common stock effective as of 4:01p.m. EDT. The new CUSIP number is 81783N 201. By virtue of the reverse split, every 70 shares of the outstanding common stock were combined and converted into one share of new common stock with resulting fractional shares rounded up to the next whole share. The Company also announced that it will proportionately reduce the number of its authorized shares of common stock.

Subject to appropriate and required regulatory filings and approvals, we declared a dividend of Warrants to those persons beneficially owning our common stock as of the close of the markets on August 31, 2012.  The shares of common stock underlying the Warrants are the subject of this Prospectus.  For every ten pre-reverse split shares of common stock held as of such date and time, the holders thereof will be entitled to receive one Warrant as a dividend.  Until its expiration date on June 30, 2014, each Warrant , once distributed following such approvals, will be exercisable for the purchase of one share of the Company’s post-reverse split common stock at $0.03 per share.  We do not expect that a secondary market will develop for the Warrants .

Trading of our common stock on The NASDAQ Capital Market was suspended at the opening of business on September 14, 2012, due to our not meeting the $1 minimum bid price stock listing requirement of The NASDAQ Stock Market for ten trading days prior to September 20, 2012, the expiration date on the Company’s six-month extension to meet this listing requirement.

On September 14, 2012 our common stock began being quoted on the OTC Market Group Inc.’s OTCQB tier under our historical symbol “SAPX.”

Capital Structure:

SAE’s authorized capital is 250,000,000 shares of capital stock. SAE has authorized the following classes of stock:

●
249,000,000 of common stock, $.01 par value per share. As of the date of this prospectus, there are  [______________] shares of common stock outstanding . Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of stockholders.

●
125,125 shares of Series A Preferred Stock with a $10.00 stated value per share.  All of such authorized shares were issued to one shareholder in November 2011. These shares have a conversion price to common stock of $10.50 per share.

●
200,000 shares Series B Preferred Stock with a $100.00 stated value per share.  As of the date of this prospectus, there are 43,580 shares outstanding . The per share conversion price for the Series B Preferred Stock is $1.10 per share.

SAE became a United States issuer and commenced regular quarterly reporting from the first quarter ended September 30, 2011.

Production Activities of Our Predecessors

No production activities were undertaken by us until January 1, 2005 and all the production activities prior to that date were engaged in by our predecessors, CineVisions, SAPLA and SAP. All our production activities after January 1, 2005 were under our direction or that of PLC. All the films discussed below were produced or co-produced by our predecessors and were distributed by our predecessors. The Hustle and A Shot at Glory were only distributed by our predecessors and were not produced by our predecessors.

Films Produced and Distributed from 1994-1998

Between 1996 and 1998, our predecessor CineVisions produced and licensed the distribution rights for Johnny Mnemonic, Never Talk To Strangers, 9 ½ Weeks II, and Shattered Image, which were assigned to us by SAP. CineVisions assigned all rights to distribute these films to SAP, which in turn all such rights to us. Subsequently, all rights to 9 ½ Weeks II were assigned by court order to a third-party in final judgment. We own the copyright to the other motion pictures either directly or through grants of all rights in perpetuity, through an affiliate.

Films Produced and Acquired by SAPL and Fireworks

In 1998, SAPL entered into a joint venture agreement for the production and distribution of motion pictures with Fireworks. Fireworks is a subsidiary of CanWest Global Entertainment, Inc., a large diversified Canadian media company. Pursuant to that joint venture, Fireworks and SAPL produced, acquired and distributed 11 motion pictures (the “Fireworks Pictures”), one of which was returned to the owner and two of which are among the motion pictures now owned by us, Shot at Glory and The Hustle. All SAP’s interest in the Fireworks Pictures were assigned to us in 2004 by SAP, which is the subject of the copyright infringement litigation as discussed in Management’s Discussion And Analysis of Financial Condition and Results of Operations – Legal Proceedings.

Through SAPL, Mr. Hoffman produced and acquired Fireworks Rules of Engagement, Onegin, The Believer, Who Is Cletis Tout and American Rhapsody. These motion pictures are the subject of copyright infringement and contract claims that we, together with SAP and SAFE, have brought against Fireworks and Content Film. See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Legal Proceeding. In particular, in these proceedings, we now claim based on assignment from SAP ownership of the following:

a).	All copyright and distribution rights to American Rhapsody and Who Is Cletis Tout.
b).	All international distribution rights to Onegin and The Believer.
c).	All distribution rights outside the United States and Canada to Rules of Engagement.

Films Co-Financed by SAPL

SAPL, co-financed three motion pictures in conjunction with Fireworks and Paramount. Of these motion pictures, we claim that one of them, Rules of Engagement, was transferred to us by SAP in 2004. As set out below, this motion picture is the subject of copyright infringement and contract claims that we, together with SAP and SAFE, have brought against Fireworks and Content Film. See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Legal Proceedings.

We have since January 1, 2005 produced the following motion pictures:

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

American Summer aka	Director:	J.B. Rogers	06/08	9/11	n/a
The Pool Boys (CR)	Cast:	Matthew Lillard
(All Territories)		Effren Ramirez

Autopsy (CR)	Director:	Adam Gierasch	06/08	1/09	n/a
(All Territories)	Cast:	Robert Patrick

Deal (CR)	Writer:	Gil Cates, Jr.	03/07	04/08	n/a
(All Territories)		& Marc Weinstock
	Director:	Gil Cates, Jr.
	Cast:	Burt Reynolds
Bret Harrison
Shannon Elizabeth
Jennifer Tilly

Knife Edge	Director:	Anthony Hickox	06/08	03/10	3/23/2031
	Cast:	Joan Plowright
Natalie Press
(All Territories)

Night of the Demons (CR)	Director:	Adam Gierasch	06/09	10/10	n/a
	Cast:	Shannon Elizabeth
(All Territories)		Edward Furlong
Diora Baird

Nine Miles Down (CR)	Director:	Anthony Waller	06/09	03/13 (scheduled)	n/a
	Cast:	Adrian Paul
(All Territories)		Kate Nauta

Noise aka	Writer/Director:	Henry Bean	03/07	05/08	n/a
The Rectifier	Cast:	Tim Robbins
(CR)		William Hurt
(All Territories)		Bridget Moynahan
William Baldwin

Pool Hall Prophets aka	Writer/Director:	Keoni Waxman	09/05	12/05	n/a
Shooting Gallery
(CR)	Cast:	Freddie Prinze, Jr.
(All Territories)		Ving Rhames

Schism (CR)	Writer / Director:	Adam Gierasch	10/13	scheduled 10/12
	Cast:	Callum Blue
Vinnie Jones

(All Territories )
Films Acquired by Us

We have acquired certain distribution rights to the following motion pictures since January 1, 2005

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Back In The Day	Writer:	Michael Raffanello	03/05	05/05	11/11/2019
(All International Territories)	Director:	James Hunter
	Cast:	Ving Rhames
Ja Rule

Boo (1)	Writer/Director:	Anthony C. Ferrante	03/05	10/05	5/14/2008
(All International Territories)	Cast:	Trish Cohen
Happy Mahaney

A Broken Life	Writers:	Neil Coombs, Anna Lee	06/08	09/08	10/26/2026
(All International Territories)		& Grace Kosaka
	Directors:	Neil Coombs
	Cast:	Tom Sizemore
Ving Rhames
Grace Kosaka
Saul Rubinek

Captivity	Writer:	Larry Cohen	03/06	07/07	5/10/2008
(All International Territories)	Director:	Roland Joffe
	Cast:	Elisha Cuthbert

Cemetery Gates (1)	Writer:	Brian Patrick O’Tolle	03/05	05/06	4/4/2020
(All International Territories)	Director:	Roy Knyrim
	Cast:	Reggie Bannister

Drunkboat	Writer:	Bob Meyer & Randy Buescher	12/08	07/12	4/28/2016
(All Territories)	Director:	Bob Meyer
	Cast:	John Malkovich
John Goodman
Dana Delaney

Gettin’ It	Writer/Director:	Nick Gaitatjis	12/06	08/07	4/4/2017
(All Territories)	Cast:	Jessica Canseco
Patrick Censoplano
Cheryl Dent
Sandra Staggs

Hades aka	Director:	Gabriel Bologna	5/09	04/10	10/26/2027
The Black Waters of Echo Pond	Cast:	Robert Patrick
(All International		Danielle Harris
Territories)

Men Don’t Lie	Director:	Jane Spencer	not yet scheduled	not yet scheduled
(All Territories)	Cast:	Michael Madsen
Elle Travis

The Mesmerist	Writers:	Ron Marasco	06/02	09/02	n/a
(All International Territories)		& Michael Goorjian
	Director:	Gil Cates, Jr.
	Cast:	Neil Patrick Harris
Jessica Capshaw

Mirror Wars	Writers:	Alex Kustanovich	11/06	07/07	2/3/2011
(All International Territories)		& Oleg Kapanets
	Director:	Vasily Chiginsky
	Cast:	Armand Assante
Malcolm McDowell
Rutger Hauer

+ Popstar	Writer:	Timothy Barton	03/05	11/05	10/19/2014
(All International Territories)	Director:	Richard Gabai
	Cast:	Aaron Carter
Alana Austin

Radio Free Albemuth	Writer/Director:	John Alan Simon	6/10	NA	6/25
(International Territories)	Cast:	Alanis Morissette

+ Red Riding Hood	Writer:	Timothy Dolan	03/06	06/06	5/2/2015
(All International Territories, ex. Indonesia, Israel, Japan, Latin American Satellite TV, Mexico, Middle East, Pan Asian Satellite TV, Portugal, Russia, Slovenia/Croatia, Thailand, Turkey)	Director:	Randall Kleiser
	Cast:	Lainie Kazan
Morgan Thompson

+ Supercross	Writer:	Ken Solarz	08/05	5/25/2019
(All International Territories)	Director:	Steve Boyum
	Cast:	Sophia Bush
Steve Howey
Cameron Richardson

The Wedding Chest	Writer:	Ekaterina Tirdatova	3/08	not yet scheduled	10/4/2021
(All International	Director:	Nurbek Egen
Territories excluding	Cast:	Natasha Regnier
Russia, Germany and France)		Bolot Tentimyshov

We have lost the right to manage twelve motion pictures (designated “+” in the table below) as a result of the exercise by the Arrowhead Target Fund of its rights under the Arrowhead Loan described above at “Risk Factors.”  As a result, Arrowhead is collecting all sums receivable with respect to these motion pictures and all interest in and receivables from these motion pictures has been removed from our financial statements effective June 30, 2009, but Arrowhead has not foreclosed on the copyright and distribution rights of our affiliate in these twelve motion pictures.

Our Business Strategy

We believe our current business strategy is:

●
To finance, produce and distribute two to four motion pictures per year with budgets of between $2 million and $15 million each. As previously stated, these pictures will receive only a limited theatrical release .  There can be no assurance as to the number of theaters or “print & advertising” expenditures we will be able to arrange one any of these motion pictures.  The current motion pictures scheduled for release in calendar year 20123 are Schism , and Nine Miles Down.

●
To acquire and distribute sound recordings throughout the world, both as singles .and albums of both established and new recording artists. We except to release 3 to 4 albums per calendar year, including albums by the established urban artists DMX and Bone Thugs-N-Harmony

●
To supplement our core strategy by producing an occasional higher cost motion picture (production budgets of $30 - $60 million). We will seek to license such projects to a major studio to guarantee a studio-wide release and obtain a commitment to cover a portion or all of P&A costs as well as other distribution expenses, although no such agreement has yet been completed.

●
To opportunistically acquire distribution rights to an additional two to five motion pictures produced by others, each year, for distribution in theatrical, video and television markets, as an agent, for a 15%-20% fee.   We have acquired three motion pictures in the twelve months pursuant to this strategy.

●	To maximize our current use of tax-preferred financing structures around the world to fund our motion picture productions.

●
To enter into arrangements with theatrical and video distributors, to gain more control over and increase our share of the revenues from distribution of our motion pictures .  We have entered into such arrangements in the United States, United Kingdom and Spain in the last twelve months.

●
To scale our business over time by modestly increasing the number of pictures we develop and produce in-house as well as by more aggressively seeking to acquire for distribution motion pictures produced by third parties.

In the last year, we have engaged in substantial pre-production and development activities on our motion picture projects Winter Queen and Neuromancer , which will have production budgets of approximately $20 million and $60 million, respectively.  By reason of the production costs, underlying materials and creative elements attached (director and actor), we believe these large budget motion pictures will obtain a substantial theatrical release in the United States and the international territories such as United Kingdom, Germany, Japan, France, Spain and Australia.  We have also developed three lower budget motion pictures and acquired two as part of our distribution strategy.

Our Competitive Strength

We believe our competitive strengths include:

●	The experience of our management and our relationships with independent motion picture distributors.

●	Our relationships with “key talent” (e.g., writer, director, actor and producer) and with independent motion picture distributors around the world.

●	Our expertise in structuring tax-preferred financings.

●	Our exclusive recording agreements with DMX and Bone Thugs-N-Harmony.

Production

Since 1996, we and our predecessors have developed, financed, produced, and licensed 16 motion pictures, primarily with budgets in range of $2 million to $15 million, for domestic and international markets. Most of our pictures have either received only limited theatrical releases or were released directly to post-theatrical markets, primarily DVD. We may produce the occasional higher cost motion picture (production budgets of $30 - $60 million), and if we do so, we will most likely choose to co-produce any such project with a major studio if they guarantee a studio-wide release and provide a commitment to cover a portion or all of P&A costs or with one or more other independent production companies. The number of pictures that we are able to produce and the size of the budget of those films depend upon the funds available to us.

We receive between 50 and 100 submissions of potential film projects or completed films every year, which generally include a “package” of a screenplay and certain talent elements (e.g., producer, director and cast). In certain limited cases, we will arrange for the creation of a screenplay and the “packaging” of creative elements. We commission independent production budgets of certain projects to evaluate the project’s suitability for production or distribution. The pictures we produce are selected according to several key criteria formulated to maximize the profit potential of our films, including the potential to license the worldwide distribution rights to the film for an amount greater than the projected production budget (e.g., a minimum profit margin of at least 20%), the potential for the film to be widely accepted as a “quality” or “good” film, whether the key creative talent, including directors and two most prominent cast members, are likely to be both responsible and artistically gifted in creating the motion picture. There are no “rules” or specific strategic limitations on our choice of motion pictures to produce. The decision to move forward with a project is our Chief Executive Officer’s decision based on highly subjective factors. However, we believe that the vast experience of our management team is critical to this decision-making process. We will, however, only consider a motion picture with a production cost in excess of $15,000,000 if we are able to manage the risks of production through “pre-sales” or equity contribution to production of that picture.

In 2007 Seven Arts Pictures Louisiana LLC (“ SAPLA ”), acquired real property in New Orleans, Louisiana, which has been completed as a production and post- production facility for motion pictures in Louisiana. Over the past five years, Louisiana has become a popular destination for the production of motion pictures due to very favorable tax incentives. Since 2005, we have produced five motion pictures under the Louisiana Motion Picture Incentive Act (the “Louisiana Incentives”), which provides substantial transferable tax credits for film production activities in Louisiana accredited to us whether we produce or acquire a motion picture. The Louisiana Incentives provide generally that the producer will receive both a 25% (now 30%) transferable investment tax credit on all film expenditures on Louisiana vendors and a 10% (now 5%) transferable labor tax credit on all expenditures for labor performed in Louisiana by Louisiana residents. We generally obtain loans during production of a motion picture in Louisiana secured by these tax credits after a “pre-certification” by the Louisiana Film Office that the applicable motion picture qualifies for the Louisiana Incentives. We are then able to transfer these tax credits at a discount to third parties upon completion of the motion picture, audit by independent accountants of the applicable expenditures and “certification” by the Louisiana Film Office of tax credits payable based on the audited expenditures. We use the proceeds from the transfer of the tax credits to third parties to repay the loan secured by the tax credits, at which time the lender releases its security interest in the tax credits.

We are able to obtain similar refundable (but not transferable) tax credits arising from film production expenditures in the United Kingdom, Canada, Ireland, Italy and Hungary which offer refundable tax credits for production expenditures in each of their territories.

Our post-production facility in Louisiana opened for business in July , 2012. We intend that this facility will be leased to our motion picture productions in Louisiana and to other motion picture productions produced by unrelated parties. SAPLA secured a credit facility in the aggregate principal amount of $3,700,000, which has been used to acquire and begin the improvements on the property. This credit facility carries an annual interest rate of 2% plus the Prime Rate as published in The Wall Street Journal. We have guaranteed the amounts that SAPLA borrows under this facility and no additional consideration is provided for this guarantee beyond the existing agreement between SAPLA and us.

We entered into a new financing agreement with Palm in November, 2010 to refinance the existing indebtedness secured by our production and post- production facility in New Orleans, Louisiana under which Palm has acquired the existing credit facility of $3,700,000 plus accrued interest of our affiliate SAPLA for $1,000,000 and agreed to advance an additional $1, 850 ,000 to complete renovation and construction of this facility. Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits associated with the property. See Our Business – Production.

We do not anticipate the use of any material amount of our working capital to complete and operate this facility, and we expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post- production facility. In particular SAPLA anticipates approximately $3,500,000 in Louisiana film infrastructure tax credits, $2,500,000 in Louisiana state historic rehabilitation tax credits and $2,500,000 in Federal historic preservation tax credits will be available from expenditures in connection with this facility.

Licensing of Distribution Rights

We license distribution rights in our motion pictures in the United States and in most foreign territories prior to and during the production or upon the acquisition of rights to distribute a picture. We share in the commissions generated by the sales of the pictures. Sale of a license to distribute a motion picture prior to its delivery is termed a “pre-sale” and may occur at any time during the development and production process. In a typical license agreement, we license a picture to a distributor before it is produced or completed for an advance from the licensee, which advance is recoverable by the distributor from our share of the revenues generated by the distribution of the picture in the licensee’s territory, after deduction of the distributor’s expenses and distributor fee. The advance usually is in the form of a cash deposit plus a letter of credit or “bank letter” for the balance payable 10-20% on execution (i.e., the cash deposit) and the balance on delivery (i.e., the letter of credit or “bank letter”). The license grants the distributor the right to the post-theatrical release of the picture in all or certain media in their territory for a predetermined time period. After this time, the distribution rights revert back to us and we are then free to re-license the picture. The license specifies that the distributor is entitled to recoup its advance from the revenue generated by the release of the picture in all markets in its territory, as well as its release costs and distribution fees. After the distributor has recouped its advance, costs, and fees, any remaining revenue is shared with us according to a predetermined formula. This is known as an “overage” and can be a significant source of revenue for us from successful films. However, a film’s poor reception in one market does not preclude it from achieving success in another market and generating significant additional revenue for us in the form of an “overage” in that territory. In all of our licensing arrangements, we retain ownership of our films and maintain our control of each copyright. We intend to continue the practice of retaining underlying rights to our film projects in order to continue to build our motion picture library to license or sell in the future.

Finance

We create a separate finance plan for each motion picture we produce. Accordingly, the sources of the funds for production of each motion picture vary according to each finance plan. We utilize financing based on state and foreign country tax credits (e.g., Louisiana, United Kingdom and Hungary) and direct subsidies), “mezzanine” or “gap” funds, which are senior to our equity, and senior secured financing with commercial banks or private lenders, together in certain cases with a limited investment from us, which is customarily less than 10% of the production budget. Since each finance plan is unique to each motion picture, we cannot generalize as to the amount we will utilize any of these sources of funds for a particular motion picture. We generally obtain some advances or guarantees prior to commitment to production of a motion picture project, but those amounts may not be substantial on smaller budgeted motion picture (e.g., under $10,000,000), and in certain cases we have committed to production with an insubstantial amount of advances and guarantees. Unless we can manage the risks of production through the use of these financing techniques, we will not likely commit to production of larger budget motion pictures (e.g., over $15,000,000), and we have never in the past committed to such productions, without substantial advances or guarantees from third-party distributors, or the equivalent in “non-recourse” financings.

Motion Picture Library

In total we and our predecessors have produced or acquired interests in the following motion pictures to date described below in the table. We own (directly or through grants of all rights in perpetuity of at least theatrical, video, and television rights) either (a) the copyright to each picture designated as “CR” in the table below, or (b) distribution rights in the markets in which we operate for territories outside the United States and Canada (i.e., “International Territory”) or for the territories designated in the table, for no less than 15 years. Historically, in any financial period a small number of motion pictures have accounted for the vast majority of our revenues generated from our motion picture library.

We have lost the right to manage twelve motion pictures (designated “+” in the table below) as a result of the exercise by the Arrowhead Target Fund of its rights under the Arrowhead Loan described above at “Risk Factors”. As a result, Arrowhead is collecting all sums receivable with respect to these motion pictures and all interest in and receivables from these motion pictures has been removed from our financial statements effective June 30, 2009, but Arrowhead has not foreclosed on the copyright and distribution rights of our affiliate in these twelve motion pictures.

For purposes of this table, “Delivery Date” refers to the date the applicable motion pictures is completed and available for delivery to distributors. The “1st US release” is the date on which the film is first released in any medium (e.g., theatrical, video, television) in the United States.

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

American Summer aka	Director:	J.B. Rogers	06/08	9/11	n/a
The Pool Boys (CR)	Cast:	Matthew Lillard
(All Territories)		Effren Ramirez

+Asylum (CR)	Writer:	Patrick Marber	05/04	08/05	n/a
(All Territories)	Director:	David MacKenzie
Ian McKellan
	Cast:	Natasha Richardson

Autopsy (CR)	Director:	Adam Gierasch	06/08	1/09	n/a
(All Territories)	Cast:	Robert Patrick

Back In The Day	Writer:	Michael Raffanello	03/05	05/05	11/11/2019
(All International Territories)	Director:	James Hunter
	Cast:	Ving Rhames
Ja Rule

Boo (1)	Writer/Director:	Anthony C. Ferrante	03/05	10/05	5/14/2008
(All International Territories)	Cast:	Trish Cohen
Happy Mahaney

A Broken Life	Writers:	Neil Coombs, Anna Lee	06/08	09/08	10/26/2026
(All International Territories)		& Grace Kosaka
	Directors:	Neil Coombs
	Cast:	Tom Sizemore
Ving Rhames
Grace Kosaka
Saul Rubinek

Captivity	Writer:	Larry Cohen	03/06	07/07	5/10/2008
(All International Territories)	Director:	Roland Joffe
	Cast:	Elisha Cuthbert

Cemetery Gates (1)	Writer:	Brian Patrick O’Tolle	03/05	05/06	4/4/2020
(All International Territories)	Director:	Roy Knyrim
	Cast:	Reggie Bannister

Deal (CR)	Writer:	Gil Cates, Jr.	03/07	04/08	n/a
(All Territories)		& Marc Weinstock
	Director:	Gil Cates, Jr.
	Cast:	Burt Reynolds
Bret Harrison
Shannon Elizabeth
Jennifer Tilly

Drunkboat	Writer:	Bob Meyer & Randy Buescher	12/08	7/12	4/28/2016
(All Territories)	Director:	Bob Meyer
	Cast:	John Malkovich
John Goodman
Dana Delaney

Gettin’ It	Writer/Director:	Nick Gaitatjis	12/06	08/07	4/4/2017
(All Territories)	Cast:	Jessica Canseco
Patrick Censoplano
Cheryl Dent
Sandra Staggs

Hades aka	Director:	Gabriel Bologna	5/09	04/10	10/26/2027
The Black Waters of Echo Pond	Cast:	Robert Patrick
(All International Territories)		Danielle Harris

+ The Hustle	Writers:	David Howard	10/02	12/02	n/a
(CR)		& Michael Capellupo
(All Territories except Germany and Canada)	Director:	Stuart Cooper
	Cast:	Bobbie Phillips
Robert Wagner

+ I’ll Sleep When	Writer:	Trevor Preston	06/04	06/04	n/a
I’m Dead (CR) (1)	Director:	Mike Hodges
(All International Territories)	Cast:	Clive Owen
Malcolm McDowell
Jonathan Rhys Meyers

+ Johnny Mnemonic	Writer:	William Gibson	12/94	05/95	n/a
(CR)	Director:	Robert Longo
(All Territories)	Cast:	Keanu Reeves
Dolph Lundgren

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Knife Edge	Director:	Anthony Hickox	06/08	03/10	3/23/2031
	Cast:	Joan Plowright
(All Territories)		Natalie Press

Men Don’t Lie	Director:	Jane Spencer	not yet scheduled	not yet scheduled
(All Territories)	Cast:	Michael Madsen
Elle Travis

The Mesmerist	Writers:	Ron Marasco	06/02	09/02	n/a
(All International Territories)		& Michael Goorjian
	Director:	Gil Cates, Jr.
	Cast:	Neil Patrick Harris
Jessica Capshaw

Mirror Wars	Writers:	Alex Kustanovich	11/06	07/07	2/3/2011
(All International Territories)		& Oleg Kapanets
	Director:	Vasily Chiginsky
	Cast:	Armand Assante
Malcolm McDowell
Rutger Hauer

+ Never Talk To Strangers	Writers:	Lewis A. Green	09/95	10/95	n/a
(CR) (1)		& Jordan Rush
(All Territories)	Director:	Peter Hall
	Cast:	Antonio Banderas
Rebecca DeMornay

Night of the Demons (CR)	Director: Cast:	Adam Gierasch Shannon Elizabeth	06/09	10/10	n/a
(All Territories)		Edward Furlong
Diora Baird

Nine Miles Down (CR)	Director: Cast:	Anthony Waller Adrian Paul	06/09	3/13	n/a
(All Territories)		Kate Nauta

Noise aka	Writer/Director:	Henry Bean	03/07	05/08	n/a
The Rectifier	Cast:	Tim Robbins
(CR)		William Hurt
(All Territories)		Bridget Moynahan
William Baldwin

+ No Good Deed (CR)	Writer:	Christopher Canaan	05/02	09/03	n/a
(All Territories)		& Steve Banancik
	Director:	Bob Rafelson
	Cast:	Samuel L. Jackson
Milla Jovovich

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Pool Hall Prophets aka	Writer/Director:	Keoni Waxman	09/05	12/05	n/a
Shooting Gallery
(CR)	Cast:	Freddie Prinze, Jr.
(All Territories)		Ving Rhames

+ Popstar	Writer:	Timothy Barton	03/05	11/05	10/19/2014
(All International Territories)	Director:	Richard Gabai
	Cast:	Aaron Carter
Alana Austin

Radio Free Albemuth	Writer/Director:	John Alan Simon	6/10	NA	6/25
(International Territories)	Cast:	Alanis Morissette

+ Red Riding Hood	Writer:	Timothy Dolan	03/06	06/06	5/2/2015
(All International Territories excl Indonesia, Israel, Japan, Latin American Satellite TV, Mexico, Middle East, Pan Asian Satellite TV, Portugal, Russia, Slovenia/Croatia, Thailand, Turkey)	Director:	Randall Kleiser
	Cast:	Lainie Kazan
Schism (RR) (All territories)	Writer/ Director	Adam Gierasch Callum Blue Vinnie Jones		n/a	n/a
+ Shattered Image	Writer:	Duane Poole	06/98	12/98	n/a
(CR) (1)	Director:	Raul Ruiz
(All Territories)	Cast:	William Baldwin
Anne Parillaud

+ A Shot At Glory	Writer:	Denis O’Neill	01/02	05/02	9/30/2016
(All International Territories)	Director:	Michael Corrente
	Cast:	Robert Duvall
Michael Keaton

+ Stander (CR)	Writer:	Bima Stagg	10/03	08/04	n/a
(All Territories)	Director:	Bronwen Hughes
	Cast:	Thomas Jane
Deborah Unger

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate
+ Supercross	Writer:	Ken Solarz	08/05	5/25/2019
(All International Territories)	Director:	Steve Boyum
	Cast:	Sophia Bush
Steve Howey
Cameron Richardson

The Wedding Chest	Writer:	Ekaterina Tirdatova	3/08	not yet scheduled	10/4/2021
(All International	Director:	Nurbek Egen
Territories excluding	Cast:	Natasha Regnier
Russia, Germany and France)		Bolot Tentimyshov

(1) Indicates a motion picture for which we do not own the distribution rights in the United States and Canada.

Our Recorded Music Business

We entered the business of production, acquisition, marketing and sale of pre-recorded music in February 2012 by acquisition of music assets of Mr. Michery and 100% of the stock of BJM.   SAM’s pre-recorded music products will include releases of the new musical performances of recording artists, as well as compilations featuring various artists or repackaged releases of previously recorded music from our master music catalog and derived from licenses of music masters from third-parties.   Seven Arts Music Inc. (“SAM”) became a wholly owned subsidiary of the Company on February 23, 2012, although start-up costs had been incurred as early as September 2011. The delivery of the first of the DMX albums acquired from David Michery has been released on September 11, 2012.  The first album from Bone Thugs-N-Harmony (“BTH”) was delivered to us in February, 2013. Several other new artists are being considered by SAM.  The agreements under which SAM acquired its music assets were effective as of September 29, 2011 (Big Jake Music) and December 19, 2011 (Michery Assets) publicly announced and business activities commenced on those dates, but definitive agreements were not executed until February 23, 2012.

We currently own a music catalog with 52 DMX masters and 18 BTH masters  We intend to add to the music catalog through strategic and complementary acquisitions, licensing agreements, and by executing recording agreements with artists, production companies and other record labels with new recordings.   No such arrangements have been completed.

In the future, as a general business practice, we intend to enter into rights acquisition, licensing, distribution and recording agreements (“Recording Agreements”) with artists, third-party record labels and production companies (“Artists”) to provide master recordings that have not been previously released for sale to consumers (“New Masters ”) as albums (“Albums ”). Through each Recording Agreement , if concluded , we will acquire the worldwide copyright and exclusive right to distribute and license music products derived from the New Masters that will be recorded and produced by the Artists, during the term of the Recording Agreement or any extension thereof. We will also acquire the exclusive right to record and market all New Masters of the recording artist(s) featured on any and all New Masters recorded by the Artists during the term of the Recording Agreements. We will also have the right to extend the term of the Recording Agreement through the exercise of multiple options pursuant to the terms of the Recording Agreements. We currently have recording agreements with the established urban artist DMX (two albums) and Bone Thugs-N-Harmony (five albums ).  We have no other firm commitments for Recording Agreements.

Most Recording Agreements (if entered into) will have an initial term and will usually have up separate, consecutive, irrevocable options, to renew the term for additional periods, at our sole discretion. As a condition of the initial term, and prior to exercising each option, we will be required to pay recoupable advances to the label.Depending upon the initial success of any single, we will advance to the label the costs to film and produce a music video featuring the single song selected by us. Pursuant to the terms of the Recording Agreement, we have the right to supervise and approve all elements of the music video. Once an acceptable music video is completed, we will use our efforts and pay third-party promoters to secure airplay of the music video on regional and national music video shows, as part of our marketing of the particular Album.

The marketing expenses we spend on any Album are variable, because the actual amount of expenditures for each Album will depend upon our management’s business judgment and discretion, about the commercial success (or lack thereof) of any Album, or the effectiveness of any Album’s marketing. At any point, we can elect to continue to or discontinue spending money to market any individual Album. If the Album realizes commercial success in the United States and Canada, the Album will be released in foreign territories.

Depending upon the terms of each Recording Agreement (if entered into), we will pay each label royalties from the net profits we actually receive from the sale of music products delivered during the term of the Recording Agreement. According to the terms of each Recording Agreement, we will only be required to pay royalties to a label after we recoup all advances (we make to or on behalf of the label) from label’s percentage of net sales of all music products derived from the New Master(s) delivered by the subject label.

Distribution Agreement

On February 23, 2012, we entered into an Exclusive Manufacturing and Distribution Agreement (“Domestic Distribution Agreement”) with Fontana Records, a division of In Grooves, Inc. (“Fontana”). Pursuant to this Agreement, Fontana will sell our music products, including compact discs, cassettes, and digital versatile discs (DVD) to consumers mainly through retailers and wholesalers in the United States and Canada. During the term of the Domestic Distribution Agreement, Fontana will be our exclusive manufacturer and distributor, through every distribution channel of recorded music in the United States and Canada. Fontana will also exclusively handle all of our on-line sales during the term of the Domestic Distribution Agreement.

In addition to distributing and selling our products, Fontana will supervise and advance the costs of all of our manufacturing, and will warehouse all of our inventory. The Domestic Distribution Agreement became effective February 23, 2012 and will continue until February 23, 2015. Fontana has the right to extend the term of the Domestic Distribution Agreement for an additional two years, until February 23, 2017.

For each separate title of music products released, our management, along with Fontana shall determine the applicable wholesale price per unit.

Under the Distribution Agreement, we are responsible for all recording costs and rights acquisition costs in securing all intellectual property rights and licenses necessary to allow us to sell records. We will be responsible for paying all marketing and promotion costs for each Album title that it releases commercially, and will be responsible to pay artist royalties and royalties related to all licenses related to the exploitation of the Album and its content.

Foreign License Agreement

We have entered into an international all-rights distribution agreement with Fontana in all territories except Germany, Austria and Switzerland for distribution of DMX’s album “Undisputed.”   We have entered into an agreement with another distributor for distribution of “Undisputed” in the territories of Germany, Austria and Switzerland.

Sales of Compact Discs

Our rights to new master recordings will be embodied in Recording Agreement with recording artists and production companies. In each Recording Agreement, we acquire the exclusive worldwide copyright and right to manufacture, distribute and license products derived from the new master’s recordings created by those recording artists.

As consideration for the rights granted to us, upon execution of most Recording Agreements, we will pay advances to the recording artists and production companies that produce the music master recordings that will be marketed and distributed by us. Each advance and a substantial proportion of our marketing expenditures will be recouped from the portion of net sales attributed to the recording artists and production companies. We will not be obligated to pay any royalties from those sales until the recording artists or the film production’s account is fully recouped.

Concurrent with a recording artist delivering a finished master, we will submit the property to Fontana for manufacturing and distribution, and we initiate our marketing efforts, directed initially at the North American (United States and Canadian) commercial release of the subject consumer entertainment product. Foreign sales of the products will lag behind domestic sales, by up to a year.

Manufacturing, Distribution, Marketing and Sales

For each separate title of music products released our management, along with Fontana, will determine the applicable wholesale price per unit for each product. For retail products selling between $12.99 and $22.98, the wholesale prices per unit range between $7.79 and $13.79.

For digital consumer sales in the United States and Canada, Fontana shall be entitled to a licensing fee equal to fifteen percent (15%) of Seven Arts’ Net Licensing Billings. According to the Domestic Distribution Agreement, Net Licensing Billings mean royalties or flat payments received by Fontana, on Seven Arts’ behalf, attributed to sales, other than sales through normal retail channels.

For each product that we elect to release commercially, we will be responsible for marketing and advertising the product. Prior to the artist’s or production company’s final deliver of its master, Seven Arts’ management will prepare a marketing plan each product.

Our management will determine the actual amount of money spent marketing any new product. Our typical marketing budget per product will be approximately $300,000 (additional marketing costs referred to as co-op, will be advanced by Fontana), the co-op marketing budget will be advanced by Fontana (in the form of co-op advertising, free goods, artwork and point of purchase displays for retail promotion), and Fontana will deduct those costs from Seven Arts’ net sales.

Our actual total marketing expenditures for any product is within management’s business judgment and discretion. Depending on management’s judgment about the commercial success (or lack thereof) of any of its product or the effectiveness of its marketing effort, will determine whether Seven Arts will continue or discontinue marketing the product.

If the Album realizes commercial success in the United States and Canada, approximately one (1) year after its initial release in the United States and Canada, the Album will be released in major foreign territories, such as the United Kingdom, Japan, Australia, Germany, and France.

Competition

In both recorded music and music publishing we compete based on price (to retailers in recorded music and to various end users in music publishing), on marketing and promotion (including both how we allocate our marketing and promotion resources as well as how much we spend on a dollar basis) and on artist signings. We believe we currently compete favorably in these areas.

Our recorded music business is also dependent on technological development, including access to, selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. Due to the growth in piracy, we are forced to compete with illegal channels such as unauthorized, online, peer-to-peer file-sharing and CD-R activity. See “Recorded Music Industry – Piracy.” Additionally, we compete, to a lesser extent, with alternative forms of entertainment and leisure activities, such as cable and satellite television, pre-recorded films on videocassettes and DVD, the Internet, computers and videogames for disposable consumer income.

The recorded music industry is highly competitive based on consumer preferences, and is rapidly changing. The recorded music business relies on the exploitation of artistic talent. As such, competitive strength is predicated upon the ability to continually develop and market new artists whose work gains commercial acceptance. According to Music and Copyright, in 2008, the four largest major record companies were Universal, Sony Music Entertainment (“Sony”), EMI Music (“EMI”) and WMG, which collectively accounted for approximately 74% of worldwide recorded music sales. There are many mid-sized and smaller players in the industry that accounted for the remaining 26%, including independent music companies. Universal was the market leader with a 29% worldwide market share in 2008, followed by Sony with a 21% share. WMG and EMI held a 15% and 10% share of worldwide recorded music sales, respectively. While market shares change moderately year-to-year, market shares have not historically changed significantly from year-to-year.

The music publishing business is also highly competitive. The top four music publishers collectively account for approximately 68% of the market. Based on Music & Copyright’s most recent estimates in May 2009, Universal Music Publishing Group, having acquired BMG Music Publishing Group in 2007, was the market leader in music publishing in 2008, holding a 23% global share. EMI Music Publishing was the second largest music publisher with an 18% share, followed by WMG (Warner/Chappell) at 15% and Sony/ATV Music Publishing LLC (“Sony/ATV”) at 12%. Independent music publishers represent the balance of the market, as well as many individual songwriters who publish their own works.

Copyrights

Our business, like that of other companies involved in music publishing and recorded music, rests on our ability to maintain rights in musical works and recordings through copyright protection. In the U.S., copyright protection for works created as “works made for hire” (e.g., works of employees or specially commissioned works) after January 1, 1978 lasts for 95 years from first publication or 120 years from creation, whichever expires first. The period of copyright protection for musical compositions and sound recordings that are not “works made for hire” lasts for the life of the author plus 70 years for works created on or after January 1, 1978. U.S. works created prior to January 1, 1978 generally enjoy a total copyright life of 95 years, subject to compliance with certain statutory provisions including notice and renewal. In the U.S., sound recordings created prior to February 15, 1972 are not subject to federal copyright protection but are protected by common law rights or state statutes, where applicable. The term of copyright in the European Union (“E.U.”) for musical compositions in all member states lasts for the life of the author plus 70 years. In the E.U., the term of copyright for sound recordings currently lasts for 50 years from the date of release. We are largely dependent on legislation in each territory to protect our rights against unauthorized reproduction, distribution, public performance or rental. In all territories where we operate, our products receive some degree of copyright protection, although the period of protection varies widely. In a number of developing countries, the protection of copyright remains inadequate. The U.S. enacted the Digital Millennium Copyright Act of 1998, creating a powerful framework for the protection of copyrights covering musical compositions and recordings in the digital world. The potential growth of new delivery technologies, such as digital broadcasting, the Internet and entertainment-on-demand has focused attention on the need for new legislation that will adequately protect the rights of producers. We actively lobby in favor of industry efforts to increase copyright protection and support the efforts of organizations such as the World Intellectual Property Organization (“WIPO”).

In December 1996, two global copyright treaties, the WIPO Copyright Treaty and the WIPO Performances and Phonograms Treaty, were signed, securing the basic legal framework for the international music industry to trade and invest in online music businesses. The WIPO treaties were ratified by the requisite number of countries, including the U.S. The E.U. has implemented these treaties through the European Copyright Directive, which was adopted by the E.U. in 2001. Legislation implementing the European Copyright Directive in each of the member states is underway. The European Copyright Directive harmonizes copyright laws across Europe and extends substantial protection for copyrighted works online. The E.U. has also put forward legislation aimed at assuring cross border coordination of the enforcement of laws related to counterfeit goods, including musical recordings.

International Distribution

According to IFPI, the top five territories (the U.S., Japan, the U.K., Germany and France) accounted for 74% of the related sales in the recorded music market in calendar year 2008. The U.S., which is the most significant exporter of music, is also the largest territory for recorded music sales, constituting 31% of total calendar year 2008 recorded music sales on a retail basis. In addition, the U.S. and Japan are largely local music markets, with 93% and 80% of their calendar year 2008 physical music sales consisting of domestic repertoire, respectively. In contrast, the U.K., Germany and France have a higher percentage of international sales, with domestic repertoire constituting only 36%, 52% and 57% of these markets, respectively. There has been a major shift in distribution of recorded music from specialty shops towards mass-market and online retailers.

Physical Sales vs. On-Line Sales

According to RIAA, record stores’ share of U.S. music sales has declined from 45% in calendar year 1999 to 30% in calendar year 2008. Over the course of the last decade, U.S. mass-market and other stores’ share grew from 38% in calendar 1999 to 54% in calendar year 2004, and with the subsequent growth of sales via online channels since that time, their share contracted to 28% in calendar year 2008. In recent years, online sales of physical product as well as digital downloads have grown to represent an increasing share of U.S. sales and combined they accounted for 28% of music sales in calendar year 2008. In terms of genre, rock remains the most popular style of music, representing 32% of 2008 U.S. unit sales, although genres such as rap/hip-hop, R&B, country and Latin music are also popular.

According to RIAA, from calendar years 1990 to 1999, the U.S. recorded music industry grew at a compound annual growth rate of 7.6%, twice the rate of total entertainment spending. This growth, largely paralleled around the world, was driven by demand for music, the replacement of vinyl LPs and cassettes with CDs, price increases and strong economic growth. The industry began experiencing negative growth rates in calendar year 1999, on a global basis, primarily driven by an increase in digital piracy. Other drivers of this decline were and are the overall recessionary economic environment, bankruptcies of record retailers and wholesalers, growing competition for consumer discretionary spending and retail shelf space and the maturation of the CD format, which has slowed the historical growth pattern of recorded music sales. Since that time, annual dollar sales of physical music product in the U.S. are estimated to have declined at a compound annual growth rate of 10%, although there was a 2.5% year-over-year increase recorded in 2004. In calendar year 2008, the physical business experienced a 28% year-over-year decline on a value basis. Notwithstanding these factors, we believe that music industry results could improve based on the continued mobilization of the industry as a whole against piracy and the development of legitimate digital distribution channels.

Piracy

One of the industry’s biggest challenges is combating piracy. Music piracy exists in two primary forms: digital (which includes illegal downloading and CD-R piracy) and industrial:

Digital piracy has grown dramatically, enabled by the increasing penetration of broadband Internet access and the ubiquity of powerful microprocessors, fast optical drives (particularly with writable media, such as CD-R) and large inexpensive disk storage in personal computers. The combination of these technologies has allowed consumers to easily, flawlessly and almost instantaneously make high- quality copies of music using a home computer by “ripping” or converting musical content from CDs into digital files, stored on local disks. These digital files can then be distributed for free over the Internet through anonymous peer-to-peer file sharing networks such as BitTorrent, Frostwire, and Limewire (“illegal downloading”).  Alternatively, these files can be burned onto multiple CDs for physical distribution (“CD-R piracy”).  IFPI estimates that 40 billion songs were illegally downloaded in 2008.

Industrial piracy (also called counterfeiting or physical piracy) involves mass production of illegal CDs and cassettes in factories. This form of piracy is largely concentrated in developing regions, and has existed for more than two decades. The sale of legitimate recorded music in these developing territories is limited by the dominance of pirated products, which are sold at substantially lower prices than legitimate products. The International Intellectual Property Alliance (IIPA) estimates that trade losses due to physical piracy of records and music in 47 key countries/territories around the world with copyright protection and/or enforcement deficiencies totalled $2 billion in 2008. The IIPA also believes that piracy of records and music is most prevalent in territories such as, Indonesia, Lebanon, Mexico, and the People’s Republic of China, Peru, the Philippines and Vietnam, where privacy levels are in excess of 70%.

In 2003, the industry launched an intensive campaign to limit piracy that focused on four key initiatives:

• Technological: The technological measures against piracy are geared towards degrading the illegal file- sharing process and tracking providers and consumers of pirated music. These measures include spoofing, watermarking, copy protection, the use of automated webcrawlers and access restrictions.

• Educational: Led by RIAA and IFPI, the industry has launched an aggressive campaign of consumer education designed to spread awareness of the illegality of various forms of piracy through aggressive print and television advertisements. Data collected by RIAA in the first quarter of 2009 reflect that over 40% of the U.S. music-consuming population age 13 and older are aware of the recording industry’s efforts to educate consumers about obtaining music legally, and of those, about three-fourths (72%) believe that these efforts have been effective in helping them understand what is permissible in terms of obtaining music. The data also show that only a small minority of the U.S. music-consuming population age 13 and older currently believes that there is legal justification for engaging in file- sharing activities—one-third or less say that it is legal to make their music collections available for others to download or copy and/or to download or copy music from someone else’s collection.

• Legal: In conjunction with its educational efforts, the industry has taken aggressive legal action against file-sharers and is continuing to fight industrial pirates. These actions include civil lawsuits in the U.S. and E.U. against individual pirates, arrests of pirates in Japan and raids against file-sharing services in Australia. U.S. lawsuits have largely targeted individuals who illegally share large quantities of music content. A number of court decisions, including the decisions in the cases involving Grokster and KaZaA, have held that one who distributes a device, such as P2P software, with the object of promoting its use to infringe copyright can be liable for the resulting acts of infringement by third parties using the device regardless of the lawful uses of the device.

• Development of online and mobile alternatives: We believe that the development and success of legitimate digital music channels will be an important driver of recorded music sales and monetization going forward, as they represent both an incremental revenue stream and a potential inhibitor of piracy. The music industry has been encouraged by the proliferation and early success of legitimate digital music distribution options. We believe that these legitimate online distribution channels offer several advantages to illegal peer-to-peer networks, including greater ease of use, higher quality and more consistent music product, faster downloading and streaming, better search and discovery capabilities and seamless integration with portable digital music players. Legitimate online download stores and subscription music services began to be established between early 2002 and April 2003 beginning with the launch of Rhapsody in late 2001 and continuing through the launch of Apple’s iTunes music store in April 2003. Since then, many others (both large and small) have launched download, subscription, and ad-supported music services, offering a variety of models, including per-track pricing, per-album pricing and monthly subscriptions. According to IFPI in their “Digital Music Report 2008” publication, there are more than 500 legal online music sites providing alternatives to illegal file-sharing in markets around the world. The mobile music business has also grown rapidly, with mobile music revenues rising to nearly $1.6 billion in trade value in 2008, according to IFPI data. While revenues from ringtones initially drove the mobile music business, new mobile phones equipped with new capabilities are increasingly offering the capability for full-track downloads and streaming audio and video. These categories are accounting for a greater share of mobile music revenues while further expanding legitimate options.

These efforts are incremental to the long-standing push by organizations such as RIAA and IFPI to curb industrial piracy around the world. In addition to these actions, the music industry is increasingly coordinating with other similarly impacted industries (such as software and filmed entertainment) to combat piracy. We believe these actions have had a positive effect. A survey conducted by The NPD Group, a market research firm, in December 2007 showed that 27% of U.S. Internet users aged 13 or older who downloaded music from a file-sharing service at any point in the past two years stopped or decreased their usage of such file- sharing services in the year covered by the survey. Internationally, several recent governmental initiatives should also be helpful to the music industry. France recently enacted “graduated response” legislation pursuant to which repeat copyright infringers could have their Internet connections revoked and be subject to criminal penalties. South Korea and Taiwan have also passed graduated response laws. In addition, the U.K. has confirmed its intention to introduce the Digital Economy Bill pursuant to which the proposed legislation would require ISPs to send notifications to infringing subscribers. They may also utilize technical measures to deal with repeat infringers (including suspension of subscriber accounts), and maintain identifying information on serious repeat infringers and hand it over to the rights holders, if required for commencing court proceedings. In April 2009, Sweden implemented the Intellectual Property Rights Enforcement Directive, which was intended to ensure, among other things, the ability to effectively enforce copyright and other civil remedies. There is evidence to suggest that this is having a positive effect in reducing unlawful file sharing on the Internet in Sweden.

We believe these actions, as well as other actions also currently being taken in many countries around the world, represent a positive trend internationally and a recognition by governments around the world that urgent action is required to reduce online piracy and in particular unlawful file sharing because of the harm caused to the creative industries. While these government actions have not come without some controversy abroad, we continue to lobby for legislative change through music industry bodies and trade associations in jurisdictions where enforcement of copyright in the context of online piracy remains problematic due to existing local laws or prior court decisions. In the U.S., the legislature recently passed the PRO-IP Act of 2008, a law that protects copyrights both domestically and internationally. Echoing similar efforts across Europe and Australia, the PRO-IP Act toughens U.S. criminal laws against piracy and counterfeiting, and adds accountability in the law’s implementation. In addition, the Higher Education Act, which sets out provisions designed to ameliorate the peer-to-peer problem on college campuses was also recently enacted. The Act requires colleges to consistently disseminate information to better educate students about the policies, disciplinary actions, risks and penalties of peer-to-peer activities. Furthermore, for educational institutions to have continuing eligibility to federally funded assistance programs, they have to develop plans to effectively combat unauthorized content distribution on campus. We believe all of these actions further the efforts of the music industry to reduce the level of illegal file-sharing on the Internet.

Litigation

Fireworks Litigation

The Company obtained summary judgment on February 10, 2011 in an action in Ontario Superior Court, Canada, against CanWest Entertainment and two of its affiliates (“CanWest”) confirming the Company’s ownership of five motion pictures “Rules of Engagement”, “An American Rhapsody,” “Who Is Cletis Tout,” “Onegin,” and “The Believer”, (the “Copyrights”). The Company has filed an action in the High Court of England and Wales on September 7, 2011 against Content Media Corporation (“Content”) and Paramount Picture Corp. (“Paramount”) to recover the Copyrights and substantial damages for the use of the copyrighted works after their purported acquisition from CanWest. The Company may incur up to $200,000 in legal expenses to pursue this claim but expects to recover those fees from Content .  The Company has also filed on May 27, 2011 an action in United States District Court in Los Angeles, California against Paramount Pictures for infringement of the Copyrights.  This action was dismissed by the District Court based on a claimed application of the statute of limitation and we have appealed to the Ninth Circuit .

Jonesfilm

Seven Arts Pictures plc (“PLC”), the Company’s listing predecessor, its then-subsidiary Seven Arts Filmed Entertainment Limited (“SAFE”) and Seven Arts Pictures Inc. (“SAP”), were the subject of an arbitration award of attorney fees totalling approximately $ 246 ,000, with interest and charges, both of which were reduced to judgment in favor of Jonesfilm (“JF ”) in a judgment dated June 19, 2007 entered by United States District Court in Los Angeles, California (“Judgment”).   Management believes the Company has no further liability in this matter.  JF asserts that the Company is liable as the “successor in interest” to PLC, which the Company denies.   JF has sought to enforce the Judgment against SAFE, Mr. Hoffman and SAP in proceedings filed on July 28, 2009 in United States District Court in New Orleans, Louisiana.  We believe this Court has no personal jurisdiction over SAFE and are appealing a decision by the District Court finding such personal jurisdiction to the Fifth Circuit Court of Appeals.

Arrowhead Target Fund

Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP Inc., a company previously controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”).  SFF secured the Arrowhead Loan with liens on 12 motion pictures . The Company’s only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan. The Company is not required to repay the Arrowhead Loan from any of its other assets or revenues. SAE’s subsidiary, SAFE, Ltd. was the collateral agent of the film assets.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principle and interest due thereon. Arrowhead has the right to foreclose on the pledged film assets, but has not done so at the present time. SFF has received a default notice to this effect and as a result Arrowhead is now collecting directly all sums receivable by the Company with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that the Company no longer controls the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Company’s rights to the twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

Arrowhead filed an action on September 22, 2010 in New York Supreme Court, New York, New York, which seeks recovery from the Company of the monies which the Company has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Company, Mr. Hoffman and SAP Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Company for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.

The Company had moved to dismiss the action against all defendants other than Seven Arts Future Flows I LLC, which is not part of the Company. On August 9, 2011, the New York Supreme Court granted the Company’s motion and dismissed all defendants except Seven Arts Filmed Entertainment Limited in its capacity as a collateral agent, which is not a material element of Arrowhead claim. The Company continues to believe that Arrowhead’s claims against the Company are without substantial merit.

Arrowhead has purported to refile its claim against the Company and the other defendants. The Company will seek dismissal of these claims on the same grounds. The Company continues to believe that Arrowhead’s claims against the Company are without substantial merit.

Arrowhead Capital Partners – AGC Loan

PLC, SAP and SAFE, and several special purpose companies formed by SAP were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting Group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan described above in Note 13 under “Production Loans”. The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of the Company has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan.   ACG and he Company filed our motion for summary judgment which resulted in summary judgment in favor of ACG against SAFE, SAP and the special purpose companies.  That summary judgment is on appeal to the New York Court of Appeals .

Investigation into Claim for Tax Credits (SAPLA)

The US Attorney in New Orleans is investigating claims for Louisiana film infrastructure tax credits including such tax credits to be claimed by  Seven Arts Pictures Louisiana LLC (“SAPLA”) and has issued subpoenas for discovery of documents in the possession of the Company related to these tax credits .  The Company has complied with that subpoena and has had no further contact from the US Attorney’s office .

This investigation appears to include investigation as to whether certain expenses claimed by this affiliate were improper or fraudulent. All such claimed expenses were audited by independent auditors in Louisiana and reviewed by counsel. Management believes that this investigation will have no material adverse effect on the Company’s operations or the total tax credits to be received by the Company’s affiliates, but could result in charges against current or former employees of this affiliate based on prior audits, including Mr. Hoffman.

Parallel Action

On June 28, 2011, Seven Arts Pictures Plc. (“PLC”) filed an action in the High Court of England against Parallel Media LLC (“Parallel”) to collect sums due to PLC with respect to acquisition of distribution rights in Russia to four motion pictures and to confirm Parallel’s obligations under both a signed and unsigned investment agreement with respect to the motion picture project Winter Queen. On the same day Parallel filed a petition to wind up and liquidate PLC in the Companies Courts of England based on its claim of repayment of $1,000,000 of investment made by Parallel in Winter Queen. PLC is no longer part of the Company. On September 19, 2011, Parallel filed a new action against PLC and SAE in the Superior Court of California, asserting the same claims as in the winding up petition and seeking to enjoin the proposed administration proceedings in England. A request for a preliminary injunction was denied by the Superior Court.   Parallel in California has been stayed by reason of the “Recognition Order” described in “Liquidation of Seven Arts Pictures plc.”   Parallel was permitted to pursue its remedies in the Los Angeles Superior Court proceedings based on actions of the liquidator.  Parallel’s motion for summary judgment has been denied. The Company believes that a favorable decision by the liquidator as discussed above will resolve this action in the Company’s favor.

HMRC Investigation

On July 19, 2011 Officers of Her Majesty’s Revenue & Customs (“HMRC”) attended the offices of Seven Arts Pictures Plc. (the “Company”) in London. Documents were retained appertaining to arrangements involving the subscription for shares in a number of companies which had lost value, resulting in subscribers making claims to tax relief.

The Company’s participation in these transactions was limited to the Company’s predecessor’s transfer of rights to certain motion pictures to the investors in return for their investments in the production and release costs of those pictures and making available the provision of loans to fund a portion of those investments. The Company received no tax benefits from the transactions, which were made on arms-length terms. The Company believes that it is not a subject of the HMRC investigation.

In connection with the transactions, the Company did not make any representations or warranties to any party, including the investors, regarding any potential tax benefits related to the transactions. Prior to the closing of the transactions the investors obtained and made available to the Company, an opinion of prominent Queen’s counsel, specializing in United Kingdom tax laws, that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws. The Company remains confident that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws.

HMRC has requested interviews with three officers of PLC to discuss whether those officers were involved in the arrangements for subscription of shares in the relevant companies, the first of which with Ms. Elaine New, CFO,  occurred in April 2012 and a second in May 2012. PLC is fully cooperating with the investigation. PLC believes there is no basis for any claim of responsibility of any of its officers or employees. Based on facts currently known by PLC , there is no need for it to record a contingent liability in its financial statements in connection with the investigation or the related transactions.

MANAGEMENT

The following sets forth the name and position of each of our directors:

Name	Position	Age	Date First Elected or Appointed	Date of Expiration of Current Term (1)
Hubert Gibbs	Chairman, Director	52	April 9, 2010	June 30, 2015
Peter Hoffman	CEO, Director	62	September 2, 2004	June 30, 2015
Katrin Hoffman	COO, Director	34	February 26, 2008	June 30,2015
Anthony Hickox	Director	44	October 15, 2007	June 30, 2013
Elaine New	Director	52	January 11, 2007	June 30, 2014
Daniel Reardon	Director	51	November 1, 2010	June 30,2014
David Furth	Director	44	October 15, 2012	Next AGM
___________________
(1)	Directors serve for three years.

The Directors served in their respective capacities since their election and/or appointment and will serve until the next Annual General Meeting or until a successor is duly elected, unless the office is vacated in accordance with the Articles of Association.

The senior management serves at the pleasure of the Board of Directors.

No director and/or senior management had been the subject of any order, judgment, or decree of any governmental agency or administrator or of any court or competent jurisdiction, revoking or suspending for cause any license, permit or other authority of such person or of any corporation of which he is a director and/or senior management, to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining or enjoining any such person or any corporation of which he is an officer or director from engaging in or continuing any conduct/practice/employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security or any aspect of the securities business or of theft or of any felony.

The experience and qualifications of the directors and senior management for at a minimum the last five years are as follows:

The Honorable Hubert Gibbs has been our Chairman and one of our directors since April 9, 2010. After graduating from Oxford University in 1981, Mr. Gibbs started his career as an editor, reader and translator at Quartet Books UK. Subsequently he worked as a stock market analyst with Banque Bruxelles Lambert and then as an independent communications entrepreneur responsible for starting up various companies including Instlang.com which was sold to market leader SDL in 1999. Most recently Mr. Gibbs has been involved in financing and producing independent films, including As Good as Dead and The Killing Jar. Mr. Gibbs managed the family estate, Tyntesfield until it was taken over by the National Trust in 2002.

Peter Hoffman has been our Chief Executive Officer and one of our directors since September 2004 and is also our founder. Mr. Hoffman took over as Chairman on December 31, 2009 following the death of previous chairman Anthony Bryan but resigned that position on election of Hubert Gibbs as Chairman. Under Mr. Hoffman’s direction, we and our predecessors have produced and or distributed over thirty features since our inception including: Johnny Mnemonic, Never Talk To Strangers, 9 ½ Weeks II and Shattered Image. As our CEO, his responsibilities include, among others, the selection and production of motion pictures, strategic planning, business development, operations, financial administration, accounting, and reporting to the Board of Directors. Mr. Hoffman was previously President and CEO of Carolco Pictures. He was directly involved at Carolco in the production of a large slate of independent motion pictures, including Terminator 2, Basic Instinct, Total Recall, and Rambo III. Mr. Hoffman is a graduate of the Yale Law School and has participated as a lawyer and executive in numerous financial and tax-preferred financings for more than twenty-five years.   Mr. Hoffman is the father of Katrin Hoffman, our Chief Operating Officer and our Executive Director.

Katrin Hoffman has been our Chief Operating Officer and a director since February 2008. As our COO, her responsibilities include supervising the production of motion pictures and licensing and delivering our motion pictures to third parties. She began her career at the age of 17 as an intern for Hollywood casting directors, Mary Vernieu and Risa Gramon-Garcia. Ms. Hoffman then worked for film agent Mort Viner at International Creative Management until his retirement when she joined our predecessors in 1998.   She has managed the development, production and delivery of films including The Believer, No Good Deed, Stander, and Asylum. In addition to her production responsibilities, Ms. Hoffman is responsible for international distribution, acquisitions and film financing. Ms. Hoffman is the daughter of Peter Hoffman, our Chief Executive Officer and a Director.

Anthony Hickox has been a director since October 2007. He is a film director, writer and producer. Mr. Hickox wrote and directed his first film, Waxworks at the age of 21. Mr. Hickox was involved in the production of or direction of Sundown, Warlock: Armageddon; Children of the Corn, Turn of the Screw; Carnival of Souls, and Hellraiser 3: Hell on Earth.

Elaine New was our Chief Financial Officer and a director from January 2007 until June 30, 2009 and remains an executive director. She is Cambridge University educated and is a Price Waterhouse (London) qualified Chartered Accountant. Elaine has been in the media industry for the last ten years as Finance Director of Metrodome Group Plc., a UK film distributor.  Ms. New was previously engaged as Financial Controller of Harrods International, helping to establish an airport retailing arm, and as Commercial Director of Outfit, a new division of Sears Womenswear Ltd that she helped to create in the latter part of the 1990s.   Ms. New was on the Executive Committee of The Quoted Companies Alliance for almost three years helping represent small to mid-cap companies listed both on AIM and the main list of The London Stock Exchange.

Daniel Reardon has been a director since October, 2010. His activities have included arranging public and private financings, initial public offerings, mergers and acquisitions and other business consulting including positions with The Albert Corporation, where he presided over the acquisition, financing, development and sales of hundreds of condominium units in the Boston area. He is a founding shareholder of four public companies in a variety of industries ranging from mining to biotechnology. Pan Africa Mining Corp. and Sacre-Coeur Minerals, Ltd. Both are Canadian companies traded on the TSX Venture Exchange (Toronto). Mr. Reardon has a background in real estate tax incentive financing programs. He developed and structured tax incentive programs for owners of historic properties for the Architectural Trust in Washington, DC. Mr. Reardon administers several hundred million of incentives annually through the Federal Preservation Tax Incentive Program. He also served as CFO for Concrete Film Ventures, which financed several independent, feature film projects, raised venture capital through limited partnerships, and secured substantial lines of credit from media banks using off balance sheet receivable Presale and Gap financing on the following feature films: LEGACY starring David Hasselhoff, MY BROTHER THE PIG starring Scarlet Johansson and Eva Mendes, THE PAVILION starring Richard Chamberlain, and CHANGING HEARTS starring Faye Dunaway. Currently Dan is Executive Producing LUNATIC AT LARGE an original story by Stanley Kubrick based on a treatment by Jim Thompson Starring Scarlett Johansson and Sam Rockwell.

David Furth is the managing director of Gi2 LLC, where he has managed hedge fund and private equity investments focusing on rapidly growing international companies in retail software, technology, and health care since July 2008. Prior to his tenure at Gi2, commencing January 2005 Mr Furth was Senior Vice President and Portfolio Manager at Provident Investment Counsel, where he managed a $450 million growth stock portfolio. Mr. Furth attended Stanford University for his undergraduate degree and then the Kellogg School of Management at Northwestern University for his MBA.

Compensation
Since February 15, 2009, our compensation policies with respect to our directors and executive officers are established, administered, and the subject of periodic review by our Independent Directors in accordance with the NASDAQ Marketplace Rules. Total compensation accrued and/or paid (directly and/or indirectly) to the Directors and senior management during the fiscal year ended June 30, 2012 was $1,079,386. We have a Compensation Committee, consisting of Mr. Gibbs and Mr. Reardon, both are Independent Directors, that reviews and approves all employee compensation and bonuses.

Year Ended June 30, 2012

				Long-Term Compensation
				Awards
	Annual Compensation			Securities	Shares/
			Other	Under	Units
			Annual	Option/	Subject to Resale	Payouts LTIP	All Other
Name	Salary ($)	Bonus ($)	Compensation ($)	SAR’s Granted (#)	Restrictions ($)	Payouts ($)	Compensation ($)

Peter Hoffman	500,000	-	-	-	-	-	-

Elaine New	240,000

Katrin Hoffman	79,000	-	-	-	-	-	-

Other Directors as a Group	32,700	-	-	-	-	-	-

  Year Ended June 30, 2011

				Long-Term Compensation
				Awards
	Annual Compensation			Securities	Shares/
			Other	Under	Units
			Annual	Option/	Subject to Resale	Payouts	All Other
Name	Salary ($)	Bonus ($)	Compensation ($)	SAR’s Granted (#)	Restrictions ($)	LTIP Pay outs ($)	Compensation ($)

Peter Hoffman	500,000	-	-	-	-	-	-

Elaine New	225,000

Katrin Hoffman	85,000	-	-	-	-	-	-

Other Directors as a Group	18,000	-	-	-	-	-	-

Stock Options

Stock Option Grants from Inception to June 30, 2012

Name	Number of Options Granted	% Of Total Options Granted on Grant Date	Exercise Price per Share	Grant Date	Expiration Date	Mkt. Value of Securities Underlying Options on Date of Grant

Peter Hoffman	714	100%	$30.8	10/14/2011	10/13/2016	$30.8
Elaine New	714	100%	$30.8	10/14/2011	10/13/2016	$30.8
Katrin Hoffman	714	100%	$30.8	10/14/2011	10/13/2016	$30.8
Robert Kaiser	714	100%	$30.8	10/14/2011	10/13/2016	$30.8
Dan Reardon	714	100%	$30.8	10/14/2011	10/13/2016	$30.8
Hubert Gibb	714	100%	$30.8	10/14/2011	10/13/2016	$30.8
Anthony Hickox	714	100%	$30.8	10/14/2011	10/13/2016	$30.8
Robert Kaiser	714	100%	$30.8	10/14/2011	10/13/2016	$30.8
Peter Hoffman	714	100%	$27.3	12/06/2011	12/05/2016	$27.3
Elaine New	714	100%	$27.3	12/06/2011	12/05/2016	$27.3
Katrin Hoffman	714	100%	$27.3	12/06/2011	12/05/2016	$27.3
Robert Kaiser	714	100%	$27.3	12/06/2011	12/05/2016	$27.3
Dan Reardon	714	100%	$27.3	12/06/2011	12/05/2016	$27.3
Hubert Gibb	714	100%	$27.3	12/06/2011	12/05/2016	$27.3
Anthony Hickox	714	100%	$27.3	12/06/2011	12/05/2016	$27.3
Robert Kaiser	714	100%	$62.3	09/01/2011	08/31/2016	$62.3
Total Granted	11,424

1) 50% of the options vested on December 31, 2011
2) 50% of the options vested on December 31, 2012

Mr Hoffman is the beneficial owners of 7,357,143 shares of common stock.
Mr Furth is the beneficial owner of 300,000 shares of common stock.

Change of Control Compensation

We have now and have had in all periods described no plans or arrangements in respect of compensation received, or that may be received, by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per senior manager other than those set out in Peter Hoffman’s Employment Agreement. Pursuant to the Employment Agreement, if we terminate Peter Hoffman without cause, we shall be entitled to pay SAP a lump sum of approximately $1,500,000.

Other Compensation

No senior management director received “other compensation” in excess of the lesser of $25,000 or 10% of such officer’s cash compensation, and senior management and Directors as a group did not receive other compensation which exceeded $25,000 times the number of persons in the group or 10% of the compensation.

Bonus/Profit Sharing/Non-Cash Compensation

Except for the stock options discussed above, we have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to some of our directors or senior management, except that our Board has adopted a bonus plan substantially in the following form:

1.
Compensation Committee will recommend amount of bonus pool each year, which will be 10% of pre-tax profits for the prior fiscal year. The CEO and the Compensation Committee will decide recipients of project-related awards and amounts.

2.	In future years, comparisons will be made to peer groups in the motion picture industry.

3.	There will be two types of annual bonuses:

(a)	Those related to the overall management of our company
(b)	Those related to performance on specific projects

4.	Managers in bonus pool:

(a)	Peter Hoffman (Chairman/CEO)
(b)	Katrin Hoffman (COO)
(c)	Elaine New

5.	Management bonuses as follows:

	CEO	Management	Project Related
Company Results	40%	25%	15%
Individual Objectives	10%	30%	50%
Subjective	20%	20%	25%
Share Performance	30%	25%	10%

6.	Individual objects for management will be agreed by the Board.

7.	Criteria include individual contributions to our overall profits.

Pension/Retirement Benefits

No funds were set aside or accrued by us during fiscal years 2009, 2010 , 2011 or 2012 to provide pension, retirement or similar benefits for directors or senior management.

Executive Employment Agreements

We have an employment agreement with Peter Hoffman pursuant to which he will act as our CEO until December 31, 2013. In connection with the employment agreement, we have granted Mr. Hoffman :

●	the right to sole responsibility for creative and business decisions regarding motion pictures we develop and produce,

●	a right of first refusal to produce remakes, sequels or prequels of motion pictures produced by Mr. Hoffman and acquired by us or any motion picture produced by us during his employment,

●	an annual salary of $500,000 per year plus bonuses, expenses and a signing option and

●
a right upon termination without cause to a lump sum payment of approximately $1,500,000, an assignment of all projects in development during the term of his employment and any amounts due upon such compensation as an excise tax.

We have a written employment agreement with Katrin Hoffman as of October 1, 2012 pursuant to which she will act as our COO ad infinitum at a salary of $160,000 per year plus bonuses and expenses.  Ms. Hoffman’s contract contains a “non-compete” clause, pursuant to which she will be excluded from competing against us for 6 months following the date of her termination.

We have an oral employment agreement with Elaine New pursuant to which she will act as an executive director ad infinitum at a salary of $225,000 (£150,000) per year plus bonuses and expenses.  Ms. New’s contract contains a “non-compete” clause, pursuant to which she will be excluded from competing against us for 6 months following the date of her termination.

Mr. Hoffman’s employment agreement grants us a right to injunctive relief if Mr. Hoffman breaches the agreement. With the exception of Ms. Hoffman’s and Ms. New’s agreements, the employment agreements do not contain “non-compete” clauses.

Director Compensation

Anthony Hickox will receive approximately $1,500 per meeting attended.

Board of Directors Committees

We have an Audit Committee, which recommends to the Board of Directors the engagement of our independent auditors and reviews with the independent auditors the scope and results of our audits, our internal accounting controls, and the professional services furnished by our independent auditors. The current members of the Audit Committee are Mr. Furth (Chair), Mr. Gibbs and Mr. Reardon. The Audit Committee did not meet separately in the fiscal year ended June 30, 2012, but have met during the current fiscal year and will meet with the Group’s Auditors to review the year-end financial statements and the audit process.

Our Compensation Committee (Mr. Gibbs and Mr. Reardon) and Nominations Committee (Mr. Gibbs, Mr. Hickox and Mr. Reardon) are made up of three of our independent directors.

All Committees of the Board are organized pursuant to our Board of Directors Memorandum and resolutions of the Board of Directors. The terms of reference of each committee are based on the subject matter jurisdiction of each Committee. The Compensation Committee reviews and approves all employee compensation and bonuses. The Nomination Committee proposes candidates for election to our Board of Directors.

All meetings of each Committee are on an ad hoc basis, decisions are made by majority vote and all decisions are reported to the full Board of Directors for approval.

Employees

As of the date of this registration statement, Seven Arts had 15 employees and independent contractors, providing full-time services. Our affiliates employ many part time employees for production of our motion pictures, but we do not engage temporary employees on any regular or material basis. We are not signatory to any labor union collective bargaining agreements, but our affiliates in the United States are signatory to the current Writer’s Guild of America, Directors Guild of America and IATSE Low Budget Agreements and have in the past been signatory to the Screen Actors Guild Agreement. Our employees have ranged from a low of six to a high of twenty one over the last three fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Except as indicated by the footnotes below, our management believes, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding the ownership of our common stock as of December 5, 2012 by (i) each person known by the Company to own beneficially more than five per cent (5%) of our common stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table (see “Executive Compensation”); and (iv) all directors and executive officers of the Company as a group.

		Amount of
		Beneficial	Percent of
Name of Beneficial Owner (2)	Address of Beneficial Owner	Ownership (2)	Class (1)
SERIES A PREFERRED (10)
Palm Finance issued and certificated	233 Wilshire Blvd, Suite 200, Santa Monica, CA 90401	125,125	100%

SERIES B PREFERRED (11)

Lincoln Centre Equities (11) (12)	157 Davenport Ave., New Rochelle, NY 10805	59,500	41%
Lincoln Centre Growth Partners (11) (13)	2841 Hartland Road, Suite 301 Falls Church, VA 22043	10,000	7%
Jason Shapiro (11)	61 West 62nd Street, Apt. 23F New York, NY 10023	10,000	7%

COMMON STOCK
Peter Hoffman(3)	8439 Sunset Boulevard, West Hollywood, CA 90069	7,360,000	59%
Katrin Hoffman (4)	136-144 New Kings Road, London SW6 4LZ	714	*
Elaine New (5)	136-144 New Kings Road, London SW6 4LZ	714	*
Hubert Gibbs (6)	136-144 New Kings Road, London SW6 4LZ	714	*
Dan Reardon (7)	8439 Sunset Boulevard, West Hollywood, CA 90069	714	*
Tony Hickox (8)	8439 Sunset Boulevard, West Hollywood, CA 90069	714	*
			*
			5%
Total officers and directors as a group (7 persons) (14)	8439 Sunset Boulevard, West Hollywood, CA 90069	8,019,118	61.02%

* = less than 1%

(1) As at December 5 there were   shares of common stock were issued and outstanding.

(2) Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities and includes shares underlying convertible debentures, warrants and options that have been issued, granted and have vested and not been exercised and shares underlying options that will vest within the next 60 days only in respect to any person listed in the table. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all common stock shown as beneficially owned by him/her.

(3) Represents 714 shares underlying options that are exercisable within 60 days of this proxy statement and 2,143 shares of common stock issued to New Moon, a company controlled by Peter Hoffman and pledged to Armadillo Ltd. Also includes 357,143 shares that are pledged to JMJ Financial and 7,000,000 pledged to Tonaquint Inc. in connection with Mr. Hoffman’s full recourse personal guarantees of the Company’s obligations to JMJ Financial and Tonaquint Inc., respectively.

(4) Represents 714 shares of common stock underlying options that are exercisable within 60 days of this proxy statement.

(5) Represents 714 shares of common stock underlying options that are exercisable within 60 days of this proxy statement.

(6) Represents 714 shares of common stock underlying options that are exercisable within 60 days of this proxy statement.

(7) Represents 714 shares of common stock underlying options that are exercisable within 60 days of this proxy statement.

(8) Represents 714 shares of common stock underlying options that are exercisable within 60 days of this proxy statement.

(9) The per-share conversion price for the Series A Preferred Stock is $10.50.

(10) The per-share conversion price for the Series B Preferred Stock was confirmed at $1.10.  120,000 of the 180,000 shares are subject to certain earn-out provisions. The holders retain all of the voting rights in respect of such shares.

(11) The Company believes that Jake Shapiro is the person with voting and disposition powers in respect of such shares.

(12) The Company believes that Richard D. Smith is the person with voting and disposition powers in respect of such shares.

(134) Includes all information in footnotes 3 through 8, inclusive.

CERTAIN RELATED TRANSACTIONS

We have entered into several agreements and arrangements with SAP, an entity that owns approximately 163,800 shares of our common stock, including 140,000 shares of common stock pledged to Apollo Media GmbH & Co Filmproduktion KG and the balance pledged to other lenders, whose majority beneficial shareholder of SAP Inc. was our Chief Executive Officer, Peter Hoffman.  These transactions include:

●
Upon acquisition of control of our Group by SAP in September 2004, we entered into an agreement with SAP under which SAP provided the services of Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of SAP Inc. to us at cost. Pursuant to two inter-company agreements, SAP also from time-to-time has and will own limited liability companies in the United States which distribute our motion pictures for a fee, with all profits enuring to our benefit. These companies may also provide other services to us at no fee other than Mr. Hoffman’s salary and the direct third-party costs of SAP’s Los Angeles office, all of which are reflected in our financial statements. These other services may include accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of our business. SAP has assigned to us any proceeds arising from services performed by SAP. On our behalf. We have granted SAP. The power and authority to enter into agreements on our behalf. SAP is not to take any actions on our behalf without our approval. These agreements have terminated as of December 31, 2011.

●
Because we do not have a working capital line of credit for movie production, (although we do have a line of credit available to our affiliate, SAPLA, to finish the restoration of the post-production facility at 807   Esplanade, New Orleans),  SAP , Inc. directly or through related various Louisiana limited liability   companies have from time-to-time made non-interest bearing advances to the Company or its subsidiaries or have received advances back from the Company.   The balances of these combined accounts due to the Company as of December 31, 2012 and June 30, 2012 were $(66,389) and $1,055,633, respectively.

As of December 31, 2012 :	SAE	SAFE		CONSOLIDATED BALANCE
Due From:-
SAP Inc.	$1,808,681		$-	$1,808,681
SAP LOU	164,386		-	164,386
SAP PLC	123,680		-	123,680
Total	$2,096,747	$		$2,096,747

Due to:-
SAP Inc.	$-		$(20,850)	$(20,850)
Peter Hoffman	(1,754,475)		(180,104)	(1,934,579)
SAFE (UK)	-		(13,557)	(13,557)
SAP PLC	-		(61,372)	(61,372)
	$(1,754,475)		$(275,883)	$(2,030,358)

SAP, Inc. has pledged an interest in its shares of the Company’s stock to secure certain indebtedness for which SAP, Inc. and the Company are jointly liable such as the Apollo and Armadillo debts. The stock of SAP, Inc. (previously owned by Peter Hoffman) was transferred to the listing predecessor of SAE on September 1, 2011.

●
Together with SAP, our predecessor entered into a settlement agreement, dated September 30, 2006, with ApolloMedia GmbH & Co. Filmproduktion KG (“ApolloMedia”) related to a dispute regarding amounts ultimately payable to ApolloMedia from distribution of the motion picture Stander and one of our subsidiaries’ assumption of indebtedness of approximately $2,000,000 related to Stander upon acquisition of control of our Group by SAP. The Settlement Agreement fully releases us and our subsidiaries from any liability to ApolloMedia in exchange for a payment of $1,800,000 to be made by SAP (of which $175,000 has been paid). In connection with the SAP’s payment obligation of the settlement amount to ApolloMedia, we issued 140,000 ordinary shares to SAP which SAP immediately pledged to ApolloMedia to secure SAP’s obligations under the settlement agreement. SAP has agreed that it will (1) return to us all ordinary shares in excess of 400,000 not necessary to satisfy SAP’s obligations to ApolloMedia and (2) deliver to us from SAP’s ordinary shares, any ordinary shares in excess of 80,000 in fact sold by SAP to satisfy the indebtedness to ApolloMedia under the settlement agreement. The shares pledged to ApolloMedia will be sold by it as necessary for ApolloMedia to derive net proceeds of $1,625,000, and any pledged shares remaining after such sale will be returned to us.

We have entered into several agreements and arrangements with Seven Arts Pictures Louisiana LLC (“SAPLA), controlled by Mr. Hoffman’s wife. These transactions include:

●
A guarantee that we provided to SAPLA to cover its indebtedness under a Credit Agreement that SAPLA entered into with Advantage Capital Community Development Fund, L.L.C. (“Ad Cap”), dated October 11, 2007, for the acquisition and improvement of a production and post- production facility located at 807 Esplanade Avenue in New Orleans, Louisiana. The aggregate borrowing amount under this facility was $3,700,000, all of which was drawn down as of April 30, 2010. In November 2010 Palm acquired this mortgage secured on the facility for $1,000,000 and agreed to extend a construction facility of $1,850,000 to complete the facility. We guaranteed the indebtedness to Palm and have since June 30, 2012 now included it in our total indebtedness. We do not anticipate the use of any material amount of our working capital to complete and operate this facility, and we expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post- production facility. In particular SAPLA has submitted audited expense reports which would generate approximately $3,500,000 in Louisiana Film Infrastructure tax credits $2,500,000 in Louisiana State Rehabilitation tax credits and $2,500,000 in Federal Historic Preservation tax credits, all of which are payable to us.

SAP and Louisiana Companies:

The Company’s Chief Executive Officer, Peter Hoffman, controls several companies, including (prior to September 10, 2011) Seven Arts Pictures, Inc. (“SAP ”) that are not part of the Company but from which it obtains or transfers distribution rights or other assets related to the business and which control production of the motion pictures. The agreements with Mr. Hoffman, and the companies controlled by him, provide that all revenues related to the Company’s business payable to Mr. Hoffman or any of these related party companies is due to the Company, except Mr. Hoffman’s salary, bonus and stock ownership. None of these affiliates are variable interest or special purpose entities.

Pursuant to a related party agreement, SAP holds ownership of limited liability corporations in the United States, with all distribution rights and profits thereof being due to SAFE. In addition, they have also provided other services for Seven Arts Pictures Plc (“PLC”) and SAFE and SAE at no fee other than Mr. Hoffman’s salary and the direct third party costs of the Los Angeles office, all of which are reflected in the financial statements of SAFE. These other services include any reasonable requests of the management of the Company including accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Company’s business. Effective January 1, 2012, no further such transactions are intended.

Peter Hoffman:

In September 2004, the Company’s predecessor entered into an agreement with SAP under which SAP provided the services of Mr. Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of SAP Inc. to the Company’s predecessor at cost. Pursuant to two inter - company agreements, SAP also from time-to-time owned limited liability companies in the United States which distributed the Company’s motion pictures for a fee, with all profits enuring to the benefit of the Company. These companies also provided other services to the Company at no fee other than Mr. Hoffman’s salary and the direct third-party costs of SAP’s Los Angeles office, all of which were reflected in the Company’s financial statements.  Portions of Mr. Hoffman’s salary have not been paid to him and have been reflected as Due To Related Party. As of December 31, 2013 $ 1,934,579 was owed to Mr. Hoffman for unpaid salary and unreimbursed expenses, as well as repayment of cash he advanced the Company or its predecessors.  During the quarter ended September 30, 2012, shares were issued in satisfaction of a portion of this liability at a market price of $0.17/share .   These shares are being held as collateral for two loans (JMJ Financial and Tonaquint Inc.) and will be returned to the Company if not called as collateral. The amount owed to Mr Hoffman as at December 31, 2012 was $1,934,579.

807 Esplanade Guarantee:

Seven Arts Pictures Louisiana LLC (“SAPLA”), a related party of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”) for aggregate principal advances of up to $3,700,000.  This agreement was guaranteed by the Company’s listing predecessor.  Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of September 30, 2012. As of June 30, 2012, the Company assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 due to Advantage Capital (contingent on receipt of tax credit revenues) due to an agreement with the now mortgagor Palm Finance.

A construction loan of $1,850,000 previously guaranteed by the Company has now been assumed by the Company for 807 Esplanade.

807 Esplanade Advances:

On February 28, 2012, the Company took out a convertible loan of $200,000 from Rowett Capital Ltd. to cover outstanding interest payments due on the construction loan on 807 Esplanade previously guaranteed by the Company.  Three additional convertible loans, totalling $600,000, were taken out by the Company and then loaned to SAPLA to pay down the construction loan on the property, as to delay the construction and opening of the facility further, for which the Company will have a 30-year lease to operate a post-production facility.

Loan Arrangements:

In connection with the loan of $500,000 with JMJ Financial entered into on June 27, 2012, and a new loan entered into in the first quarter of fiscal 2013 with Tonaquint Inc. of $435,000, the Company sold shares of its common stock to Mr. Hoffman, at the market prices of $2.52 (JMJ) and $0.17 (Tonaquint) (based on the post reverse split price), who, in turn, pledged such 357,143 shares to JMJ and 7,000,000 shares to Tonaquint Inc., respectively.

FEE INCOME RECEIVABLE FROM RELATED PARTY

Under the terms of the related party agreement between SAPLA and the Company, all income generated by SAPLA is due to the Company as fee income.  SAPLA is due to receive approximately $9,447,544 from disposition of Louisiana and Federal historic rehabilitation and film infrastructure tax credits for the restoration and the establishment of a post-production facility at 807 Esplanade.

SAPLA will pay the proceeds from disposition of such tax credits to the Company as fee income.  The Company has provided a reserve of $1,906,646 against this receipt to allow for cost of disposing the credits and a further reserve against potential disallowance of any expenditures by Louisiana or Federal taxing authorities, which is not anticipated by management.

SAPLA has filed for historical rehabilitation tax credits available from the United States (26%) and Louisiana (25%) on approximately $9,500,000 of historical rehabilitation expenses paid in connection with the renovation of  the building and property at 807 Esplanade and reflected in a compilation of expenses by an independent accounting firm. SAPLA has filed the Part I application for historic rehabilitation credits and has received the Part II and Part III approvals from the United States Department of Parks with respect to 807 Esplanade.  SAPLA will allocate the Federal historic rehabilitation credits to investors in its lessee, 807 Esplanade Ave. MT LLC (“MT”), and receive cash or reduction in indebtedness as a result of such allocation. SAPLA will assign the Louisiana historic rehabilitation for cash.

SAPLA has also filed for Louisiana film infrastructure tax credits (40%) on all of its investment of approximately $11,500,000 in connection with 807 Esplanade to date, as reflected in an audit report of an independent accounting firm (which also includes audits of all rehabilitation expenses).  SAPLA has approval from Louisiana that the Property is a certified state film infrastructure project and SAFELA, as lessee of MT, is now operating a production and post-production facility at 807 Esplanade.

Louisiana has certified approximately $6,500,000 of film infrastructure expenditure, the tax credits accruing on which SAPLA will assign for cash, with the remaining expenses remaining under consideration by the Louisiana Department of Economic Development (“LED”).  SAPLA has received no objections to any of its film rehabilitation expenses from LED as reflected in the audit report submitted to LEDF on July 2, 2012.  Under a published Opinion of the Attorney General of Louisiana, the Louisiana tax credits vest upon certification as a film infrastructure project which occurred in 2008.  Revenue is not recognized until the required audit or compilation is complete and available to be submitted to the appropriate agency.  The reserve established by the Company against the revenue to be received from SAPLA from disposition of the tax credits reflects potential discounts on the assignment of credits for cash and any potential reduction in the amount of expenses that may be subject to credits by objection of any Federal or Louisiana agency, even though the Company has at present no reason to believe there will be any such reductions.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

From February of 2009 through September 14, 2012, our common stock was listed on The NASDAQ Capital Market; thereafter, it has been quoted on the OTC Bulletin Board and the OTC Market Group Inc.’s OTCQB tier, in each case under the symbol “SAPX”.

The following tables set out the high, low and closing sales prices on the OTC Bulletin Board/OTC Market Group Inc.’s OTCQB tier and on The NASDAQ Capital Market for the periods indicated in the table.

The NASDAQ Capital Market and OTC Bulletin Board prior to September 14, 2012 and OTC Markets Group Inc. from September 14, 2012 until present.

	Bid
	High	Low	Price at Period End
Year ended June 30, 2013
First Quarter OTC	1.61	1.20	0.24
Second Quarter OTC	0.07	0.04	0.04

Year ended June 30, 2012:	$2.59	$0.03	0.04
First Quarter NASDAQ	2.59	0.25	0.35
Second Quarter NASDAQ	0.68	0.32	0.34
Third Quarter NASDAQ	0.32	0.15	0.17
Fourth Quarter NASDAQ	0.13	0.03	0.04

Year ended June 30, 2011:	5.35	1.13	1.19
First Quarter NASDAQ	4.60	4.45	4.60
Second Quarter NASDAQ	5.35	4.36	5.05
Third Quarter NASDAQ	4.00	1.65	1.95
Fourth Quarter NASDAQ	2.82	1.13	1.19

As of December 31, 2012 there were approximately 500 holders of record of our common stock.

DESCRIPTION OF SECURITIES

General

The authorized capital of Seven Arts consists of 250,000,000 shares, consisting of 249,000,000 shares of common stock, 125,125 shares of Series A Cumulative Convertible Preferred Stock, 200,000 shares of Series B Cumulative Convertible Preferred Stock, and the balance as undesignated shares.

As of the date of this prospectus, there were 179,283,383 shares of common stock, 125,125 shares of Series A convertible preferred stock, and 43,850 shares of Series B convertible preferred stock issued and outstanding.

Description of Common Stock

The following is a description of our common stock, including their material terms and provisions and as such terms and provisions are applied to our Articles of Incorporation, as amended.

All of our shares of common stock are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets. Holders of shares of common stock are entitled to one vote for each share held of record on all matters to be acted upon by the stockholders. Holders of shares of common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefor.

Upon our liquidation, dissolution or winding up, holders of shares of common stock are entitled to receive pro rata our assets, if any, remaining after payments of all debts and liabilities and the satisfaction of preferred stockholders, if any. No shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

There are no limitations upon the rights to own securities.

There are no provisions that would have the effect of delaying, deferring, or preventing a change in control of our company.

Description of Warrants.

Cash Warrant to be issued to shareholder of record on August 31, 2012 (1 warrant for each 10 shares of pre-split Common Stock) shall be immediately exercised by holder when distributed to that holder either on written agreement or on the effectiveness of this Registration Statement.  Upon exercise the holder may acquire one share of Common Stock at $.03.  The Warrants will expire on August 31, [2015].

Description of Series A Cumulative Convertible, $10.00 Stated Value, Preferred Stock (“Series A”)

The following is a description of our Series A stock, including their material terms and provisions and as such terms and provisions are applied to our Articles, as amended.

The number of shares constituting the Series A stock is 125,125 shares.

The holders of Series A stock have the following voting rights:

a)	The holders and the holders of common stock shall vote together and not as separate classes
b)	There shall be no series voting

c)	The consent of holders of at least a majority of Series A stock voting separately as a separate class is necessary to:

a.	Amend, alter or repeal any provisions of the Articles, including the Certificate of Rights and Preferences, or Bylaws of the Company so as to change any of the voting powers, designations, preferences, limitations, restrictions and relative rights of the Holders

b.	Authorize or issue or sell or obligate itself to authorize, issue or sell, any shares or senior securities or parity securities

c.	Permit any subsidiary of the Company to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly owned subsidiary, any security of such subsidiaries

d.
Increase or decrease (other than on conversion pursuant to the Certificate) the total number of authorized shares of Common Stock or amend any provisions of any Common Stock so as to make such common stock redeemable by the Company

e.
Enter into any transaction ,including any employment, ,compensatory, production, distribution, licensing, financing, acquisition, disposition or other transaction, between the Company or any of its subsidiaries, on the one hand and any director ,officer or affiliate of the Company or any of its subsidiaries or their respective affiliates or family members on the other hand or

f.	Enter into or amend any agreement or understanding with respect to any of the foregoing

d)
Except for the above, the holders of the Series A stock shall be entitled to vote on all matters submitted for a vote to the holders of common stock as if they held a number of shares of common stock equal to the Conversion Stock Amount of common stock. Holders of Series A stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

Shares of Series A stock are convertible at the option of the holder thereof at any time, from time to time, in whole or in part. These shares shall have the following conversion rights:

Tranche 1	$455,000	$0.15
Tranche 2	$455,000	$0.15
Tranche 3	$341,250	$0.15
	$1,251,250

Description of Series B Cumulative Convertible, $100.00 Stated Value, Preferred Stock (“Series B”)

The following is a description of our Series B stock, including their material terms and provisions and as such terms and provisions are applied to our Articles, as amended.

The number of shares constituting the Series B stock is 200,000.

Shares of Series B stock are convertible into shares of common stock at $1.10 per share at the option of the holder thereof at any time, from time to time, in whole or in part on or after September 30, 2012.

The holders shall have the following voting rights with respect to the Series B stock:

(A) Voting By All Classes. Except as otherwise expressly provided herein or as required by law, the holders of Series B stock and the holders of common stock shall vote together and not as separate classes.

(B) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(C) Series B Class Voting Rights. Each share of Series B stock shall entitle the holder thereof to the voting rights specified in (D), (E) and (F), below, and no other voting rights except as required by law.

(D) Voting For Directors. The Board of Directors shall consist of nine members. So long as there remains outstanding and are not converted or redeemed at least one hundred thousand (100,000) shares of Series B stock, the holders of Series B stock, voting separately as a single class with one vote per share, in person or by proxy, shall be entitled to elect two members of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, one of whom shall be “independent” as defined by the regulations of the Company’s principal listing exchange. Any additional members of the Company’s Board of Directors shall be elected by the holders of common stock and Series B stock (on an as-if-converted basis), voting together as a single class. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class, classes or series of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy. Directors may only be removed by the vote or consent of the class, classes or series of stock entitled to fill the vacancy created by such removal.

(E) Voting For Changes In Series B Preferred Stock. The consent of holders of at least a majority of the Series B stock, voting separately as a single class with 100 votes per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of holders called for the purpose, shall be necessary to:

(i) amend, alter or repeal, by way of merger or otherwise, any of the provisions of the Articles, including the Certificate of Rights and Preferences, or Bylaws of the Company so as to change any of the rights, preferences or privileges of the holders. Without limiting the generality of the preceding sentence, such change includes any action that would:

A. make dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of holders of Series B stock as to the payment of dividends in relation to the holders of any other capital stock of the Company

B. reduce the amount payable to holders of the Series B stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company, or change the relative seniority of the liquidation preferences of holders of the Series B stock or the rights upon liquidation of the holders of any other capital stock of the Company; or

C. make the Series B stock redeemable at the option of the Company.

(ii) issue or sell or obligate itself to issue or sell any shares of Series B stock; or

(iii) enter into or amend any agreement or understanding with respect to any of the foregoing.

(F) Right To Vote With Common Stock. Except as to matters with respect to which holders of the Series B stock are entitled to vote separately as a class pursuant to this Section 5, the holders of the Series B stock shall be entitled to vote on all matters submitted for a vote to the holders of common stock as if they held a number of shares of common stock equal to the Conversion Stock Amount in common shares. Holders of Series B stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B stock held by each holder could be converted) shall be disregarded..

Annual Meeting

An Annual General Meeting shall be held once every calendar year at such time (not being more than 15 months after holding the last preceding Annual Meeting) and place as may be determined by the Directors. The Directors may, as they see fit, convene an extraordinary general meeting.

Transfer Agent

Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT 84117 is the registrar and transfer agent for the shares of common stock.

PLAN OF DISTRIBUTION

The Company will issue the Warrants on effectiveness of the Registration Statements to holders of record on August 31, 2012.  Those holders may at their option exercise the Warrants at any time until August 31, 2015   and on exercise shares of Common Stock will be delivered to such holders who may re-sell such shares at its election themselves or through broker of their choice.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Baker & Hostetler LLP in Los Angeles, California.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s Articles of Incorporation provides for the mandatory indemnification of directors, senior officers, former directors, as well as their respective heirs and personal or other legal representatives, or any other person, to the greatest extent permitted by the Nevada Revised Statute.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 to register with the SEC the sale of our shares. This prospectus is a part of that registration statement and constitutes a prospectus of Seven Arts. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. We have included additional information on our company in our various periodic filings with the Securities and Exchange Commission currently available at http://www.sec.gov/edgar.html.

We have not authorized anyone to provide you with information that differs from that contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as on any date other than the date of the prospectus.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby.

Total
SEC registration fee	$
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Blue sky fees and expenses	$	*
Transfer agent and registrar fees and expenses	$	*
Miscellaneous	$	*
Total	$	*
______
*Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.502 of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believe to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, Section 78.7502 of the NRS provides that a corporation may indemnify those serving in the capacities mentioned above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, provided that such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending an action, suit or proceeding must be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Section 78.751 further provides that indemnification and advancement of expense provisions contained in the NRS shall not be deemed exclusive of any rights to which a director, officer, employee or agent may be entitled, whether contained in the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, provided, however, that no indemnification may be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

The Registrant’s articles of incorporation limit the liability of its directors and officers to the fullest extent permitted by Nevada law. This is intended to allow the Registrant’s directors and officers the benefit of Nevada law which provides that directors and officers of Nevada corporations may be relieved of liabilities for damages for breach of their fiduciary duties as directors and officers, except under certain circumstances, including (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the wilful or grossly negligent payment of unlawful distributions. The Registrant’s bylaws provide for indemnification to the fullest extent permitted by Nevada law and permit the Registrant to advance expenses to its directors and officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the Registrant.

The Registrant maintains officer and director liability insurance for its officers and directors with respect to liabilities arising out of certain matters.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In our fiscal year ended June 30, 2010, PLC issued an aggregate of 1,571 ordinary shares, comprised of:

a)
1,143 shares were issued to the EBT on conversion of 500,000 convertible preferred shares.  The EBT conversion resulted in an addition of $149,620 to the share capital account and $1,390,180 to the additional paid-in capital account and a reduction of $1,539,800 in the carrying value of the preferred shares in the capital account.

b)	2,000 share options were converted to 143 ordinary shares by a former employee, valued at $19,500

c)	286 shares were issued to a third-party lender to cover loan, interest and fees, valued at $261,000.

In our fiscal year ended June 30, 2011, PLC issued an aggregate of 16,395 ordinary shares, comprised of:

a)	4,886 shares were issued to consultants in exchange for services rendered, valued at $1,018,708.

b)
2,186 shares were issued to a third-party investment fund pursuant to an amended loan agreement, valued at $755,072 and 1,428 shares were issued to a different third-party investment fund, valued at $346,000 in partial repayment of our debt.

c)	767 shares were issued to a third-party lender in conversion of notes payable in the aggregate amount of $200,000.

In our fiscal year ended June 30, 2012, we issued an aggregate of 1,702,141 common shares, comprised of the following.  All shares were issued pursuant to Section 3(a)(9) of the Securities Act of 1933, except where noted with an *, for which shares were issued pursuant to the Registration of Form S-8 or are unregistered shares issued under Regulation D of Section 506 of the Securities Exchange Act of 1934 :

First quarter issuances:

a)
92,805 shares were issued in satisfaction of $3,188,028 of outstanding loans payable and accrued interest, consisting of $225,000 of convertible notes payable and $2,963,028 of film and production loans.  The conversions were done at contractual share prices ranging from $14.00 to $140.00 per share.

b)	143 shares were issued for investor relations services valued at approximately $10,000 .*

Second quarter issuances:

c)	66,272 shares were issued in satisfaction of $612,336 of convertible debt at an average conversion price of $9.10 per share.

d)	40,734 shares were issued on the conversion of two convertible notes totalling $427,706 at an average conversion price of $10.50/ share.

e)	49,863 shares were issued in satisfaction of $906,000 of corporate loans at an average conversion price of $18.20 per share.

f)	5,714 shares were issued for cash to two third-party investors for aggregate consideration of $400,000 at $70.00 per share

g)	1,071 shares were issued for investor relations services valued at approximately $27,000, or $25.20 per share. *

h)	214 shares were issued to a director as compensation valued at approximately $7,500, or at $35.00 per share. *

Third quarter issuances:

i)	96,425 shares were issued in satisfaction of $943,580 converted film debt at an average conversion price of approximately $9.80 per share.

j)	65,237 shares were issued in satisfaction of $929,596 of indebtedness at an average conversion price of $14.00 per share.

k)	49,889 shares were issued on conversion of certain promissory notes aggregating $516,568 at an average conversion price of $10.50 per share.

l)	43,928 shares were issued to a third party in satisfaction of $698,736 of film loans at an average conversion price of $16.10 per share.

m)	17,143 shares were issued for cash to a third-party investor for approximately $8,600, or at $0.50 per share.

Fourth quarter issuances:

n)	111,143 shares were issued to a third party in partial payment of $430,000 of debt at an average conversion price of $3.87 per share.

o)	174,240 shares were issued to a third party in satisfaction of $980,000 of debt at an average conversion price of $5.62 per share.

p)	160,556 shares were issued to a third party in satisfaction of $725,000 of debt at an average conversion price of $4.52 per share.

q)	40,118 shares were issued to a third party in satisfaction of a $100,000 film tax-credit loan at an average conversion price of $2.49 per share.

r)	16,071 shares were issued to a third party for approximately $100,000, or at $6.22 per share.

s)	156,158 shares were issued to a third party in satisfaction of $494,152 of loans at an average conversion price of $3.16 per share.

t)	357,143 shares were issued to Peter Hoffman in satisfaction of $877,824 of our indebtedness to him at $2.46 per share. *

u)	55,006 shares were issued in connection with $200,000 of construction fees related to 807 Esplanade, or at $3.64 per share.

In our current fiscal year, we have issued an aggregate of 29,266,636 common shares, comprised of:

First quarter issuances:

v)	1,316,099 shares were issued to third parties in satisfaction of an aggregate of $ 779,874 of film debt at an average conversion price of $0.59 share.

w)	482,697 shares were issued to third parties in satisfaction of an aggregate of $586,114 of various convertible loans at an average conversion price of $1.21 share.

x)	379,580 shares were issued to third parties in satisfaction of an aggregate of $591,231 of expense debt at an average conversion price of $1.56 per share.

y)	80,586 shares were issued to in connection with $150,000 of indebtedness related to 807 Esplanade, or at $1.86 per share.

z)	161,429 shares were issued to third parties in satisfaction of an aggregate of $339,000 of fee debt at an average price of $2.10 per share.

aa)	8,571 shares were issued to a third party for the purchase price of $300,000, or $35 per share.

Second quarter issuances:

ab)	9,188,857 shares were issued to third parties in satisfaction of an aggregate of $431,934 of film debt at a conversion price of $0.05 per share.

ac)	3,454,545 shares were issued upon conversion of 38,000 Series B preferred shares.

ad)	7,000,000 shares were issued to our CEO, in satisfaction of $1,190,000 of our indebtedness to him at $0.17 per share.

ae)	300,000 shares were issued to one of our directors at an aggregate price of $18,000, or at $0.06 per share. *

af)	1,772,812 shares were issued in connection with $42,723 of indebtedness related to 807 Esplanade, or at $0.02 per share

ag)	3,028,206 shares were issued to third parties in satisfaction of an aggregate of $133,537 of various convertible loans at an average conversion price of $0.04 share.

ah)	1,703,772 shares were issued to a third parties in satisfaction of an aggregate of $107,350 of expense debt at an average conversion price of $0.06 per share.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

a. Exhibits

Exhibit No.	Description
**
2.1	Asset Acquisition Agreement dated as of July 1, 2010 between Seven Arts Entertainment Inc. and Seven Arts Pictures Plc*
2.1.1	Amendment to Asset Transfer Agreement dated January 27, 2011 (filed herewith)
2.1.2	Second amendment to Asset Transfer Agreement (filed herewith)
3.1.	Articles of Incorporation of Seven Arts Entertainment Inc.*
3.2.	By-Laws of Seven Arts Entertainment Inc.*
3.2.1.	Amended By-Laws of Seven Arts Entertainment Inc. (filed herewith)
3.3	Certificate of designation of Series A preferred stock (filed herewith)
3.4	Certificate of designation of Series B preferred stock(revised) (filed herewith)
3.4.1	Amendment to the Certificate of Designation of Series B preferred stock (filed herewith)
4.1	Specimen Common Stock Certificate*
5.1	Opinion of Baker& Hostetler LLP, as to the validity of the common stock**
10.1	Form of Lock-Up Agreement**
10.2	Employment Agreement, dated September 2, 2004/Peter Hoffman *
10.2.1	Restated Employment Agreement, dated October 1, 2004/Peter Hoffman *
10.2.2	Employment Agreement Amendment, dated December 1, 2008/Peter Hoffman *
10.2.3	Second Employment Agreement Amendment, dated July 1, 2010/Peter Hoffman *
10.2.4	Third Employment Agreement Amendment, dated January 1, 2011/Peter Hoffman *
10.3	RESERVED
10.4	RESERVED
10.5	RESERVED*
10.6	Loan and Security Agreement, dated as of February 15, 2006, among Arrowhead Target Fund Ltd. Seven Arts Future Flows I, LLC, Seven Arts Filmed Entertainment Limited, and Seven Arts Pictures Inc.*
10.7
Master Agreement, dated December 2006, among Cheyne Specialty Finance Fund L.P. and Arrowhead Consulting Group LLC and Seven Arts Pictures PLC, Seven Arts Filmed Entertainment, Ltd., Seven Arts Pictures, Inc., Seven Arts Future Flows I and affiliates*

10.8	RESERVED*
10.9	Credit Agreement, dated October 11, 2007, between Seven Arts Louisiana, LLC and Advantage Capital Community Development Fund, L.L.C.*

10.10
Assignment Agreement, dated April 22, 2008, among Cheyne Specialty Finance Fund L.P., Seven Arts Filmed Entertainment Limited, Peter Hoffman, Seven Arts Pictures Plc, Seven Arts Future Flows I LLC and other parties affiliated with Seven Arts Pictures Plc.*

10.11	Stock Sale Agreement, dated October 2008, between Seven Arts Pictures Plc, Smith & Williamson Trustees (Jersey) Limited and Armadillo Investments Ltd.*
10.12	Convertible Loan Agreement, dated October 15, 2008, between Seven Arts Pictures Plc and Trafalgar Capital Specialized Investment*
10.13	Bridging Loan Agreement, dated January 31, 2008, between Seven Arts Pictures Plc and Trafalgar Capital Specialized Investment*
10.14	Guarantee and Debenture, dated January 31, 2008, from Seven Arts Pictures Plc and Seven Arts Filmed Entertainment Limited to Trafalgar Capital Specialized Investment*
10.15	Intercompany Agreement, dated November 1, 2004, between Seven Arts Pictures Plc and Seven Arts Pictures, Inc.*
10.16	Letter Agreement, dated September 2, 2004, Regarding the Intercompany Agreement between Seven Arts Pictures Plc and Seven Arts Filmed Entertainment Limited*
10.17	Distribution Agreement, between Seven Arts Filmed Entertainment Limited and Seven Arts Louisiana LLC*
10.18	RESERVED
10.19	RESERVED
10.20	RESERVED
10.21	Loan Agreement, dated December 17, 2007, between Palm Finance Corporation and Gone to Hell Limited*
10.22	Loan Agreement, dated May 7, 2007 among Palm Finance Corporation and affiliates of Seven Arts Pictures Plc*
10.23	Intercompany Agreement between Seven Arts Pictures Inc. and Seven Arts Entertainment Inc.*
10.24	RESERVED
10.25	RESERVED
10.26	RESERVED
10.27	RESERVED
10.28	RESERVED
10.29	RESERVED
10.30	RESERVED
10.31	Stock Incentive Plan (filed as exhibit 10.1 to the registration statement on Form S-8 filed February 1, 2012 and incorporated herein by reference)
10.32	Security Purchase Agreement between SAE and |JMJ Financial dated June 27, 2012 (filed herewith)
10.32.1	Secured promissory note dated June 27, 2012 (filed herewith)
10.32.2	Security agreement dated June 27, 2012 between SAE and JMJ Financial (filed herewith)
10.32.3	Common Stock Purchase Warrant dated June 27, 2012 (filed herewith)
10.32.4	Personal Guaranty and Recourse Agreement dated June 27, 2012 (filed herewith)
10.32.5	Representations and Warranties agreement dated June 27, 2012 (filed herewith)
10.32.6	Additional Default Provisions
10.33	Record Manufacturing and Distribution Agreement
10.34	Forbearance and Workout Agrement Number 6
21.1	List of Subsidiaries (filed herewith)
23.1	Consent of The Hall Group CPA’s (filed herewith)
23.2	Consent of Baker & Hostetler LLP (included in exhibit 5.1)**
24.1	Powers of Attorney (included on the signature page to this Registration Statement)
———————
*	Filed as an exhibit to Amendment No. 4 to Registration Statement on Form F-1 on September 27, 2010 and incorporated herein by reference..
**	To be filed at a future date.

b. Financial Statement Schedules

None.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining liability under the Securities Act to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 19, 2013.

SEVEN ARTS ENTERTAINMENT INC.

By:	/s/ Peter Hoffman
Peter Hoffman
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter Hoffman as his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Hubert Gibbs	Chairman	March 19, 2013
Hubert Gibbs

/s/ Peter Hoffman	Chief Executive Officer, Director and	March 19, 2013
Peter Hoffman	Authorized Representative in the United States (Principal Executive Officer)

/s/Elaine New	President, Chief Financial Officer and Director	March 19, 2013
Elaine New	(Principal Financial and Accounting Officer)

/s/ Katrin Hoffman	Chief Operating Officer and Director	March 19, 2013
Katrin Hoffman

/s/ Daniel Reardon	Director	March 19, 2013
Daniel Reardon

/s/ Anthony Hickox	Director	March 19, 2013
Anthony Hickox

/s/ David Furth	Director	March 19, 2013
David Furth

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2012 and 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Management of
Seven Arts Entertainment, Inc. (formerly Seven Arts Pictures, Plc.)

We have audited the accompanying consolidated balance sheets of Seven Arts Entertainment, Inc. (formerly Seven Arts Pictures, Plc.) as of June 30, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

We were not engaged to examine management’s assertion about the effectiveness of Seven Arts Entertainment, Inc.’s internal control over financial reporting as of June 30, 2012 and 2011 and, accordingly, we do not express an opinion thereon.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seven Arts Entertainment, Inc. (formerly Seven Arts Pictures, Plc.) as of June 30, 2012 and 2011, and the results of its operations, comprehensive income and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  The Hall Group, CPAs
The Hall Group, CPAs
Dallas, Texas

October 14, 2012

Seven Arts Entertainment, Inc.
(Formerly Seven Arts Pictures, Plc)
Consolidated Balance Sheets
As of June 30, 2012 and June 30, 2011

	June 30,	June 30,
	2012	2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$120,658	$8,785
Accounts receivable, net of allowance for doubtful accounts of $171,062 and $195,623	192,035	431,891
Due from related parties	2,116,538	4,920,586
Fee income receivable from related parties	5,896,970	-
Other receivables and prepayments	849,845	1,620,895
Total Current Assets	9,176,046	6,982,157
Long term receivable from related parties	1,643,928
Film costs, less amortization and impairment of $10,458,823 and $2,843,734	14,612,609	23,133,560
Music assets, less amortization of $0 and $0	2,923,474	-
Leasehold Improvements, less amortization of $0 and $0	4,551,270	-
Property and equipment, net of accumulated depreciation of $111,232 and $106,671	16,137	24,540
TOTAL ASSETS	$32,923,464	$30,140,257

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Bank overdraft	$-	$987
Accounts payable	1,152,977	2,569,275
Accrued liabilities	2,758,844	2,382,916
Due to related parties	1,060,905	2,194,610
Shares to be issued	200,000	-
Participation and residuals	114,215	503,187
Other loans	7,163,731	1,755,250
Film & production loans	6,124,428	10,890,430
Deferred income	849,080	407,763
VAT payable	-	1,477,586
Provision for earn-out	50,000	-
Total Current Liabilities	19,474,180	22,182,004
TOTAL LIABILITIES	$19,474,180	$22,182,004

STOCKHOLDERS' EQUITY

Convertible redeemable Series A preferred stock at $10 par value, 125,125 and 0 authorized and outstanding	$1,251,250	$-
Convertible redeemable Series B preferred stock at $100 par value, 200,000 authorized, 180,000 and 0 outstanding	4,762,952
Convertible redeemable Series B shares held in escrow	(3,163,636)
Common stock ; $0.01 par value, 35,667,840 authorized, 1,739,900 and 0 issued and outstanding	17,399	-
Common stock; £0.25 par value; 20,527,360 shares authorized;
0 and 37,759 issued and outstanding	-	1,121,208
Deferred stock; £0.45 par value; 0 and 13,184,000 shares authorized;
0 and 13,184,000 shares issued and outstanding	-	11,636,594
Deferred stock; £1.00 par value; 0 and 2,268,120
shares issued and outstanding	-	3,876,745
Additional paid in capital	18,866,060	9,880,781
Convertible debentures	-	3,432,450
Retained earnings (accumulated deficit)	(8,271,186)	(19,952,188)
Comprehensive Income	(13,555)	(2,037,337)
Shareholders' equity	13,449,284	7,958,253
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,923,464	$30,140,257

The accompanying notes are an integral part of these consolidated financial statements.

Seven Arts Entertainment, Inc.
(Formerly Seven Arts Pictures, Plc.)
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended June 30, 2012 and 2011

	Year Ended June 30,
	2012	2011
Revenue:
Film revenue	$823,006	$2,758,359
Fee related revenue - related party	9,447,544	570,029
Discount on fee income from related party	(1,906,646)	-
Total revenue	8,363,904	3,328,388
Cost of revenue
Amortization and impairment of film costs	3,996,576	2,843,734
Other cost of revenue	899,065	604,262
Cost of revenue	4,895,641	3,447,996
Gross profit	3,468,263	(119,608)
Operating expenses:
General and administrative expense	2,251,139	1,852,303
One time revaluation due to asset transfer	6,459,247	-
Bad debt expense	307,481	234,429
Total operating expenses	9,017,867	2,086,732
Income (loss) from operations	(5,549,604)	(2,206,340)
Non-operating income(expense)
Other income	31,100	4,458,621
Interest expense	(2,752,682)	(829,878)
Interest income	-	71,681
Total non-operating income (expense)	(2,721,582)	3,700,424
Income (loss) before taxes	(8,271,186)	1,494,084
Change in debt derivative	-	(32,530)
	(8,271,186)	1,461,554
Provision for income tax (benefit)	-	-
Net income (loss)	$(8,271,186)	$1,461,554

Comprehensive income (loss):
Net income (loss)	(8,271,186)	1,461,554
Foreign exchange translation gain (loss)	(13,555)	(249,926)
Comprehensive income (loss)	$(8,284,741)	$1,211,628
Earnings Per Share
Weighted average number of common shares used in the profit (loss) per share calculation:
Basic	453,057	26,982
Diluted	453,057	26,982

Basic profit/ (loss) per share	$(18.29)	54.17
Diluted profit/ (loss) per share	$(18.29)	54.17

The accompanying notes are an integral part of these consolidated financial statements.

Seven Arts Entertainment Inc.
(Formerly Seven Arts Pictures, Plc.)
Consolidated Statements of Cash Flows
For the Years Ended June 30, 2012 and 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Income) Loss	$(8, 284,741)	$1, 211,628
Adjustments to reconcile net loss to net cash provided
by (used in) operating activities:
Depreciation	8,403	14,026
Amortization and Impairment of Film Costs	3,996,574	2,843,734
One Time Revaluation Due to Asset Transfer	6,459,248	-
Forgiveness of Debt and Interest	-	(4,458,624)
Common Stock Issued for Services	640,527	-
Stock Option Expense	173,797	-
Decrease in Trade Receivables	239,856	1,046,509
Decrease in Due from Related Parties	609,436	969,570
Increase in Fee Income Receivable from Related Party	(7,540,898)	-
(Increase) Decrease in Other Receivables and Prepayments	771,050	(1,429,711)
(Increase) in Film Costs	(1,934,871)	(2,168,426)
(Increase) in Music Assets	(1,324,158)	-
Increase (Decrease) in Bank Overdrafts	(987)	987
Increase (Decrease) in Accounts Payable	(1,416,298)	233,219
Increase in Accrued Liabilities	186,957	36,922
Increase in Due to Related Parties	1,060,905	-
Increase (Decrease) in Deferred Income	441,317	(1,052,464)
(Decrease) in VAT Payable	(1,477,584)	-
Increase in Provision for Earn Out	50,000	-
Net Cash Used in Operating Activities	(7,341,467)	(2,752,630)

CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisition of Leasehold Improvements	(4,551,270)	-
Purchase of Property and Equipment	-	(12,177)
Net Cash Used in Investing Activities	(4,551,270)	(12,177)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Borrowings	8,116,830	-
Assumption of Debt	3,001,270	-
Cash Payments on Debt	(1,313,337)	-

Proceeds form / (Repayment of) /participation equity / Investment and notes payable	-	(230,434)
Issuance of Preferred Stock for Cash	1,251,250	-
Issuance of Common Stock for Cash	500,000	-
Issuance of Common Stock for Debt Conversion		2,977,208
Net Increase in Equity From Asset Transfer	448,597	-
Net Cash Provided By Financing Activities	12,004,610	2,746,774

NET INCREASE (DECREASE) IN CASH	111,873	(18,033)
CASH AT BEGINNING OF PERIOD	8,785	26,818
CASH AT END OF PERIOD	$120,658	$8,785

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for interest	$-	$149,326
Cash paid during the year for income taxes	$-	$-
Related party advances settled by shares owned by EBT	$-	$164,500
Interest of loan payable capitalized on film assets	$-	$50,262
Accrued interest included in loan payable amount	$2,939,546	$2,244,903
Share based compensation expense	$-	$87,206
Shares issued for services	$640,527	$-
Shares issued in payment of debt and interest	$9,162,285	$-

The accompanying notes are an integral part of these consolidated financial statements.

Seven Arts Entertainment, Inc.
(Formerly Seven Arts Pictures, Plc.)
Consolidated Statement of Stockholders' Equity
For the Years Ended June 30, 2012 and 2011

	Convertible Preferred Stock Series A		Convertible Preferred Stock Series B		Common Stock		Deferred Stock 2		Deferred Stock 1		Additional Paid-In	Non Redeemable Convertible Loans		Shares held in escrow		Accumulated	Current	Comprehen-sive income-Translation
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Shares	Amount	profit/deficit	Earnings	adjustment	Total
Balance at July 1, 2010					1,495,460	$641,126	1,495,460	$2,564,504	13,184,000	$11,636,594	$7,126,958	1,750,000	$3,432,450			$(21,413,746)		$(1,787,412)		$2,200,474

Asher & Trafalgar shares issued December 2010					267,522	$126,850	267,522	$507,400			$716,619									$1,350,869
EBT shares sold											$579,843									$579,843
Trafalgar, Isaac & New Moon shares issued February 2011					355,138	$142,497	355,138	$569,988			$608,013									$1,320,498
Correction to Asher/Trafalgar 2010								$(5,987)			$3,423								$	(2,564)
Palm Finance shares issued March 2011					150,000	$60,210	150,000	$240,840			$82,950									$384,000
TCA & Eden shares issued May 2011					275,011	$110,385					$554,115									$664,500
J Shapiro shares issued June 2011					100,000	$40,140					$208,860									$249,000
Translation adjustment																		$(249,925)	$	(249,925)
Net income																$1,461,558				$1,461,558

Balance at June 30, 2011	0	$0	0	$0	2,643,131	$1,121,208	2,268,120	$3,876,745	13,184,000	$11,636,594	$9,880,781	1,750,000	$3,432,450	0	$0	$(19,952,188)	$0	$(2,037,337)		$7,958,253

Impact of Asset Transfer Agreement					(2,643,131)	$(1,121,208)	(2,268,120)	$(3,876,745	(13,184,000)	$(11,636,594)	$(9,880,781)	(1,750,000)	$(3,432,450)			$(19,952,188)		$2,037,337	$	(7,958,253)

One for one share issue on transfer of assets from Seven Arts Pictures Plc					92,519	$925					$(925)									$0
Transfer of Seven Arts Pictures Plc (PLC) assets and liabilities to Seven Arts Entertainment Inc.											$8,406,849									$8,406,849
Shares issued to Seven Arts Pictures Plc to cover remaining liabilities					28,571	$286					$(286)									$0
Common stock issued for cash					21,785	$218					$499,782									$500,000
Common stock issued for consultancy fees					75,125	$751					$639,776									$640,527
Common stock issued in exchange for debt					1,268,581	$12,686					$6,561,179									$6,573,865
Common stock issued on convertible notes					253,319	$2,533					$2,585,887									$2,588,420
Issued Series A preference stock at $10 par value	125,125	$1,251,250																		$1,251,250
Issued Series B preference stock at $100 par value			180,000	$4,762,952																$4,762,952
Series B preference shares held in escrow														120,000	$(3,163,636)				$	(3,163,636)
Stock based compensation:
Options issued for wages and benefits											$173,797									$173,797
Foreign currency translation adjustments
Net income																	$(8,271,186)	$(13,555)	$	(8,284,741)

Balance at June 30, 2012	125,125	$1,251,250	180,000	$4,762,952	1,739,900	$17,399	-	$-	-	$-	$18,866,060	-	$-	120,000	$(3,163,636)	$0	$(8,271,186)	$(13,555)		$13,449,284

The accompanying notes are an integral part of these consolidated financial statements.

Seven Arts Entertainment, Inc.
(Formerly Seven Arts Pictures, Plc.)
Notes to Consolidated Financial Statements
June 30, 2012 and 2011

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

Seven Arts Entertainment, Inc. (herein referred to as “the Company”, “Seven Arts” or “SAE,”), a Nevada Corporation, is the continuation of the business of Seven Arts Pictures Plc. (“PLC”), which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production, and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television. The Company currently owns interests in 33 completed motion pictures, subject in certain instances to the prior financial interests of other parties.  As discussed herein, in late February 2012, the Company formed Seven Arts Music, Inc. (“SAM”) and acquired 52 completed sound recordings of the recording artist DMX from David Michery (“Michery”) with the rights to additional albums and acquired 100% of the stock of Big Jake Music (“BJM”).  As a result, the Company is also in the business of producing and distributing recorded music.  On June 30, 2012 Seven Arts Filmed Entertainment LLC (“SAFELA”) was transferred to the Company.  SAFELA, which is now 60% owned by the Company, has a 30 year lease to operate a film production and post-production facility at 807 Esplanade in New Orleans, Louisiana.  The post production facility commenced operations on August 12, 2012.

On June 11, 2010, SAE, was formed and became a wholly owned subsidiary of PLC.    As of June 11, 2010, the Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer certain assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 28,571 shares (adjusted for the 1:70 reverse stock split discussed herein) of SAE were issued to PLC in order to satisfy any remaining obligations. This transfer was approved by the PLC shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. Our intention in executing this transaction was to redomicile our business with no change in the economic interests of our shareholders.

On August 31, 2011, NASDAQ approved the substitution of one share of SAE, Inc. stock for the Company's NASDAQ listing, effective at the opening of trading on September 1, 2011. On that date, each of the Company's ordinary shares were exchanged for one share of common stock of SAE, and commenced trading on NASDAQ as the successor to the Company's NASDAQ listing. This transaction was approved by the Company’s shareholders at the Company’s Extraordinary General Meeting on June 11, 2010.     On August 31, 2012, the Company announced a 1:70 reverse stock split, which was effective immediately.   All share references herein have been adjusted to reflect this split.

On November 8, 2011, the Company's listing predecessor, PLC, was placed into involuntary creditors liquidation under English law (See Note 12 – Commitments and Contingencies). Certain indebtedness of PLC remained with PLC and will be subject to administration or payment in those administration proceedings.   In accordance with the asset transfer agreement, PLC has been issued 28,571 shares of common stock of SAE in order to satisfy these obligations.

In connection with the acquisition of the music assets of Michery, the Company issued 100 ,000 shares of our Series B convertible preferred stock, par value $100 convertible at approximately $1.10 per share) to Michery and his assigns .l 50,000 shares of the Company’s Series B convertible preferred stock are held in escrow and will only be released to Michery and his assigns if two DMX albums and two Bone Thugs-N-Harmony albums generate an aggregate of net earnings before interest and taxes of $5,000,000 during the next five fiscal years ..   Michery is the Chief Executive Officer of SAM.

In connection with the acquisition of the stock of BJM, the Company issued 80 ,000 shares of the Company’s Series B convertible preferred stock, par value $100 convertible at approximately $1.10 per share) to Jake Shapiro and his assigns however 70,000 of these shares of our Series B convertible preferred stock are held in escrow and will only be released to Shapiro and his assigns if certain specific terms are met : 40,000 shares are subject to proving valuation and usage of  certain advertising credits and 30,000 shares are subject to an earnout over a two year period.

Seven Arts Pictures Louisiana LLC, (“SAPLA”), a related party of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”) for aggregate principal advances of up to $3,700,000.   This agreement was guaranteed by the Company’s predecessor. Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of June 30, 2012. The Company has now assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 (contingent on receipt of the tax credit revenues) due to an agreement with the now mortgagor Palm Finance. A construction loan of $1,850,000 previously guaranteed by the Company has now also been assumed by the Company, through SAFELA, for the grant of a 30 year lease on the property 807 Esplanade to operate a film  production and post-production facility

On August 31, 2012, the Company announced a 1-for-70 reverse split of its common stock effective as of 4:01p.m. EDT. The new CUSIP number is 81783N 201.  By virtue of the reverse split, every 70 shares of the  outstanding common stock were combined and converted into one share of new common stock with resulting fractional shares rounded up to the next whole share.  The Company also announced that it will proportionately reduce the number of its authorized shares of common stock.

Seven Arts also announced that, subject to appropriate and required regulatory filings and approvals, it has declared a warrant dividend to those persons beneficially owning its common stock as of the close of the markets on August 31, 2012. For every ten pre-reverse split shares of common stock held as of such date and time, the holders thereof will be entitled to receive one warrant as a dividend. Until its expiration date, each warrant, once distributed following such approvals, will be exercisable for the purchase of one share of the Company's post-reverse split common stock at a price equivalent to today's post-reverse split closing bid price. The warrants will expire on the earlier of (i) the date that the holder disposes of the common stock in respect of which the warrant dividend was declared, if such disposition occurs on or before the close of the markets on October 31, 2012, or (ii) 5:00 p.m., PST, on January 31, 2013. Seven Arts does not expect that a secondary market will develop for such warrants.

On September 14, 2012 the Company’s  common stock began trading on the OTC Market’s OTCQB marketplace.  The Company’s common shares  trade under the Company’s  symbol “SAPX.”  The Company is applying to trade on the highest OTC marketplace, OTCQX, but is trading on the OTCQB tier until the Company is eligible to trade on the OTCQX.

Trading of the Company’s common stock on The NASDAQ Capital Market was suspended at the opening of business on September 14, 2012, due to the fact that the Company did not meet the $1 minimum bid price stock listing requirement of NASDAQ for ten trading days prior to September 20, 2012, the expiration date on the Company’s six-month extension  to meet this listing requirement.

Capital Structure:

SAE’s authorized capital is 250,000,000 shares of capital stock.  SAE has authorized the following classes of stock:

●
35,667,840  shares of common stock authorized, $.01 par value per share.   As of June 30, 2012, there were 1,739,900 shares of common stock outstanding, all of which are fully paid and non-assessable  (including the 28,571 shares issued to SAP Plc. as part of the asset transfer agreement approved by the SEC in January 2011). Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of stockholders.

●	125,125 shares of Series A Preferred Stock with a $10.00 par value per share, issued to one shareholder in November 2011. These shares have a conversion price to common stock of $10.50 per share.

●
200,000 shares Series B Preferred Stock with a $100.00 par value per share, issued in February, 2012, 120,000 of such shares are held in escrow subject to earn out provisions. The per share conversion price for the Series B Preferred Stock is $1.10 per share.

●	214,007,035 shares of unallocated capital stock

SAE is now a United States issuer and commenced regular quarterly reporting from the first quarter ended September 30, 2011.

Audited Financial Statements:

The accompanying audited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. These financial statements are audited and, in the opinion of management, include all adjustments necessary to present fairly the balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows for the periods presented in accordance with accounting principles generally accepted in the United States. The Company’s predecessor, PLC, was considered a foreign filer as of its June 30, 2011 year-end, and therefore filed a Form 20-F in December 2011.  The 2011 comparative information for the year ended June 30, 2011 have been derived from the June 30, 2011 20-F filing.

Significant Accounting Policies:

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application. The application of accounting principles requires the estimating, matching and timing of revenue and expense. It is also necessary for management to determine, measure and allocate resources and obligations within the financial process according to those principles. The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements.

The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Basis of Presentation:

The accompanying consolidated financial statements include the accounts of Seven Arts Entertainment, Inc. (“SAE”), and its subsidiaries:

●	Seven Arts Filmed Entertainment, Limited (“SAFE, Ltd.”) (100% owned)
●	Seven Arts Music, Inc. (“SAM”) (100% owned) and

●	Big Jake Music, Inc. (“BJM”) (100% owned)
●	Seven Arts Filmed Entertainment Louisiana LLC (“SAFELA”) (As of June 30, 2012) (60% owned by SAE, 40% owned by Palm Finance)

The Company consolidates its subsidiaries in accordance with Accounting Standards Codification (“ASC”) 810, “Business Combinations”, and specifically ASC 810-10-15-8 which states, "The usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule, ownership by one reporting entity, directly or indirectly, or over 50% of the outstanding voting shares of another entity is a condition pointing toward consolidation." The Company does not have any variable interest or special purpose entities. Going forward, the Company will present Palm Finance’s 40% share of SAFELA’s profit or loss as a noncontrolling interest.

The Company prepares its financial statements on the accrual basis of accounting and in accordance with Generally Accepted Accounting Principles of the United States of America (“US GAAP”). All material intercompany balances and transactions are eliminated.  Management believes that all adjustments necessary for a fair presentation of the results of the year ended June 30, 2012 and 2011 have been made.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs of its films which are used in the amortization and impairment of film costs, estimates for allowances and income taxes. Accordingly, actual results could differ from those estimates.

Recently Issued Accounting Pronouncements:

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

Revenue Recognition:

FILMS

The Company recognizes revenue from the sale (minimum guarantee or non-refundable advances) or licensing arrangement (royalty agreements) of a film in accordance with ASC 605-15 “Revenue Recognition”. Revenue will be recognized only when all of the following criteria have been met:

a)	Persuasive evidence of a sale or licensing arrangement with a customer exists.
b)
The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery. (i.e. the “notice of delivery” (“NOD”) has been sent and there is a master negative available for the customer).

c)	The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale.
d)	The arrangement fee is fixed or determinable.
e)	Collection of the arrangement fee is reasonably assured.

A written agreement with clients (purchase order, letter, contract, etc.), indicating the film name, territory and period is required for the recognition of revenue. Revenue is recognized when the performance criteria in the contracts have been met. The customer generally confirms agreement by their signature on the contract.

Minimum guarantee revenue (i.e., non-refundable advances) is recognized as and when the film is available for delivery to the respective territories. Cash deposits received on the signing of the contracts are recorded as deferred revenue until the film is available for delivery (as described above) at which point the deferred revenue is recognized as revenue. The Company does not recognize any revenues relating to minimum guarantee on any motion picture or related amortization expense on that picture until United States theatrical release if it has agreed with the licensees that delivery or payment of minimum guarantee will be delayed for any material period of time to permit such a theatrical release.

Royalty revenue, which equates to an agreed share of gross receipts of films, is recognized as income as and when the Company is notified of the amounts by the customers through their royalty reports. Revenue is recorded net of any sales or value added taxes charged to customers.

MUSIC

Revenue, which equates to an agreed share of gross receipts, is recognized as income when the Company is notified of the amounts by the distribution agent through their distribution reports.

Revenue is recorded:

a)	net of any sales or value added taxes charged to customers
b)	net of discounts agreed with customers
c)	net of returns provision agreed with the distributor and
d)	grossed up for the distribution fee charged by the distribution agent.

Revenue from digital distribution will be reported by the various digital platforms such as  iTunes in their periodic reports and posted as received.

FEE RELATED REVENUES

Many countries make tax credits available to encourage film production in the territory. Seven Arts benefits from tax credits in:

a)	The UK and several other European territories for their European productions
b)	Canada for their Canadian productions
c)	Louisiana for their US productions
d)	Tax preferred financing deals

These tax credits may be treated as a reduction in the capitalized costs of the film assets they are financing or as producer fees to us if the tax credits are earned and owned by a company in the Group and paid to us as overhead or producer fees.

SAPLA REVENUE SHARING FEES

Revenue in the form of fee income is due to the Company from related party, SAPLA (owned by the wife of Peter Hoffman, the Company’s CEO) in the amount of the net proceeds from the disposition of the tax credits by SAPLA. In accordance with an intercompany agreement between SAE and SAPLA,  all revenues earned by SAPLA are due to SAE.

Foreign Currency Transactions and Comprehensive Income:

The Company’s functional currency, as well as that of all the Company’s subsidiaries, is the US Dollar. The functional currency of the Company’s predecessor, was the Pound Sterling (“GPB”), and some transactions which are generated in the United Kingdom are denominated in GBP.

Assets and liabilities generated in a currency other than the functional currency are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates in effect for the periods presented. The cumulative translation adjustment is included in the accumulated other comprehensive gain (loss) within shareholders’ equity. Foreign currency transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.

Where possible, the Company seeks to match GBP income with GBP expenditures. To date, the Company has not hedged any transactional currency exposure but will keep such exposures under review and where appropriate may enter into such transactions in future.

Income Taxes:

The Company has adopted ASC 740-10 “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable.

Cash and Cash Equivalents:

Cash and cash equivalents includes cash in banks with original maturities of three months or less and are stated at cost which approximates market value, which in the opinion of management, are subject to an insignificant risk of loss in value. The cash and cash equivalents of the Company consisted of cash balances held on deposit with banks, including various accounts denominated in US Dollars, Pounds Sterling and Euros.

Accounts Receivable:

Accounts Receivable are carried at their face amount, less an allowance for doubtful accounts. On a periodic basis, the Company evaluates accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions, and on a history of write offs and collections. The Company’s policy is generally not to charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms. Write offs are recorded at a time when a customer receivable is deemed uncollectible. The Company’s allowance for doubtful accounts was $171,062  and $195,623 at June 30, 2012 and June 30, 2011, respectively. Substantially all of the trade receivables in the consolidated financial statements are pledged as security for borrowings by the Company.

Due To/Due From Related Parties

In September 2004, the Company’s predecessor entered into an agreement with SAP under which SAP provided the services of Mr. Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of SAP Inc. to the Company’s predecessor at cost.   Pursuant to two inter Company agreements, SAP also from time-to-time owned limited liability companies in the United States which distributed the Company’s motion pictures for a fee, with all profits ensuing to the benefit of the Company. These companies also provided other services to the Company at no fee other than Mr. Hoffman’s salary and the direct third-party costs of SAP’s Los Angeles office, all of which were reflected in the Company’s financial statements.    Portions of Mr. Hoffman’s salary have not been paid to him and have been reflected as  Due To Related Party.    As of June 30, 2012, $1,028,388 was owed to Mr. Hoffman for unpaid salary and unreimbursed expenses, as well as repayment of cash he advanced the Company or its predecessors.

These other services may include accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Company’s business.    SAP assigned to the Company any proceeds arising from services performed by SAP on its behalf. SAP was granted the power and authority to enter into agreements on the Company’s behalf. These agreements have terminated as of December 31, 2011.

SAP directly or through related various Louisiana limited liability companies have,  from time-to-time,  made non-interest bearing advances to the Company or its subsidiaries or have received advances back from the Company,  and have paid expenses on each other’s behalf.

Fee Income Receivable from Related Party -- Current and Long Term Receivable

Income due from SAPLA under the terms of an intercompany agreement with SAE whereby any revenue earned by SAPLA is due to SAE Inc. Any fees due later than twelve months are classified as Long Term Receivable.

Other Receivables and Prepayments:

The Company has entered into contracts for investor relations and consulting services to assist in future fundraising activities. A portion of these services were prepaid with shares of common stock that vested immediately and will be amortized over the period the services are to be provided. Additionally, the Company has approximately $200,000 in revenue to be received from digital platforms on the film, The Pool Boys, which has been earned but not received as of June 30, 2012.

Film Costs:

Film costs include the unamortized costs of completed films which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development. For films produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The majority of a film's costs (approximately 80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Impairment is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty, and therefore it is possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

Films are included in the general “library” category when initial release dates are at least three years prior to the acquisition date.

Films in progress include the accumulated costs of productions which have not yet been completed. Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned.

All Exploitation Costs (comprising of direct costs, including marketing, advertising, publicity, promotion, and other distribution expenses) incurred in connection with the distribution of a film ) are expensed as incurred in accordance with ASC 720- 926- 25-3 .

Music Assets:

The initial material assets that were acquired comprise 52 completed sound recordings including two completed albums with “DMX”, up to two additional albums from “DMX” and up to five albums from “Bone Thugs-N-Harmony”.

Music assets include the unamortized costs of completed albums, singles and videos which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions and albums  in progress and in development.   For albums  produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing music assets will be  amortized using the individual-album-forecast method, whereby these costs are amortized  in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation or sale of the music.

Leasehold Improvements:

On June 30, 2012, the Company acquired SAFELA, which was previously a related party company.  SAFELA owns, in its capacity, a 30 year lease on 807 Esplanade, New Orleans, Louisiana, which was constructed as a production and post-production facility for the Company’s use.  Additionally, SAFELA owns the capitalized leasehold improvements in 807 Esplanade and the related debt which financed the construction.  Through this acquisition, the Company has capitalized the leasehold improvements and assumed the debt related.  As the leasehold improvements and the debt are booked at the same amounts, no net assets were transferred into the Company and no additional consideration has been paid.

The post production facility commenced operations on July 1, 2012.   The leasehold improvements will be amortized over the useful life of the lease.

Property & Equipment:

Equipment is carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 5 years.

Impairment of Long Lived Assets:

The Company evaluates, on a periodic basis, long-lived assets to be held and used for impairment in accordance with the reporting requirements of ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The evaluation is based on certain impairment indicators, such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If these impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, then an estimate of the discounted value of expected future operating cash flows is used to determine whether the asset is recoverable and the amount of any impairment is measured as the difference between the carrying amount of the asset and its estimated fair value. The fair value is estimated using valuation techniques such as market prices for similar assets or discounted future operating cash flows.

Deferred Income:

Any income received from customers before a film is delivered for release, (such as deposits on distribution contracts)  is recorded as a liability called deferred income in case the film does not reach completion and the income has to be returned to customers.

Provision for earn-out for David Michery/Big Jake Music:

The Company’s Asset Purchase Agreement with David Michery provided for 50,000 of the Company’s $100 par, Convertible Redeemable Series B Preferred Shares, be held in Escrow until the Net EBIT (as defined in the agreement) from distribution of the DMX Albums and two albums embodying the performance of Bone Thugs-n-Harmony exceeds $5,000,000, as confirmed by the Company’s independent auditor.     At the end of five years, should the Net EBIT be less than $5,000,000, the shares will be released on a fractional basis, as defined in the agreement.    The Company has determined the current estimate of fair value of the earnout to be $0 .

In connection with the acquisition of the stock of BJM, the Company issued 10,000 shares of the Company’s Series B convertible preferred stock, par value $100 convertible at approximately $1.10 per share) to Jake Shapiro and his assigns and agreed to issue an additional 70,000 shares of our Series B convertible preferred stock to Shapiro and his assigns if certain specific terms are met 40,000 shares are subject to proving valuation and usage of  certain advertising credits and 30,000 shares are subject to an earnout over a two year period.  The 70,000 shares are currently held in escrow.

The Company has determined the fair value of the earnout with regard until the proving of the media credits is $50,000, which the Board believes is the value of an equivalent public relations campaign for the two projects for which the credits have been used.  Mr. Shapiro does have the right to seek an independent valuation.

Asset Transfer Agreement:

On June 11, 2010, Seven Arts Entertainment, Inc. (“SAE”), a Nevada Corporation, was formed and became a wholly owned subsidiary of Seven Arts Pictures Plc. As of June 11, 2010, the Company entered into an Asset Transfer Agreement, This was approved by the PLC shareholders at an Extraordinary General Meeting on that date, and  was subsequently amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 28,571 shares of SAE were issued to PLC in order to satisfy any remaining obligations . The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. The Company’s intention in executing this transaction was to redomicile our business with no change in the economic interests of the Company’s shareholders. As the majority of the Company’s shareholders were domestic we felt they would be better served by the Company as a domestic issuer.

The assets and certain of the liabilities of SAP Plc. were brought across at net book value.  All related party balances of PLC were left in the original company as were the shares in SAFE(UK) Ltd and Cinematic Finance Ltd.  All disputed debts were left with the PLC. The “ consideration paid for the asset transfer was a one for one share exchange of PLC shares for shares of SAE Inc. and an issuance of a further 2,000,000 (pre-split) (28,571 post-split ) shares in SAE Inc.   The issuance of the 2,000,000 shares was booked at the closing market price on August 31 2011, which was $0.66/ share.    The Board approved the issuance of the 2 million shares (pre-reverse split) to satisfy any remaining obligations in PLC, which approximated the amount of the liabilities left behind at the time of the issuance.

Although the transfer agreement amendment was executed on January 27, 2011, the PLC remained the parent company through August 31, 2011. until all procedures and approvals were in place with NASDAQ, DWAC and the transfer agent to finalize the one share of common stock of SAE for each ordinary share of PLC to be distributed to shareholders and trading of SAE to take over from PLC The fair value of the 2,000,000 shares was determined at the closing market price on August 31 2011, which was $0.66/share.

Earnings Per Share:

Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share include the effects of any outstanding options, warrants and other potentially dilutive securities. For the periods presented, there were no potentially dilutive securities outstanding, therefore basic earnings per share equals diluted earnings per share. Basic and diluted earnings per share (“EPS”) are based on weighted-average common shares and exclude shares that would have an anti-dilutive effect. In accordance with ASC 260-10-45-19, the Company did not consider any potential common shares in the computation of diluted EPS as of June 30, 2012 and 2011, due to the loss from continuing operations, as they would have an anti-dilutive effect on EPS.

Share Based Payments:

The Company accounts for share based payments using a fair value based method whereby compensation cost is measured at the grant date based on the value of the services received and is recognized over the service period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued. In calculating this fair value, there are certain assumptions used such as the expected life of the option, risk-free interest rate, dividend yield, volatility and forfeiture rate. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

Segment Reporting:

The Company now  operates in two business segments as a motion picture  producer and distributor and as a music label managing the assets of David Michery and Big Jake Music. The Company believes that  its businesses should be reported as two business segments. (See Note 2 - Segment Information).  From July 1, 2012 a third segment will be reported; that of post-production income generated by SAFELA at the new facility at 807 Esplanade, New Orleans.

Fair Value Measurements:

ASC Topic 820, “Fair Value Measurements and Disclosures”, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair value of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s credit worthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Derivative Instruments:

The Company’s policy is to not use derivative or hedging financial instruments for trading or speculative purposes, except certain embedded derivatives derived from certain conversion features or reset provisions attached to the convertible debentures, as described in Note 9.

Reclassification:

Certain prior year balances were reclassified to conform with current year presentation.

NOTE 2 - SEGMENT INFORMATION

In accordance with ASC 280 “Segment Reporting”, operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance.   Our chief decision maker, as defined under the FASB’s guidance, is a combination of the Chief Executive Officer and the Chief Financial Officer.

In the quarter ended March 31, 2012,  the Company formed a new subsidiary, Seven Arts Music, and acquired music assets from David Michery and purchased the stock of Big Jake Music.   This is a new line of business for the Company, and therefore, now has two reportable operating segments.

The table below presents the financial information for the two reportable segments for the year ended June 30, 2012.    Comparable financial information for 2011 is not presented as the Company only had one segment during that time.

	Year ended
	June 30, 2012
	Film	Music	Total
Revenue	$8,357,927	$5,977	$8,363,904
Cost of revenue	(4,856,610)	(39,031)	(4,895,641)
Gross profit/(loss)	$3,501,317	$(33,054)	$3,468,263
Operating expenses	(8,926,363)	(91,505)	(9,017,867)
Income from operations	$(5,425,046)	$(124,559)	$(5,549,604)

As of June 30, 2012, the Company had film assets of $14,612,609 and music assets of $2,923,474.    As of June 30, 2011, all of the Company’s assets were related to film.

From July 1, 2012 there will be three segments reported with the commencement of the post production facility operations at 807 Esplanade.

NOTE 3 – RELATED PARTY DUE TO/DUE FROM

SAP, Inc. directly or through related various Louisiana limited liability companies have from time-to-time made non-interest bearing advances to the Company or its subsidiaries or have received advances back from the Company.  The balances of these combined accounts due to the Company as of June 30, 2012 and June 30, 2011 were $1,055,632 and $2,725,974, respectively.

			CONSOLIDATED
As at June 30, 2012	SAE INC	SAFE	BALANCE

SAP Inc	$1,801,098	$(20,850)	$1,780,248

SAP LOU	336,290	-	336,290

Peter Hoffman	(1,028,389)	(18,961)	(1,047,350)

SAFE (UK)	-	(13,556)	(13,556)

	$1,108,999	$(53,367)	$1,055,632

SAP, Inc. has pledged an interest in its shares of the Company’s stock to secure certain indebtedness for which SAP, Inc. and the Company are jointly liable such as the Apollo and Armadillo debts. The stock of SAP, Inc. (previously owned by Peter Hoffman) was transferred to the listing predecessor of SAE on September 1, 2011.

SAP Inc. and Louisiana Companies:

The Company’s Chief Executive Officer, Peter Hoffman, controls several companies, including (prior to September 10, 2011) Seven Arts Pictures, Inc. (“SAP, Inc.”) that are not part of the Company but from which it obtains or transfers distribution rights or other assets related to the business and which control production of the motion pictures. The agreements with Mr. Hoffman, and the companies controlled by him, provide that all revenues related to the Company’s business payable to Mr. Hoffman or any of these related party companies is due to the Company, except Mr. Hoffman’s salary, bonus and stock ownership. None of these affiliates are variable interest or special purpose entities.

Pursuant to a related party agreement, SAP, Inc. holds ownership of limited liability corporations in the United States, with all distribution rights and profits thereof being due to SAFE, Ltd. In addition, they have also provided other services for Seven Arts Pictures Plc. and SAFE, Ltd. and SAE, Inc. at no fee other than Mr. Hoffman’s salary and the direct third party costs of the Los Angeles office, all of which are reflected in the financial statements of SAFE, Ltd. These other services include any reasonable requests of the management of the Company including accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Company’s business. Effective January 1, 2012 no further such transactions are intended.

The Company has made and received advances, and paid expenses on each other’s behalf,  from and to SAP Inc. and various Louisiana limited liability companies referred to above, where the advances from and to these related parties do not bear interest. The balances of these combined accounts were $1,055,633 and $2,725,974 as of June 30, 2012 and  2011, respectively.

807 Esplanade Guarantee:

Seven Arts Pictures Louisiana LLC, (“SAPLA”) a related party of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000.   This agreement was guaranteed by the Company’s predecessor.   Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of  June 30, 2012. The Company has now assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 due to Advantage Capital (contingent on receipt of tax credit revenues) due to an agreement with the now mortgagor Palm Finance.

A construction loan of $1,850,000 previously guaranteed by the Company has now been assumed by the Company for 807 Esplanade.

807 Esplanade Advances:

On February 28, 2012,  the Company took out a convertible loan of $200,000 from Rowett Capital Ltd. These have been loaned  to 807 Esplanade to cover outstanding interest payments due on the construction loan  on 807 Esplanade  previously guaranteed by the Company (see below).  Three additional convertible loans were taken out totalling $600,000 and then loaned onto SAPLA to pay down the construction loan on the property 807 Esplanade, as to not further delay the construction and opening of the facility, for which the Company will have a 30 year lease.

Loan Arrangements:

In connection with the loan of $500,000 with JMJ Financial entered into on June 27, 2012, and a new loan entered into subsequent to year-end with Tonaquint Inc. of $435,000, the Company sold to Mr. Hoffman, at market price,  who in turn will pledge 8,000,000 shares to JMJ and have pledged 7,000,000 shares to Tonaquint of our common stock, respectively, in exchange for a portion of the Company’s existing indebtedness to Mr. Hoffman.  Mr. Hoffman has agreed to return these shares to the Company if not utilized by the pledges.

NOTE 4 – FEE INCOME RECEIVABLE FROM RELATED PARTY

Under the terms of the related party agreement between SAPLA and SAE Inc.   proceeds received from the disposition of the tax credits provided are due to SAE to reduce the notes payable to Palm Finance and as fees for services provided by the Company .   SAPLA is due to receive approximately $9,447,544 from disposition of Louisiana and Federal historic rehabilitation and film infrastructure tax credits for the restoration and the establishment of a post-production facility at 807 Esplanade.

SAPLA will pay the proceeds from disposition of such tax credits to SAE Inc. as fee income. The Company determined the receipt of such proceeds qualifies as “fees earned” for the services it provided to complete the project.
The Company has  provided a reserve of $1,906,646 against this receipt to allow for cost of disposing the credits and a further reserve against potential disallowance of any expenditures by Louisiana or Federal taxing authorities, which is not anticipated by Management.

SAPLA has filed for historical rehabilitation tax credits available from the United States (26%) and Louisiana (25%) on approximately $9,500,000 of historical rehabilitation expenses paid in connection with the renovation of  the building and property at 807 Esplanade Avenue in New Orleans, Louisiana (the “Property”) and reflected in a compilation of expenses by an independent accounting firm. SAPLA has filed the Part I application for historic rehabilitation credits and has received the Part II and Part III approvals from the United States Department of Parks with respect to the Property :

•
SAPLA will allocate the Federal historic rehabilitation credits to investors in its lessee, 807 Esplanade Ave. MT LLC (“MT”), and receive cash or reduction in indebtedness as a result of such allocation.

•	SAPLA will assign the Louisiana historic rehabilitation for cash.

SAPLA has also filed for Louisiana film infrastructure tax credits (40%) on all of its investment of approximately $11,500,000 in connection with the Property to date, as reflected in an audit report of an independent accounting firm (which also includes audits of all rehabilitation expenses). SAPLA has approval from Louisiana that the Property is a certified state film infrastructure project and SAFELA, as lessee of MT, is now operating a production and post - production facility at the Property.

To date Louisiana has certified approximately $6,500,000 of the $11,500,000 film infrastructure expenditure filed for , the tax credits accruing on which SAPLA will assign for cash, with the remaining expenses remaining under consideration by the Louisiana Department of Economic Development (“LED”). SAPLA has received no objections to any of its film rehabilitation expenses from LED as reflected in the audit report submitted to LEDF on July 2, 2012. Under a published Opinion of the Attorney General of Louisiana, the Louisiana tax credits vest upon certification as a film infrastructure project which occurred in 2008. Revenue is not recognized until the required audit or compilation is complete and available to be submitted to the appropriate agency.

The reserve established by the Company against the revenue to be received from SAPLA from disposition of the tax credits reflects potential discounts on the assignment of credits for cash and any potential reduction in the amount of expenses that may be  disallowed by objection of any Federal or Louisiana agency, even though the Company has at present no reason to believe there will be any such reductions.

NOTE 5 – FILM COSTS

Film costs as of June 30, 2012 and June 30, 2011 are as follows:

	June 30, 2012	June 30, 2011
Film Costs, beginning of period	$23,133,559	$23,808,869
Additions to film costs during the period	1,934,873	2,168,424
Total film costs	25,068,432	25,977,293
Less: Amortization and impairment for the period	(3,996,576)	(2,843,734)
Less: One time revaluation due to asset transfer	(6,459,247)	-
Total film costs, net of accumulated amortization	$14,612,609	$23,133,559

Amortization of film costs was $3,996,576 and $2,843,734 for the year ended June 30, 2012 and 2011. The Company reviews capitalized film costs for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable or at least once per year. Determination of recoverability is based on an estimate of future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for the assets is based on the fair value of the asset as estimated using a discounted cash flow model. The Company had a one time revaluation due to asset transfer of $6,459,247 related to the one time revaluation .

All Exploitation Costs (comprising of direct costs, including marketing, advertising, publicity, promotion, and other distribution expenses) incurred in connection with the distribution of a film) are expensed as incurred in accordance with ASC 720-926-25-3.

No participations have been recorded as the Company   does not believe anything will be due in the next 12 months.

NOTE 6 – MUSIC ASSETS

Music assets as of June 30, 2012 and June 30, 2011 are as follows:

	June 30, 2012	June 30, 2011
Music assets, beginning of period	$-	$-
Additions to music assets during the period	2,923,474	-
Total music assets	2,923,474	-
Less: Accumulated amortization	-	-
Total music assets, net of accumulated amortization	$2,923,474	$-

The initial material assets that were acquired comprise 52 completed sound recordings including  two completed albums with “DMX”, up to two additional albums from “DMX” and up to five albums from “Bone Thugs-N-Harmony”.

The music assets were recorded at the value of the preferred stock issued, and capitalized costs incurred in the production of the current DMX album and related videos.

There were two separate transactions in which SAE acquired the “music assets”.  One was an Asset Purchase Agreement with David Michery, which was accounted for as an asset purchase.  In this transaction SAE acquired the music assets comprised of masters and other sound recordings. The other was the BJM acquisition, in which SAE acquired the stock of BJM, which was accounted for as a business combination.

The BJM transaction qualified as an acquisition of a business, as defined in ASC 805-10-55-2, as the Company, the acquirer, gained control of BJM by issuing Series B Preferred Stock as consideration. BJM falls under the definition of a business, as set forth in ASC 805-10-55-4 through 7, as although BJM was not operational, they had inputs, in the form of intangible assets, including access to artists and customers and distribution channels and were pursuing a plan to produce outputs (the recordings and CDs or digital downloads).  .

At the time of acquisition the only assets were the intangibles, and certain media credits, which could not be precisely valued. BJM’s common shares were not publically traded, and therefore, were also difficult to value. In accordance with ASC ASC 505-50-30-6 which gives guidance on how to measure the equity issued in a non-monetary exchange, as the value of the Company’s Series B Preferred Stock was determined as the most readily determinable, the consideration was calculated as the fair value of the Series B Preferred Stock. Per the guidelines for acquisition accounting, as the only asset was the intangible assets we have categorized as “music assets”, all the consideration was allocated to the fair value of the music assets.

Due to the decline in the common stock price, the Company reviewed the redemption value of the Series B Preferred Stock to common and, as agreed by the Board of Directors, revalued the Series B Preferred Stock at the 10 day volume weighted closing bid price of the Company’s common stock on September 30, 2012 ($0.29/share), as if all shares of Series B Preferred Stock issued and not in escrow were converted in common stock at the conversion price of $1.10 per share. No earnout provision has been made for any shares of Preferred Stock not now issued, as management does  not believe the conditions for release of such shares will be met.

The Company reviews capitalized music assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable or at least once per year. Determination of recoverability is based on an estimate of future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for the assets is based on the fair value of the asset as estimated using a discounted cash flow model.  As of June 30, 2012, no impairment has been booked.

NOTE 7 – LEASEHOLD IMPROVEMENTS

On June 30, 2012, the Company acquired SAFELA, which was previously a related party company.  SAFELA owns, in its capacity, a 30 year lease on 807 Esplanade, New Orleans, Louisiana, which was constructed as a production and post-production facility for the Company’s use.  Additionally, SAFELA owns the capitalized leasehold improvements in 807 Esplanade and the related debt which financed the construction.  Through this acquisition, the Company has capitalized the leasehold improvements and assumed the debt related. As the leasehold improvements and the debt are booked at the same amounts, no net assets were transferred into the Company and no additional consideration has been paid.

The post production facility commenced operations on July 1, 2012. The leasehold improvements will be amortized over the useful life of the lease.

NOTE 8 – INCOME TAXES

The Company has adopted ASC 740-10, “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable (deferred tax liability) or benefit (deferred tax asset). Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

During the year ended June 30, 2012 the Company had a net loss of $8,271,186,  increasing the deferred tax asset approximately $2,812,203  at the statutory tax rate of 34%. Deferred tax assets at June 30, 2012 consisted of the following:

Deferred tax asset related to:

June 30,
2012
Prior Year	$0
Tax Benefit (Expense) for Current Period	2,812,203
Deferred Tax Asset	$2,812,203
Less: Valuation Allowance	(2,812,203)
Net Deferred Tax Asset	$-

The net deferred tax asset generated by the loss carry forward has been fully reserved and will expire in 2019 through 2032. The realization of deferred tax benefits is contingent upon future earnings and is fully reserved at June 30, 2012.

NOTE 9 – CONVERTIBLE NOTES PAYABLE

New Notes:

The following table presents convertible notes payable outstanding at June 30, 2012. Each of these notes is convertible into shares of the company’s common stock at the indicated fixed conversion rate or various variable rates.

		Original agreed
		Conversion rate	Start	Finish	Variable Terms
Convertibles
Hanover Holding	$160,479	$0.10	19/10/2011	18/05/2012	Price will reset if not converted within 8 months
Hanover Holding	$65,821	$0.10	16/11/2011	16/02/2012	Lower of fixed and variable conversion price
Beauvoir Capital Ltd	$110,899	$0.20	22/11/2011	31/03/2012
FireRock	$28,784	$0.25	12/12/2011	12/06/2012	Lower of fixed and variable conversion price
Aegis – Tripod	$35,504	$0.27	15/12/2011	30/06/2012	Price will reset if not converted within 8 months
Aegis – CMS	$35,503	$0.27	15/12/2011	30/06/2012	Price will reset if not converted within 8 months
Aegis - Rachel	$35,503	$0.27	15/12/2011	30/06/2012	Price will reset if not converted within 8 months
Runway	$200,682	$0.20	11/01/2012	30/09/2012	Lower of fixed and variable conversion price
Tripod	$52,729	$0.24	16/01/2012	30/06/2012	Lower of fixed and variable conversion price
Isaac Loan	$263,315	$0.03	20/01/2012	30/06/2012	Lower of fixed and variable conversion price
Sendero	$262,986	$0.20	24/01/2012	30/09/2012	Lower of fixed and variable conversion price
Tripod - $150k	$125,918	$0.24	01/02/2012	01/02/2013	Lower of fixed and variable conversion price
Briskin $100k	$104,866	$0.23	03/02/2012	03/02/2013	One time conversion price reset
Hanover	$420,053	$0.10	23/02/2012	23/08/2012	Lower of fixed and variable conversion price
Briskin - $50k	$52,500	$0.09	04/04/2012	10/10/2012	One time conversion price reset
Briskin - $40k	$41,667	$0.09	13/04/2012	22/10/2012	One time conversion price reset
Briskin - $60k	$62,500	$0.09	17/04/2012	22/10/2012	One time conversion price reset
Briskin - $45k	$46,350	$0.07	14/05/2012	22/10/2012	One time conversion price reset
Firerock - $62,500	$62,654		21/06/2012	21/12/2012	Lower of fixed and variable conversion price
Agua Alta (Cold Fusion)	$100,163	****	25/06/2012	25/06/2013	35% discount from previous day's closing price
Beaufort	$50,066	****	26/06/2012	26/06/2013	35% discount from previous day's closing price

	$2,318,942
807 Esplanade Convertibles
Beaufort - $100k (807 Esplanade)	$102,794	****	06/04/2012	05/04/2013	35% discount from previous day's closing price
Beaufort - $250k (807 Esplanade)	$256,411	****	13/04/2012	12/04/2013	35% discount from previous day's closing price
Old Capital - $250k (807 Esplanade)	$252,466	****	31/05/2012	30/05/2013	35% discount from previous day's closing price
	$611,671
The Company has evaluated these convertible notes for embedded derivative features and has determined that no derivative liability exists.

Convertible debts are all convertible to common stock on maturity at the option of the lender. They all bear interest at varying rates and convert at different times and at fixed or variable conversion prices according to the contract.

NOTE 10 – LOANS PAYABLE

The Company has the following indebtedness as of June 30, 2012:

Lender
Film and Production Loans

Palm Finance *			$4,324,431	18%	Forebearance agreement
Palm Finance			82,354	18%	Forebearance agreement

Palm Finance *			1,538,218	18%	Forebearance agreement

120db Film Finance LLC			4,425	Non stated	Due on demand

Cold Fusion Media Group LLC			175,000	10%	Due on demand

Total Film and Production Loans			$6,124,428

Other loans
Other
Trafalgar Capital (in liquidation)			$531,986	9%	Due on demand
TCA loan	31/03/2011	30/09/2011	62,149	10%	Due on demand
GHP Note			137,573
JMJ Financial (J Keener)	29/06/2012	27/10/2012	500,137	10%
			$1,231,845

Hanover Holding	19/10/2011	18/05/2012	$160,479	10%	Due on demand
Hanover Holding	16/11/2011	16/02/2012	65,821	12%	Paying in installments
Beauvoir Capital Ltd	22/11/2011	31/03/2012	110,899	18%	Due on demand
FireRocks-East Side Holdings	12/12/2011	12/06/2012	28,784	12%	Due on demand
Aegis – Tripod	15/12/2011	30/06/2012	35,504	12%	Due on demand
Aegis – CMS	15/12/2011	30/06/2012	35,503	12%	Due on demand
Aegis – Rachel	15/12/2011	30/06/2012	35,503	12%	Due on demand
Runway	11/01/2012	30/09/2012	200,682	12%	Due on demand
Tripod	16/01/2012	30/06/2012	52,729	12%	Due on demand
Isaac Loan	20/01/2012	30/06/2012	263,315	12%	Due on demand
Sendero	24/01/2012	30/09/2012	262,986	12%
Tripod - $150k	01/02/2012	01/02/2013	125,918	12%
Michael Briskin	03/02/2012	03/02/2013	104,866	12%
Hanover	23/02/2012	23/08/2012	420,053	10%	Paying in installments
Briskin - $50k	04/04/2012	10/10/2012	52,500	10%
Briskin - $40k	13/04/2012	22/10/2012	41,667	10%
Briskin - $60k	17/04/2012	22/10/2012	62,500	10%
Briskin - $45k	14/05/2012	22/10/2012	46,350	10%
Firerock - $62,500	21/06/2012	21/12/2012	62,654	10%
Agua Alta (Cold Fusion)	25/06/2012	25/06/2013	100,163	12%
Beaufort	26/06/2012	26/06/2013	50,066	12%

			$2,318,942

807 Esplanade
Beaufort - $100k (807 Esplanade)	06/04/2012	05/04/2013	$102,794	12%
Beaufort - $250k (807 Esplanade)	13/04/2012	12/04/2013	256,411	12%
Old Capital - $250k (807 Esplanade)	31/05/2012	30/05/2013	252,466	12%
Palm Finance - mortgage and construction loan			3,001,271	15%	Forebearance agreement

SAFELA loans outstanding			$3,612,942

Total Other Loans			$7,163,731

TOTAL LOANS			$13,288,159

The loan amounts at June 30, 2012 and 2011 include accrued interest of $2,939,546 and $2,233,944, respectively.

*The Company does not agree with $957,696 of interest charged by Palm on these two film loans and believes the dispute will be resolved once the loans are repaid.

** In connection with this loan of $500,000 with JMJ Financial, and a new loan entered into with Tonaquint Inc. of $435,000, the Company issued to Mr. Hoffman, the Company’s CEO, who in turn will pledge 8,000,000 shares to JMJ and has pledged 7,000,000 shares of common stock to Tonaquint, in exchange for a portion of our existing indebtedness to Mr. Hoffman.  Mr. Hoffman has agreed to return these shares to the Company if not levied on by the pledges.

The Company converted  $2,963,028 of the film and production loans into 85,562  shares of common stock during the three months ended September 30, 2011, $906,000 of film and production loans for, 49,863  shares of common stock in the 2nd quarter ended December 31, 2011 and  $943,580 of film and production loans for  96,424  shares of common stock in the 3 months to March 31, 2012 and $2,629,152 of  film and other loans for 602,097 shares of common stock in the 3 months to June 30, 2012.

Palm Agreement

The Company entered into two senior financing loan and security agreements with Palm to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007.   These loans are secured by the revenues to be collected from these motion pictures.  The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films.

In July, 2011 we entered into an amended financing agreement with Palm in to refinance the existing indebtedness secured by our production and post-production facility in New Orleans, Louisiana under which Palm has acquired the existing credit facility of $3,700,000 plus accrued interest of our affiliate SAPLA for $1,000,000 of this amount plus a continent sum of $750,000 (contingent on receipt of the tax credit revenues) and  advanced an additional $1,800,000 to complete renovation and construction of this facility. Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits associated with the Property.   Under this arrangement the group guaranteed the debt on the post production facility and Palm forgave a total of $4,458,624 of principal and interest on the two production loans as well as reduced the liability on the New Orleans production facility by $1,950,000 in exchange for the group guaranteeing the production facility debt.   Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits associated with the Property and cross guaranteed the Company,  its affiliates and CEO,  Peter Hoffman.

In June, 2012 as detail in Note 7 the Esplanade debt was assumed by SAFELA in exchange for a 30 year lease on the facility.  SAFELA was in turn acquired by the Company.  At June 30, 2012 debt and accrued interest under the amended agreement total $8,946.000.

Trafalgar

SAP Plc. Borrowed £1,000,000 ($1,651,000 ) convertible debenture from Trafalgar Capital Special Investment Fund (“Trafalgar”) that came due on June 30, 2009.We were unable to repay the debenture and as a result, we defaulted on a payment of £1,000,000 plus interest to Trafalgar Capital Special Investment Fund in June 2009.

On September 2, 2009 the Group repaid Trafalgar $1,000,000 as a partial payment against this loan, with the remaining balance subject to repayment in cash or convertible to the shares of common stock of the Group at the conversion terms as agreed between Trafalgar and the Group. On June 22, 2010 an amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010, and the Group agreed to issue  971  shares of common stock to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the shares of common stock. The transaction was consummated subsequent to the date of the financial statements and all 971 had been sold by December 31, 2010. Subsequent to June 30, 2010, a further amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to March 31, 2011, and the Group agreed to issue 1214 shares of common stock to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 1,214 shares of common stock. The current balance outstanding on the loan after sale of these  shares is approximately $530,000.

NOTE 11 – EQUITY TRANSACTIONS

First Quarter Ended September 30, 2011:

On August 31, 2011, NASDAQ approved the substitution of one share of SAE, Inc. stock for the Company's NASDAQ listing, effective at the opening of trading on September 1, 2011. On that date, each of the Company's ordinary shares were exchanged for one share of common stock of SAE, and commenced trading on NASDAQ as the successor to the Company's NASDAQ listing. This transaction was approved by the Company’s shareholders at the Company’s Extraordinary General Meeting on June 11, 2010.

The Company is authorized to issue 35,992,964 common shares at a par value of  $0.01 per share. These shares have full voting rights. At September 30, 2011 and  June 30, 2011, there were 159,278 and 37,759  common shares outstanding. The Company’s predecessor, PLC, had a 1:5 reverse stock split on May 9, 2011. The shareholders agreed to increase the authorized shares to 250,000,000 from 50,000,000 at the Company’s shareholder meeting in February 2012 . The shareholders also approved a 1:10 reverse split at this AGM. The Board of Directors approved a 1:70 reverse split on August 31, 2012 but to do so had to reduce the authorised equity back down to 35,992,964.

During the three months ending September 30, 2011, Company issued  92,805  shares in satisfaction of $3,188,028 of outstanding loans payable and accrued interest, consisting of $225,000 of convertible notes payable and $2,963,028 of film and production loans. The conversions were done at contractual share prices ranging from $.20 to $2.00 per share (pre-reverse split, equal to $14.00 to $140.00 post-split).

In July 2011, the Company also issued 143 shares for investor relations services valued at approximately $10,000.

The Company did not assume the deferred stock of the listing predecessor which was outstanding at June 30, 2011. Deferred stock is subordinated to all other classes of stock.

As of September 30, 2011, $1,986,722 of stock was fully paid but still to be issued, consisting of $1,251,250 of Series A preferred stock and $735,472 of debt that was being converted to equity. There were 159,278 shares were outstanding as of September 30, 2011.

Second Quarter Ended December 31, 2011:

Between October 1, 2011 and December 31, 2011 the Company issued  163,868  shares. The total number of shares outstanding on  December 31, 2011 was 323,146.

66,272	common shares were issued in satisfaction of the $612,336 of convertible debt shares at an average conversion price of $9.10/share .
40,734	common shares were issued on the conversion of the Agua Alta, Sendero and Isaac convertible notes totalling $427,706 at an average conversion price of $10.50/ share.
49,863	common shares were issued in satisfaction of $906,000 of corporate loans at an average conversion price of $18.20/share.
5,714	common shares were issued as restricted stock for cash, $250,000 to Fletcher and $150,000 to Goldstrand at $70.00/share
1,071	common restricted shares were issued for investor relations services at $25.20/share
214	common restricted shares were issued to a director in lieu of compensation at $35.00/share
163,868

Third Quarter Ended March 31, 2012:

Between January 1, 2012 and March 31, 2012, the Company issued  276,411  shares at an average price of $13.30 per share.   The total number of shares outstanding on March 31, 2012 was 599,557.

96,425	common shares were issued in satisfaction of the $943,580 of newly converted film debt at an average conversion price of approximately $9.80/share .
65,237	common shares were issued in satisfaction of $929,596 of overhead at an average conversion price of $14.00/share
49,889
common shares were issued on the conversion of old  notes including the final conversion of  the Runway convertible notes, total debt of  $516,568 was converted at an average conversion price of $10.50/ share.

43,928	common shares were issued in satisfaction of $698,736 of film loans previously converted at an average conversion price of $16.10/share.
17,143	common shares were issued as restricted stock for cash, to Blue Rider at $0.50/share
3,789	common restricted shares were issued for consulting services provided under the S-8 authority at $19.60/share
276,411

Fourth Quarter Ended June 30, 2012:

Between April 1, 2012 and  June 30, 2012,  the Company issued  1,140,343 shares at an average price of $4.81 per share.  The total number of shares outstanding on June 30, 2012 was 1,739,900. (See Subsequent Events Note 16 for stock issuances subsequent to June 30, 2012).

111,143	common shares were issued in part payment of the Palm debt to the value of $430,000 at an average conversion price of $3.87/share .
174,240	common shares were issued in satisfaction of the Blue Rider debt of $980,000 at an average conversion price of $5.62/share
160,556	common shares were issued in satisfaction of the Cold Fusion debt of $725,000 was converted at an average conversion price of $4.52/ share.
40,118	common shares were issued against the Pool Boys tax credit loan of $100,000 at an average conversion price of $2.49/share.
16,071	common shares were issued for cash, for the music company at $6.22/share
69,908	common shares were issued for consulting services totalling $513,321 provided under the S-8 authority at $7.34/share
156,158	common shares were issued as general loans totalling $494,152 at $3.16/share
357,143	common shares were issued to Peter Hoffman in satisfaction of a debt of $877,824 at $2.46/share
55,006	common shares were issued to cover 807 Esplanade construction fees totalling $200,000 at $3.64/share
1,140,343

The Board has approved the issuance of 25 million pre split shares to Mr. Hoffman at the market value when issued which will be adjusted from time to time to reflect changes in the market value of the shares issued. All shares will be returned to the Company on repayment of the indebtedness, if not sold by the creditor to satisfy the indebtedness. The Company's previous filing on Form 8-K identified an estimated value at the time of issue as the Board was considering the matter. Based on the decision of the Board, the shares issued to Mr. Hoffman will be and have been adjusted to the fair market value on the date of issuance.

Warrants and Options:

●
During the twelve months ended June 30, 2012, the Company issued 1429 options to the seven members of the board of directors.   These options have a five year term and a strike price equal to the closing price of the Company’s stock at the date of issue.   Each director was issued 5714 options with a strike price of $30.80 on October 14, 2011 and 714 options with a strike price of $27.30 on December 6, 2011.     Half of the options vested on December 31, 2011 and the remaining half will vest on December 31, 2012.

●
During the quarter ended June 30, 2012, the Company issued 28,571 options to David Michery in conjunction with his employment agreement with the Company.   These options have a strike price of $12.60  and vest and shall be exercisable in equal monthly installments over the term of his employment agreement, which is February 22, 2012 through December 31, 2016.

●
During the quarter ended June 30, 2012, the Company has agreed to issue 714 options per year to Jake Shapiro in conjunction with his employment agreement with the Company.   These options have a strike price equal to the closing price of the Company’s stock at the date of issue, with the exception of the first year, which the strike price was set at $55.30  per share.    The Company measures  compensation expense related to stock options with the Black Scholes option pricing model, and recognizes expense over the vesting period.

●	On June 29, 2012, 119,048 warrants were issued to JMJ Financial. These options have a strike price of $2.10

●
In January 2012,   the Company filed a registration statement  on Form S-8  in connection with the registration under the Securities Act of 1933, as amended, of 71,429  shares of the Company’s common stock under the Company’s 2012 Stock Incentive Plan.

●
In  July, 2012,   the Company filed a registration statement  on Form S-8  in connection with the registration under the Securities Act of 1933, as amended, of a further 214,286   shares of the Company’s common stock under the Company’s 2012 Stock Incentive Plan

Convertible Redeemable Preferred Stock

●
125,125 shares of Series A Cumulative Convertible $10.00 Preferred Stock with a dividend rate of 8% (payable quarterly) were issued in November 2011. The conversion price into common stock of the Company is $10.50/share.

●
180,000 Series B convertible preferred stock, $100.00 par value have been issued to two shareholders although  120,000 of such shares are held in escrow subject to earnout. The shares were issued to acquire music assets for the Company. These shares in escrow are shown on the balance sheet as a reduction in equity.  The per-share conversion price for the Series B Preferred Stock is $1.10.

Due to the decline in the common stock price, the Company reviewed the redemption value of the Series B Preferred Stock to common and, as agreed by the Board of Directors, revalued the Series B Preferred Stock at the 10 day volume weighted closing bid price of the Company’s common stock on September 30, 2012 ($0.29/share), as if all shares of Series B Preferred Stock issued and not in escrow were converted in common stock at the conversion price of $1.10 per share.   No earnout provision has been made for any shares of Preferred Stock not now issued, as management does  not believe the conditions for release of such shares will be met.

NOTE 12 – EARNINGS PER SHARE

Basic and diluted earnings per share (“EPS”) are based on weighted-average common shares and generally exclude shares that would have an anti-dilutive effect. In accordance with ASC 260-10-45-19,  the Company did not consider any potential common shares in the computation of diluted EPS as of June 30, 2012, due to the loss from continuing operations, as including them would have an anti-dilutive effect on EPS.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Creditors Liquidation of SAP Plc.

The Company’s listing predecessor Seven Arts Pictures Plc. (‘PLC’) was placed by the English Companies Court into compulsory liquidation on November 8, 2011. The Company’s CEO, Mr. Peter Hoffman, as a director of PLC had sought an administration order but this request was denied by the Courts as a result of inter alia the opposition of Parallel Pictures LLC (‘Parallel’). PLC’s principal creditors have appointed a liquidator for the orderly winding up of its remaining assets not transferred to the Company pursuant to the Asset Transfer Agreement, effective January 27, 2011.

Based on discussions with the liquidator, our management believes this liquidation proceeding will have no material effect on the cost, business or market value of common stock.

Further Share Issue to SAE Inc.

On June 11, 2010, Seven Arts Entertainment, Inc. (“SAE”), a Nevada Corporation, was formed and became a 100% owned subsidiary of Seven Arts Pictures Plc. As of June 11, 2010, the Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 2,000,000 shares of SAE were issued to PLC in order to satisfy any remaining obligations.  SAE Inc. may issue more shares of its common stock to resolve any claim made on the liquidation of PLC. The 2,000,000 pre-split shares were originally booked on January 27, 2012 at the market price on the day the SEC approved the transaction i.e. $3.94/share. Management now believe the shares should be booked at the August 31, 2012 market price of $0.66/share which is the date from which the shares in SAE were tradeable.

807 Esplanade Guarantee

Seven Arts Pictures Louisiana LLC, a related party and/or an affiliate of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007,  for the acquisition and improvement of the  production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”)  for aggregate principal advances of up to $3,700,000. This agreement was guaranteed by the Company’s predecessor. Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of  June 30, 2012. The Company has now assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 due to Advantage Capital (contingent on receipt of the tax credit revenues) due to an agreement with the now mortgagor Palm Finance.  A construction loan of $1,850,000 previously guaranteed by the Company has now been assumed by the Company. The Company has a  30 year lease on the property to operate a production and post-production facility.

Armadillo

The Company has guaranteed a $1,000,000 note plus interest due to Armadillo by the Employee Benefit Trust of the Company’s listing predecessor resulting from the purchase of Seven Arts preferred stock from Armadillo.

Fireworks Litigation

SAFE prevailed in a motion for summary adjudication in the Supreme Court of Ontario, Canada on February 10, 2011 in an action against CanWest Entertainment and two of its affiliates (“CanWest”) confirming our ownership of five motion pictures, “Rules of Engagement”, “An American Rhapsody”,” Who Is Cletus Tout”, “Onega”, and “The Believer” (collectively, the “Copyrights”). SAFE filed an action in England on September 7, 2011 in the High Court of England and Wales against Content Media Corporation (“Content”) and Paramount Picture Corp. (“Paramount”) to recover the Copyrights and substantial damages for the use of the copyrighted works after their purported acquisition from CanWest. We may incur up to $200,000 or more in legal expenses to pursue this claim but expect to recover those fees from Content.  We also filed an action on May 27, 2011 in the United States District Court for the Central District of California for copyright infringement against Paramount. This action was dismissed based on the applicable statute of limitations and is currently on appeal to the Ninth Circuit Court of Appeals.

Jonesfilm

The Company’s subsidiary, SAFE, PLC, CineVisions, and CEO Peter Hoffman were the subject of two arbitration awards of attorney fees totaling approximately $900,000, with interest and charges, both of which were reduced to judgment in favor of Jonesfilm (“JF”) in Superior Court of the State of California for the County of Los Angeles and in United States District Court for the Central District of California. The Company paid approximately $525,000, the amount of the first arbitration award plus interest and charges, in November 2011. Management believes the Company has no further liability in this matter. JF asserted on or about October 6, 2010 in an enforcement of judgment action in the United States District Court for the Eastern District of Louisiana against PLC, SAFE, SAP and Mr. Hoffman that the Company is liable as the “successor in interest” to the remaining arbitration award which was sentenced in the United States District Court for the Central District of California on June 19, 2007, which the Company denies.

Arrowhead Target Fund

Seven Arts Future Flows (“SFF”) a limited liability company owned by SAP, now owned by PLC (in liquidation), obtained financing from Arrowhead) of approximately $8,300,000 (the “Arrowhead Loan”). SFF secured the Arrowhead Loan with liens on 12 motion pictures that generated final revenues to the Group of $820,026 in the Fiscal Year Ended June 30, 2009; $2,739,800 in the Fiscal Year Ended March 31, 2008 and $544,478 in the three month period ended June 30, 2008. The only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan. The Company is not required to repay the Arrowhead Loan from any of its other assets or revenues. SAFE was the collateral agent of the film assets.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principle and accrued interest. Arrowhead has the right to foreclose on the pledged film assets, but has not done so. SFF has received a default notice and as a result Arrowhead is now collecting directly all sums otherwise receivable by us with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures. As a result, the Company can no longer control the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Company’s rights to the 12 motion pictures and related loss of revenues in amounts that are difficult to predict.

As a result of the foregoing, we removed all assets accounts relating to the 12 motion pictures pledged to Arrowhead and the corresponding limited recourse indebtedness from our consolidated balance sheet at fiscal year ended June 30, 2009, due to the fact that the loan was a limited recourse loan and we have no further obligations to Arrowhead beyond the pledged film assets.

Arrowhead filed an action on September 22, 2010 in The Supreme Court of the State of New York which seeks recovery from PLC, Mr. Hoffman and his wife, SAFE, CineVisions, SFF and SAP of the monies that we retained under our interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead has made substantial additional claims against us, Mr. Hoffman and SAP regarding claimed breaches of the terms of the operative agreements, including failure to account properly, failure to turn over materials, failure to remit monies collected, and similar matters. Arrowhead’s claims against us for these alleged breaches are $8,300,000 although it has not stated any basis for this amount.

The Company moved to dismiss the Arrowhead action against all defendants other than SFF. On August 9, 2011, the New York Supreme Court granted the motion and dismissed all defendants except SFF and SAFE in its capacity as a collateral agent, which is not a material element of Arrowhead claim. We continue to believe that Arrowhead’s claims against us are without substantial merit. Arrowhead has refiled its claim against the dismissed defendants in the Supreme Court of New York. On April 17, 2012 against the same defendants under an “alter ego” theory. SAFE and SFF have moved to dismiss these claims.

Arrowhead Capital Partners Ltd. – AGC Loan

PLC and several of our affiliates were named as defendants in an action by Arrowhead Capital Partners Ltd. filed in the Supreme Court of New York, County of New York, purportedly served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting Group LLC (“ACG”), as well as to foreclose on the collateral granted as part of the Cheyne Loan described in note 13 to our financial statements under “Production Loans”. The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid. One of SAE’s subsidiaries has acquired all Cheyne’s rights under the subordination provision of the Cheyne Loan. As a result, our management does not believe that ACG has the right to maintain this action to collect any monies or to foreclose on any collateral pursuant to the Cheyne Loan. ACG obtained summary judgment against PLC and certain of our former affiliates which is now on appeal. We expect this action will be stayed by reason of the liquidation proceedings of PLC discussed under “Liquidation of Seven Arts Pictures Plc.”

Investigation into Claim for Tax Credits (SAPLA)

The US Attorney in New Orleans is investigating claims for Louisiana film infrastructure tax credits, including such tax credits to be claimed by Seven Arts Pictures Louisiana LLC, (“SAPLA”) an affiliate of the Company. This investigation appears to include investigation as to whether certain expenses claimed by this affiliate were improper or fraudulent. All such claimed expenses were audited by independent auditors in Louisiana and reviewed by counsel. Management believes that this investigation will not have any material adverse effect on or operations or the total tax credits to be received by our affiliates, but could result in charges against current or former employees of this affiliate, including Mr. Hoffman, based on prior audits.  The tax credits receivable by SAPLA (of which the State and Federal rehabilitation credits have been approved) are based on new tax credit audits carried out in Louisiana, not the audits mentioned here.

Parallel Actions

On June 28, 2011, PLC (predecessor) filed an action in the High Court of England and Wales against Parallel to collect sums due to PLC with respect to acquisition of distribution rights in Russia to four motion pictures and to confirm Parallel’s obligations under both a signed and unsigned investment agreement with respect to the motion picture project Winter Queen. On the same day, Parallel filed a petition to wind up and liquidate PLC in the Companies Courts of England based on its claim of repayment of $1,000,000 of investment made by Parallel in Winter Queen. PLC is not a part of the Company. On September 19, 2011, Parallel filed a new action against PLC and us in the Los Angeles County Superior Court of California, asserting the same claims as in the winding up petition and seeking to enjoin the proposed administration proceedings in England. Its request for a preliminary injunction was denied by the Superior Court. Parallel in California has been stayed by reason of the “Recognition Order” described in “Liquidation of Seven Arts Pictures plc.”  But Parallel may be permitted to pursue its remedies in the Los Angeles Superior Court proceedings depending on actions of the liquidator.

HMRC Investigation

On July 19, 2011 Officers of Her Majesty’s Revenue & Customs (“HMRC”) attended the offices of PLC in London. Documents were retained appertaining to arrangements involving the subscription for shares in a number of companies which had lost value, resulting in subscribers making claims to tax relief.

PLC’s participation in these transactions was limited to its transfer of rights to certain motion pictures to the investors in return for their investments in the production and release costs of those pictures and making available the provision of loans to fund a portion of those investments. PLC received no tax benefits from the transactions, which were made on arms-length terms. PLC believes that it is not a subject of the HMRC investigation.

In connection with the transactions, PLC did not make any representations or warranties to any party, including the investors, regarding any potential tax benefits related to the transactions. Prior to the closing of the transactions, the investors obtained and made available to PLC, an opinion of prominent Queen’s counsel, specializing in United Kingdom tax laws, that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws. PLC remains confident that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws.

HMRC has requested interviews with three officers of PLC to discuss whether those officers were involved in the arrangements for subscription of shares in the relevant companies, the first of which with Ms. Elaine New, CFO,  occurred in April 2012 and a second in May 2012. PLC is fully cooperating with the investigation. PLC believes there is no basis for any claim of responsibility of any of its officers or employees. Based on facts currently known by PLC, there is no need for it to record a contingent liability in its financial statements in connection with the investigation or the related transactions.

NOTE 14 – FAIR VALUE MEASUREMENTS

Cash, accounts receivable, accounts payable and other accrued expenses and other current assets and liabilities are carried at amounts which reasonably approximate their fair values because of the relatively short maturity of those instruments.

ASC 820, “Fair Value Measurements and Disclosures”, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 - Inputs to the valuation methodology include:

·	quoted prices for similar assets or liabilities in active markets;
·	quoted prices for identical or similar assets or liabilities in inactive markets;
·	inputs other than quoted prices that are observable for the asset or liability;
·	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. As of June 30, 2012 and June 30, 2011, all of the Company’s financial assets and liabilities were considered current and due to the short maturity the carrying amounts are considered to approximate fair value.

NOTE 15 – RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued guidance intended to achieve common fair value measurements and related disclosures between U.S. GAAP and international accounting standards. The amendments primarily clarify existing fair value guidance and are not intended to change the application of existing fair value measurement guidance. However, the amendments include certain instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This guidance was effective for the periods beginning after December 15, 2011, and early application is prohibited. The Company adopted these amendments on January 1, 2012; and the requirements did not have a material effect.

In June 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-05, “Comprehensive Income — Presentation of Comprehensive Income.” ASU No. 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of stockholders’ equity. It requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income — Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05,” to defer the effective date of the specific requirement to present items that are reclassified out of accumulated other comprehensive income to net income alongside their respective components of net income and other comprehensive income. All other provisions of this update, which are to be applied retrospectively, were effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company adopted these amendments on January 1, 2012; and the requirements did not have a material effect.

In December 2011, the FASB issued ASU No. 2011-11, “Balance Sheet — Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 requires entities to disclose information about offsetting and related arrangements of financial instruments and derivative instruments and will be applied retrospectively for all comparative periods presented. ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company currently believes that this ASU will have no significant impact on its consolidated financial statements.

NOTE 16 – SUBSEQUENT EVENTS

The Company issued the following shares of common stock subsequent to June 30, 2012:

New Stock Issuances through September 30,  2012

Between July 1, 2012 and  September 30, 2012,  the Company issued  2,426,777 shares at an average price of $1.13 per share.   The total number of shares outstanding on September 30, 2012 was 4,166,677.

258,055	common shares were issued in part payment of the Palm debt to the value of $133,500 at an average conversion price of $0.52/share .
1,069,905	common shares were issued in satisfaction of the Schism debt of $680,935 at an average conversion price of $0.64/share
482,697	common shares were issued in satisfaction of various convertible loans totaling $580,114 was converted at an average conversion price of $1.20/ share.(High of $2.42 and low of $0.57)
90,720	common shares were issued for expenses totalling $179,800 for the music company at $1.98/share
44,711	common shares were issued for consulting services totalling $54,200 provided under the S-8 authority at $1.21/share
230,103	common shares were issued for general expenses totalling $328,169 provided under the 3a9 authority at $1.42/share.(High of $2.45 and low of $0.70)
84,286	common shares were issued to lenders as fees for loan arrangements of $459,000 at $5.45/share
85,714	common shares were issued as collateral for a loan totalling $180,000 at $2.10/share $1.42/share
80,586	common shares were issued to cover 807 Esplanade construction fees totalling $150,000 at $1.86/share
2,426,777

On October 5, 2012, in connection with a new loan of $375,000 entered into with Tonaquint Inc., the Company issued to Mr. Hoffman (the Company CEO), who in turn pledged to Tonaquint Inc., 7,000,000 shares of our common stock in exchange for a portion of the existing indebtedness to Mr. Hoffman.

Additionally, the Company had the following new convertible debt acquired, which will be converted to equity, subsequent to June 30, 2012:

CONVERTIBLE LOAN AFTER YEAR END

Client	Face value	Current Balance	Coupon	Issuance Date	Maturity Date	Conversion Terms

Beaufort Ventures	$150,000	$150,000	12%	26/07/2012	25/01/2013	35% discount to market
Beaufort Ventures	350,000	350,000	12%	31/07/2012	30/08/2012	35% discount to market

Beaufort Ventures	75,000	75,000	12%	19/07/2012	19/07/2013	35% discount to market
Beaufort Ventures	50,000	50,000	12%	19/07/2012	19/07/2013	35% discount to market

Beaufort Ventures	25,000	25,000	10%	14/08/2012	08/02/2013	30% discount to market
Beaufort Ventures	350,000	350,000	10%	07/09/2012		35% discount to market

Michael Briskin	200,000	200,000	10%	02/07/2012

Safron Capital Corp	25,000	25,000	18%	16/07/2012	Fully converted
Safron Capital Corp	50,000	50,000	18%	19/09/2012	Fully converted
Safron Capital Corp	36,762	36,762	18%	25/09/2012	Fully converted
Safron Capital Corp	60,000	36,762	18%	11/10/2012	Fully converted
Safron Capital Corp- Schism 4	40,000	40,000	18%	28/08/2012	Fully converted
Safron Capital Corp- Schism 5	30,000	30,000	18%	04/09/2012	Fully converted

Tangiers Investors	50,000	50,000	10%	14/09/2012	Fully converted
Tangiers Investors	50,000	50,000	10%	10/03/2012	Fully converted
Tangiers Investors	24,826	24,826	10%	31/08/2012	Fully converted

TOTALS	$1,566,588	$1,543,350

Other Significant Loans

The Company entered into a Securities Purchase Agreement dated August 20, 2012 with Tonaquint, Inc. (“Tonaquint Securities Purchase Agreement”) with the following material terms:

1.
Loan to the Company of $375,000 with original issue discount of $60,000, due February 19, 2013, at the rate of 8% per annum, $250,000 of which is advanced initially with $125,000 to follow subject to certain conditions.

2.	Loan is convertible into the Company’s common stock at $2.80 per share at the election of the holder.

3.	The holder will not own or control 20% or more of the Company’s common stock until and unless stockholder ratification of the Tonaquint Securities Purchase Agreement is given.

4.	Mr Hoffman has pledged 7,000,000 of his shares to Tonoquint to take account of the fall in share price.

NASDAQ Delisting Notice

On September 14, 2012 Seven Arts Entertainment Inc. (NASDAQ: SAPX) began trading  its common stock on the OTC Markets' OTCQB marketplace. The Company's common shares trade under the Company's current symbol "SAPX.".  The Company is applying to trade on the highest OTC marketplace, OTCQX, but will initially trade on the OTCQB tier until the Company is eligible to trade on the OTCQX.

Trading of the Company's common stock on The NASDAQ Capital Market was suspended at the opening of business on September 14, 2012, due to the fact that the Company could not meet the $1 minimum bid price listing requirement of NASDAQ for the ten trading days prior to September 20, 2012, the expiration date on the Company's six-month extension to meet this listing requirement.

Reverse Split

Seven Arts Entertainment Inc. carried out a 1-for-70 reverse split of its common stock that was effective immediately after the close of the markets on Friday, August 31, 2012. The new CUSIP number for the Company's common stock is 81783N 201.

Subject to appropriate and required regulatory filings and approvals, the Company has declared a warrant dividend to those persons beneficially owning its common stock as of the close of the markets on August 31, 2012. For every ten pre-reverse split shares of common stock held as of such date and time, the holders thereof will be entitled to receive one warrant as a dividend. Until its expiry date, each warrant, once distributed following such approvals, will be exercisable for the purchase of one share of the Company's post-reverse split common stock at a price equivalent to today's post-reverse split closing bid price.  The warrants will expire on the earlier of (i) the date that the holder disposes of the common stock in respect of which the warrant dividend was declared, if such disposition occurs on or before the close of the markets on October 31, 2012, or (ii) 5:00 p.m., PST, on January 31, 2013.  Seven Arts does not expect that a secondary market will develop for such warrants

Opening of 807 Esplanade

On Aug 14, 2012 Seven Arts Filmed Entertainment Louisiana LLC ("SAFELA"), commenced operation of Seven Arts Post at the Company’s production facility located at 807 Esplanade Ave., New Orleans, Louisiana.

SEVEN ARTS ENTERTAINMENT, INC.
FORM 10-Q
DECEMBER 31 , 2012
INDEX

Seven Arts Entertainment, Inc.
Consolidated Balance Sheets

	December 31, 2012 (Unaudited)	June 30, 2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$16,476	$120,658
Accounts receivable, net of allowance for doubtful accounts of $171,062 and $171,062	185,049	192,035
Due from related parties	2,096,747	2,116,538
Fee income receivable from related parties	5,896,970	5,896,970
Other receivables and prepayments	1, 634,568	849,845
Total Current Assets	9, 829,810	9,176,046

Long term receivable from related parties	1,643,928	1,643,928

Film costs, less accumulated amortization of $ 19,125,730 and $ 18,953,035	15,069,065	14,612,609

Music assets, less amortization of $408,205 and $0	3, 108,323	2,923,474

Leasehold Improvements, less amortization of $ 80,775 and $0	4, 845,915	4,551,270

Property and equipment, net of accumulated depreciation of $ 112,364 and $ 106,671	13,604	16,137
TOTAL ASSETS	$34, 510,645	$32,923,464

LIABILITIES AND STOCK HOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1, 554,082	$1,152,977
Accrued liabilities	2, 818,722	2,758,844
Due to related parties	2,030,358	1,060,905
Shares to be issued	92,207	200,000
Participation and residuals	123,267	114,215
Convertible debt	4,740,087	4,162,460
Mortgage and construction loans	3,355,850	3,001,271
Film & production loans	6,760,147	6,124,428
Deferred income	923,180	849,080
Total Current Liabilities	22,397,900	19, 424 ,180

Provision for earn-out	50,000	50,000

TOTAL LIABILITIES	$22,447,900	$19,474,180

STOCKHOLDERS' EQUITY
Convertible redeemable Series A preferred stock at $10 par value, 125,125 and 0 authorized and outstanding	$1,251,250	$1,251,250
Convertible redeemable Series B preferred stock at $100 par value, 200,000 authorized, 143,850 and 0 outstanding	3,761,133	4,762,952
Convertible redeemable Series B stock held in escrow	(3,163,636)	(3,163,636)
Common stock; $0.01 par value; 35, 667,840 authorized, 29,506,536 and 1,739,900 issued and outstanding	295,063	17,399
Additional paid in capital	21,541,194	18,866,060
Treasury stock	(180,000)	-
Accumulated deficit	(11,750,533)	(8, 284,741)
Warrants to be distributed	480,371	-
Total Seven Arts Entertainment Inc. equity	12,234,842	13, 449,284
Non-controlling interest	(172,097)	-
Total Stockholders' equity	12,062,745	13,449,284
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$34, 510,645	$32,923,464

The accompanying notes are an integral part of these consolidated financial statements.

Seven Arts Entertainment, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	3 Months Ended		6 Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue:
Film revenue	$164,719	$207,790	$394,112	$800,331
Music revenue	6,450	-	927,645	-
Post production revenue	11,628	-	18,078	-
Total revenue	182,797	207,790	1,339,835	800,331

Cost of revenue:
Amortization and impairment of film costs and music assets	94,886	336,527	580,901	800,331
Amortization of leasehold improvements	42,848	-	80,775	-
Provision for returns	-	-	231,405	-
Other cost of revenue	129,351	283,949	249,658	299,289
Cost of revenue	267,085	620,476	1,142,739	1,099,620
Gross profit (loss)	(84,288)	(412,686)	197,097	(299,289)

Operating expenses:
General and administrative expenses	781,667	360,612	1,451,615	1,039,070
Bad debt expense	-	(2,818)	-	(2,818)
Total operating expenses	781,667	357,794	1,451,615	1,036,252
Loss from operations	(865,955)	(770,480)	(1,254,518)	(1,335,541)

Non-operating income(expense)
Other income	(6,451)	-		-
Interest expenses	(927,488)	(328,942)	(1,902,997)	(742,742)
Interest income	-	-
Total non-operating income (expense)	(933,939)	(328,942)	(1,902,997)	(742,742)
Loss before taxes	(1,799,894)	(1,099,422)	(3,157,515)	(2,078,283)
Provision for income tax	-	-	-	-
Net loss	(1,799,894)	(1,099,422)	(3,157,515)	(2,078,283)

Less: Net loss attributable to non-controlling interests	(89,293)	-	(172,097)	-

Net loss attributable to Seven Arts Entertainment, Inc.	$(1,710,601)	$(1,099,422)	$(2,985,418)	$(2,078,283)

Comprehensive loss:
Net loss	(1,799,894)	(1,099,422)	(3,157,515)	(2,078,283)
Other Comprehensive income/loss	-	-	-	-
Comprehensive loss	(1,799,894)	(1,099,422)	(3,157,515)	(2,078,283)
Less: Comprehensive loss attributable to non-controlling interests	(89,293)	-	(172,097)	-

Comprehensive loss attributable to Seven Arts Entertainment, Inc.	$(1,710,601)	$(1,099,422)	$(2,985,418)	$(2,078,283)

Weighted average shares of common stock outstanding:
Basic	19,377,544	225,040	10,935,419	225,040
Diluted	19,377,544	225,040	10,935,419	225,040

Basic profit/ (loss) per share	$(0.09)	$(4.89)	$(0.27)	$(9.24)
Diluted profit/ (loss) per share	$(0.09)	$(4.89)	$(0.27)	$(9.24)

The accompanying notes are an integral part of these consolidated financial statements

Seven Arts Entertainment, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended December 31, 2012	Six Months Ended December 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,157,515)	$(983,291)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,693	1,688
Amortization and impairment of film costs & music assets	580,901	463,804
Amortization of leasehold improvements	80,775	-
Stock issued for services	100,500	10,000
Provision for returns	231,405	-
Increase in accounts receivable	(224,419)	(73,016)
Decrease in due from related parties	19,791	957,762
Increase in other receivables and prepayments	(784,723)	(333,540)
Capitalization of film costs	(629,150)	(320,880)
Capitalization of music assets	(593,054)	-
Decrease in bank overdraft	-	(987)
Increase (decrease) in accounts payable	401,111	(739,393)
Increase in accrued liabilities	68,930	(1,925,056)
Increase in deferred income	74,100	24,117
Increase in due to related parties	887,445	-
Accrued interest on loans	1,459,834	-
Net cash used in operating activities	(1, 478,376)	(2,918,792)

CASH FLOWS FROM INVESTING ACTIVITIES:
Addition of leasehold improvements	(375,420)	-
Net cash used in investing activities	(375,420)	-

CASH FLOWS FROM FINANCING ACTIVITES:
Conversion of debt to common stock	-	(3,188,028)
Proceeds from borrowings	1,737,407	-
Shares of common stock issued in satisfaction of debt		-
Issuance of common stock for cash	300,000	-
Acquisition of treasury stock	(180,000)	-
Shares of common stock issued to PLC for assets	-	7,880,000
Common and preferred stock to be issued	(107,793)	1,986,722
Stock issued in share exchange	-	64,763
Liabilities retained in PLC in share exchange	-	(3,783,988)
Net cash provided by financing activities	1,749,614	2,959,469

NET INCREASE (DECREASE) IN CASH	(104,182)	40,677
CASH AT BEGINNING OF PERIOD	120,658	8,785
CASH AT END OF PERIOD	$16,476	$49,462

Supplemental cash flow information:

Interest paid	$-	$-
Taxes paid	$-	$-

Non-cash investing and financing activities:
Shares of common stock issued to PLC for assets	$-	$7,880,000
Common and preferred stock to be issued	$-	$1,986,722
Stock issued in share exchange	$-	$64,763
Liabilities retained in PLC in share exchange	$-	$(3,783,991)
Conversion of debt to common stock	$4,297,520	$(3,188,028)
Stock issued for services	$100,500	$10,000
Conversion of Preferred Shares Series B to common stock	$1,001,818	$-

The accompanying notes are an integral part of these consolidated financial statements

Seven Arts Entertainment, Inc.
Notes to Consolidated Financial Statements
December 31 , 2012
(Unaudited)

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

Seven Arts Entertainment, Inc. (herein referred to as “the Company”, “Seven Arts” or “SAE,”), a Nevada Corporation, is the continuation of the business of Seven Arts Pictures Plc. (“PLC”), which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production, and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television. The Company currently owns interests in 33 completed motion pictures, subject in certain instances to the prior financial interests of other parties.

As discussed herein, in late February 2012, the Company formed Seven Arts Music, Inc. (“SAM”) and acquired 52 completed sound recordings of the recording artist DMX from David Michery (“Michery”) with the rights to additional albums and acquired 100% of the stock of Big Jake Music (“BJM”).  As a result, the Company is also in the business of producing and distributing recorded music.

On June 30, 2012 Seven Arts Filmed Entertainment LLC (“SAFELA”) was transferred to the Company.  SAFELA, which is now 60% owned by the Company, has a 30 year lease to operate a film production and post-production facility at 807 Esplanade in New Orleans, Louisiana.  The post production facility commenced operations on July 1, 2012.

 On June 11, 2010, SAE, was formed and became a wholly owned subsidiary of PLC.    As of June 11, 2010, the Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer certain assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 28,571 shares (2,000,000 shares as adjusted for the 1:70 reverse stock split discussed herein) of SAE were issued to PLC in order to satisfy any remaining obligations. This transfer was approved by the PLC shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. Our intention in executing this transaction was to redomicile our business with no change in the economic interests of our shareholders.

On August 31, 2011, NASDAQ approved the substitution of one share of SAE, Inc. stock for the Company's NASDAQ listing, effective at the opening of trading on September 1, 2011. On that date, each of the Company's ordinary shares were exchanged for one share of common stock of SAE, and commenced trading on NASDAQ as the successor to the Company's NASDAQ listing. This transaction was approved by the Company’s shareholders at the Company’s Extraordinary General Meeting on June 11, 2010.     On August 31, 2012, the Company announced a 1:70 reverse stock split, which was effective immediately.   All share references herein have been adjusted to reflect this split.

On November 8, 2011, the Company's listing predecessor, PLC, was placed into involuntary creditors liquidation under English law (See Note 10 – Commitments and Contingencies). Certain indebtedness of PLC remained with PLC and will be subject to administration or payment in those administration proceedings.   In accordance with the asset transfer agreement, PLC has been issued 2 million (pre-split)/28,571 post- split shares of common stock of SAE in order to satisfy these obligations.

In connection with the acquisition of the music assets of Michery, the Company issued 100 ,000 shares of the Company’s Series B convertible preferred stock, par value $100 , convertible at approximately $1.10 per share , to Michery and his assigns , with 50,000 being delivered at the time of execution and the   additional 50,000 shares of the Company’s Series B convertible preferred stock to be held in escrow  against   two DMX albums and two Bone Thugs-N-Harmony albums generating an aggregate of net earnings before interest and taxes of $5,000,000 during the next five fiscal years.   Mr.  Michery is the Chief Executive Officer of SAM.

Subsequent to period end, Mr. Michery converted and sold 37,000 shares of Series B and used a portion of the proceeds to pay for certain expenses of the Company in connection with the issuance of the DMX album “Undisputed.” The Company and Mr. Michery have agreed the remaining 50,000 shares of Series B in escrow will be disposed of by issuance of 20,000 shares to Mr. Michery in full satisfaction of any claims he may have against the Company for payment of these expenses and the balance of the shares of Series B will be cancelled.

In connection with the acquisition of the stock of BJM, the Company issued 80 ,000 shares of the Company’s Series B convertible preferred stock, par value $100 , convertible at approximately $1.10 per share , to Jake Shapiro and his assigns , with 10,000 being delivered to him at time of execution and the additional 70,000 shares to be held in escrow until such time as certain specific terms are met . 40,000 of the shares are subject to proving valuation and usage of certain advertising credits and 30,000 shares are subject to an earn-out over a two year period.

The Company settled its disputes with Mr. Shapiro subsequent to December 31, 2012,  and all shares of Series B preferred stock held in escrow for him and persons associated with him have been cancelled, and the rights to the assets acquired will be returned to Mr. Shapiro .

Seven Arts Pictures Louisiana LLC, (“SAPLA”), a related party of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”) for aggregate principal advances of up to $3,700,000.   This agreement was guaranteed by the Company’s predecessor.   Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of June 30, 2012. The Company has now assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 (contingent on receipt of the tax credit revenues) due to an agreement with the now mortgagor Palm Finance. A construction loan of $1,850,000 previously guaranteed by the Company has now also been assumed by the Company, through SAFELA, for the grant of a 30 year lease on the property 807 Esplanade to operate a film  production and post-production facility .

On August 31, 2012, the Company announced a 1-for-70 reverse split of its common stock effective as of 4:01p.m. EDT. The new CUSIP number is 81783N 201.  By virtue of the reverse split, every 70 shares of the  outstanding common stock were combined and converted into one share of new common stock with resulting fractional shares rounded up to the next whole share.  The Company also announced that it will proportionately reduce the number of its authorized shares of common stock.

Trading of the Company’s common stock on The NASDAQ Capital Market was suspended at the opening of business on September 14, 2012, due to the fact that the Company did not meet the $1 minimum bid price stock listing requirement of NASDAQ for ten trading days prior to September 20, 2012, the expiration date on the Company’s six-month extension  to meet this listing requirement.

On September 14, 2012 the Company’s  common stock began trading on the OTC Market’s OTCQB marketplace.  The Company’s common shares  trade under the Company’s  symbol “SAPX.”  The Company is applying to trade on the highest OTC marketplace, OTCQX, but is trading on the OTCQB tier until the Company is eligible to trade on the OTCQX.

Emerging Growth Company Critical  Accounting Policy Disclosure:

The Company qualifies as an “emerging growth company” under the 2012 JOBS Act.    Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.   As an emerging grown company, the Company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.     The Company  may elect to take advantage of the benefits of this extended transition period in the future.

Capital Structure:

SAE’s authorized capital as of December 31, 2012 was 35,992,964 shares . The shareholders agreed to increase the authorized shares to 250,000,000 from 50,000,000 at the Company’s shareholder meeting in February 2012 . The shareholders also approved a 1:10 reverse split at this meeting. The Board of Directors approved a 1:70 reverse split on August 31, 2012 but to do so had to reduce the authorized common stock back to 35,667,840 shares.  All amounts of common stock presented in these financial statements have been restated for all historical periods to reflect these reverse stock splits.

At a meeting of stockholders held on January 28, 2013, the authorized shares of the Company’s stock was increased to 250,000,000 with 249,000,000  allocated to common stock and 1,000,000 allocated to preferred stock (Note 13).

As of December 31, 2012 SAE has authorized the following classes of stock:

●
35,667,839  shares of common stock authorized, $.01 par value per share.   As of December 31, 2012 and June 30, 2012, there were 29,506,536  and 4,166,677 shares of common stock outstanding, all of which are fully paid and non-assessable . Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of stockholders.

●	125,125 shares of Series A Preferred Stock with a $10.00 par value per share, issued to one shareholder in November 2011. These shares have a conversion price to common stock of $10.50 per share.
●
200,000 shares Series B Preferred Stock with a $100.00 par value per share, issued in February, 2012, 143,850 shares are issued, 120,000 of such shares are held in escrow subject to earn out provisions. The per share conversion price for the Series B Preferred Stock is $1.10 per share.

●	214,007,035 shares of unallocated capital stock

Unaudited Financial Statements:

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States (“GAAP”) for complete consolidated financial statements . In the opinion of management, all adjustments (consisting only of normal recurring accruals, unless otherwise indicated) considered necessary for a fair presentation of the interim financial data have been included. Operating results for the three and six months ended December 31, 2012 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2013. Events occurring subsequent to December 31, 2012 have been evaluated for potential recognition or disclosure in the unaudited consolidated financial statements for the three and six months ended December 31, 2012 and through the date of this filing.

The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the Securities and Exchange Commission (the “SEC”) on October 15, 2012.

Significant Accounting Policies:

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application. The application of accounting principles requires the estimating, matching and timing of revenue and expense. It is also necessary for management to determine, measure and allocate resources and obligations within the financial process according to those principles. The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements.

The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Basis of Presentation:

The accompanying consolidated financial statements include the accounts of Seven Arts Entertainment, Inc. (“SAE”), and its subsidiaries:

●	Seven Arts Filmed Entertainment, Limited (“SAFE, Ltd.”) (100% owned)
●	Seven Arts Music, Inc. (“SAM”) (100% owned) and
●	Big Jake Music, Inc. (“BJM”) (100% owned)
●	Seven Arts Filmed Entertainment Louisiana LLC (“SAFELA”) (As of June 30, 2012) (60% owned by SAE, 40% owned by Palm Finance)

The Company consolidates its subsidiaries in accordance with Accounting Standards Codification (“ASC”) 810, “Business Combinations”, and specifically ASC 810-10-15-8 which states, "The usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule, ownership by one reporting entity, directly or indirectly, or over 50% of the outstanding voting shares of another entity is a condition pointing toward consolidation." All material intercompany balances and transactions are eliminated.   The Company does not have any variable interest or special purpose entities.  The Company presents Palm Finance’s 40% share of SAFELA’s profit or loss as a non-controlling interest. As of December 31 , 2012, SAFELA’s net loss was $430,244.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs of its films which are used in the amortization and impairment of film costs, estimates for allowances and income taxes. Accordingly, actual results could differ from those estimates.

Recently Issued Accounting Pronouncements:

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

Revenue Recognition:

FILMS

The Company recognizes revenue from the sale (minimum guarantee or non-refundable advances) or licensing arrangement (royalty agreements) of a film in accordance with ASC 605-15 “Revenue Recognition”. Revenue will be recognized only when all of the following criteria have been met:

a)	Persuasive evidence of a sale or licensing arrangement with a customer exists.
b)
The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery. (i.e. the “notice of delivery” (“NOD”) has been sent and there is a master negative available for the customer).

c)	The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale.
d)	The arrangement fee is fixed or determinable.
e)	Collection of the arrangement fee is reasonably assured.

A written agreement with clients (purchase order, letter, contract, etc.), indicating the film name, territory and period is required for the recognition of revenue. Revenue is recognized when the performance criteria in the contracts have been met. The customer generally confirms agreement by their signature on the contract.

Minimum guarantee revenue (i.e., non-refundable advances) is recognized as and when the film is available for delivery to the respective territories. Cash deposits received on the signing of the contracts are recorded as deferred revenue until the film is available for delivery (as described above) at which point the deferred revenue is recognized as revenue. The Company does not recognize any revenues relating to minimum guarantee on any motion picture or related amortization expense on that picture until United States theatrical release if it has agreed with the licensees that delivery or payment of minimum guarantee will be delayed for any material period of time to permit such a theatrical release.

Royalty revenue, which equates to an agreed share of gross receipts of films, is recognized as income as and when the Company is notified of the amounts by the customers through their royalty reports. Revenue is recorded net of any sales or value added taxes charged to customers.

MUSIC

Revenue, which equates to an agreed share of gross receipts, is recognized as income when the Company is notified of the amounts by the distribution agent through their distribution reports.

Revenue is recorded:

a)	net of any sales or value added taxes charged to customers

b)	net of discounts agreed with customers

c)	net of returns provision agreed with the distributor and

d)	grossed up for the distribution fee charged by the distribution agent.

Revenue from digital distribution will be reported by the various digital platforms such as  iTunes in their periodic reports and posted as received.

FEE RELATED REVENUES

Many countries make tax credits available to encourage film production in the territory. Seven Arts benefits from tax credits in:

a)	The UK and several other European territories for their European productions

b)	Canada for their Canadian productions

c)	Louisiana for their US productions

d)	Tax preferred financing deals

These tax credits may be treated as a reduction in the capitalized costs of the film assets they are financing or as producer fees to us if the tax credits are earned and owned by a company in the Group and paid to us as overhead or producer fees.

SAPLA REVENUE SHARING FEES

Revenue in the form of fee income is due to the Company from related party, SAPLA (owned by the wife of Peter Hoffman, the Company’s CEO) in the amount of the net proceeds from the disposition of the tax credits by SAPLA. In accordance with an intercompany agreement between SAE and SAPLA,  all revenues earned by SAPLA are due to SAE.

Foreign Currency Transactions and Comprehensive Income:

The Company’s functional currency, as well as that of all the Company’s subsidiaries, is the US Dollar. The functional currency of the Company’s predecessor, was the Pound Sterling (“GPB”), and some transactions which are generated in the United Kingdom are denominated in GBP.

Foreign currency transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.

Where possible, the Company seeks to match GBP income with GBP expenditures. To date, the Company has not hedged any transactional currency exposure but will keep such exposures under review and where appropriate may enter into such transactions in future.

Income Taxes:

The Company has adopted ASC 740-10, “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable (deferred tax liability) or benefit (deferred tax asset). Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for uncertain tax positions according to the provisions of ASC 740. ASC 740 contains a two-step approach for recognizing and measuring uncertain tax positions. Tax positions are evaluated for recognition by determining if the weight of available evidence indicates that it is probable that the position will be sustained on audit, including resolution of related appeals or litigation. Tax benefits are then measured as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. No material changes have occurred in the Company’s tax positions taken as of June 30, 2012 and in the three and six months ended December 31, 2012.

The Company has provided a valuation allowance against all existing and newly created deferred tax assets as of December 31, 2012, as it is more likely than not that its deferred tax assets are not currently realizable due to the net operating losses incurred by the Company.

Cash and Cash Equivalents:

Cash and cash equivalents includes cash in banks with original maturities of three months or less and are stated at cost which approximates market value, which in the opinion of management, are subject to an insignificant risk of loss in value. The cash and cash equivalents of the Company consisted of cash balances held on deposit with banks, including various accounts denominated in US Dollars, Pounds Sterling and Euros.

Accounts Receivable:

Accounts Receivable are carried at their face amount, less an allowance for doubtful accounts. On a periodic basis, the Company evaluates accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions, and on a history of write offs and collections. The Company’s policy is generally not to charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms. Write offs are recorded at a time when a customer receivable is deemed uncollectible. The Company’s allowance for doubtful accounts was $171,062 at both December 31 , 2012 and June 30, 2012. Substantially all of the trade receivables in the consolidated financial statements are pledged as security for borrowings by the Company.

Due To/Due From Related Parties

In September 2004, the Company’s predecessor entered into an agreement with SAP under which SAP provided the services of Mr. Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of SAP Inc. to the Company’s predecessor at cost.   Pursuant to two inter Company agreements, SAP also from time-to-time owned limited liability companies in the United States which distributed the Company’s motion pictures for a fee, with all profits ensuing to the benefit of the Company. These companies also provided other services to the Company at no fee other than Mr. Hoffman’s salary and the direct third-party costs of SAP’s Los Angeles office, all of which were reflected in the Company’s financial statements.  Portions of Mr. Hoffman’s salary have not been paid to him and have been reflected as  Due To Related Party.  During the six months ended December 31 , 2012, 7,357,143 (post split) shares were issued in satisfaction of $2,091,227 of this liability.  These shares are being held as collateral against certain loansand will be returned to the Company if not called as collateral.

These other services may include accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Company’s business.  SAP assigned to the Company any proceeds arising from services performed by SAP on its behalf. SAP was granted the power and authority to enter into agreements on the Company’s behalf. These agreements have terminated as of December 31, 2011.

SAP directly or through related various Louisiana limited liability companies have,  from time-to-time,  made non-interest bearing advances to the Company or its subsidiaries or have received advances back from the Company,  and have paid expenses on each other’s behalf.

Fee Income Receivable from Related Party -- Current and Long Term Receivable

Income due from SAPLA under the terms of an intercompany agreement with SAE whereby any revenue earned by SAPLA is due to SAE Inc. Any fees due later than twelve months are classified as Long Term Receivable.

Other Receivables and Prepayments:

The Company has entered into contracts for investor relations and consulting services to assist in future fundraising activities. A portion of these services were prepaid with shares of common stock that vested immediately and will be amortized over the period the services are to be provided. Additionally, the Company has approximately $200,000 and $125,000 in revenue to be received from digital platforms on the films, The Pool Boys and Drunkboat, respectively, which has been earned but not received as of December 31 , 2012. Also included in other receivables is approximately $ 356 ,000 receivable from the Company’s distributor of the DMX album. The Company released the album and shipped approximately110,000 units during the quarter ended September 30, 2012. The receivable is net of a customary allowance for returns.

Film Costs:

Film costs include the unamortized costs of completed films which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development. For films produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The majority of a film's costs (approximately 80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Impairment is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty, and therefore it is possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

Films are included in the general “library” category when initial release dates are at least three years prior to the acquisition date.

Films in progress include the accumulated costs of productions which have not yet been completed. Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned.

All Exploitation Costs (comprising of direct costs, including marketing, advertising, publicity, promotion, and other distribution expenses) incurred in connection with the distribution of a film) are expensed as incurred in accordance with ASC 720-926-25-3.

Music Assets:

The initial material assets that were acquired comprise 52 completed sound recordings including two completed albums with “DMX”, up to two additional albums from “DMX” and up to five albums from “Bone Thugs-N-Harmony”.

Music assets  include the unamortized costs of completed albums, singles and videos which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions and albums  in progress and in development.   For albums  produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing music assets will be  amortized using the individual-album-forecast method, whereby these costs are amortized  in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation or sale of the music.

Leasehold Improvements:

On June 30, 2012, the Company acquired SAFELA, which was previously a related party company.  SAFELA owns, in its capacity, a 30 year lease on 807 Esplanade, New Orleans, Louisiana, which was constructed as a production and post-production facility for the Company’s use.  Additionally, SAFELA owns the capitalized leasehold improvements in 807 Esplanade and the related debt which financed the construction.  Through this acquisition, the Company has capitalized the leasehold improvements and assumed the debt related.  As the leasehold improvements and the debt are booked at the same amounts, no net assets were transferred into the Company and no additional consideration has been paid.

The post production facility commenced operations on July 1, 2012.   The leasehold improvements are being amortized over the useful life of the lease.

Property & Equipment:

Equipment is carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 5 years.

Impairment of Long Lived Assets:

The Company evaluates, on a periodic basis, long-lived assets to be held and used for impairment in accordance with the reporting requirements of ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The evaluation is based on certain impairment indicators, such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If these impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, then an estimate of the discounted value of expected future operating cash flows is used to determine whether the asset is recoverable and the amount of any impairment is measured as the difference between the carrying amount of the asset and its estimated fair value. The fair value is estimated using valuation techniques such as market prices for similar assets or discounted future operating cash flows.

Deferred Income:

Any income received from customers before a film is delivered for release (such as deposits on distribution contracts)  is recorded as a deferred income until all of the criteria for the Company’s revenue recognition policy have been met.

Provision for Earn-Out for David Michery/Big Jake Music:

The Company’s Asset Purchase Agreement with David Michery provided for 50,000 of the Company’s $100 par, Convertible Redeemable Series B Preferred Shares, be held in Escrow until the Net EBIT (as defined in the agreement) from distribution of the DMX Albums and two albums embodying the performance of Bone Thugs-n-Harmony exceeds $5,000,000, as confirmed by the Company’s independent auditor. At the end of five years, should the Net EBIT be less than $5,000,000, the shares will be released on a fractional basis, as defined in the agreement. The Company has determined the current estimate of fair value of the earn-out to be $0.

In connection with the acquisition of the stock of BJM, the Company issued 80 ,000 shares of the Company’s Series B convertible preferred stock, par value $100, convertible at approximately $1.10 per share , to Jake Shapiro and his assigns , with 10,000 being delivered to him at time of execution and the additional 70,000 shares to be held in escrow until such time as certain specific terms are met . 40,000 of the shares are subject to proving valuation and usage of certain advertising credits and 30,000 shares are subject to an earn-out over a two year period.

The Company has determined the fair value of the earn-out with regard to the proving of the media credits is $50,000, as of December 31, 2012 and June 30, 2012 which the Board believes is the value of an equivalent public relations campaign for the two projects for which the credits have been used.  Mr. Sharpiro does have the right to seek an independent valuation.

Asset Transfer Agreement:

On June 11, 2010, Seven Arts Entertainment, Inc. (“SAE”), a Nevada Corporation, was formed and became a wholly owned subsidiary of Seven Arts Pictures Plc. As of June 11, 2010, the Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 28,571 (2,000,000 pre-split) shares of SAE were issued to PLC in order to satisfy any remaining obligations. This transfer was approved by the PLC shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. Our intention in executing this transaction was to redomicile our business with no change in the economic interests of our shareholders.

The assets and certain of the liabilities of SAP Plc. were brought across at net book value.  All related party balances of PLC were left in the original company as were the shares in SAFE(UK) Ltd and Cinematic Finance Ltd.  All disputed debts were left with the PLC. The “price” paid for the asset transfer was a one for one share issue in SAE Inc. and an issuance of a further 2,000,000 (pre-split) 28,571 post-split ) shares in SAE Inc.   The issuance of the 2,000,000 shares was booked at the closing market price on August 31 2011, which was $0.66/share.

Earnings Per Share:

Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share include the effects of any outstanding options, warrants and other potentially dilutive securities. In accordance with ASC 260-10-45-19, the Company did not consider any potential common shares in the computation of diluted EPS as of December 31 , 2012 and 2011, due to the loss from continuing operations, as they would have an anti-dilutive effect on EPS.

Share Based Payments:

The Company accounts for share based payments using a fair value based method whereby compensation cost is measured at the grant date based on the value of the services received and is recognized over the service period. The Company uses the Black-Scholes -Merton pricing model to calculate the fair value of options and warrants issued. In calculating this fair value, there are certain assumptions used such as the expected life of the option, risk-free interest rate, dividend yield, volatility and forfeiture rate. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

Segment Reporting:

The Company now  operates in three business segments as a motion picture  producer and distributor; as a music label managing the assets of David Michery and Big Jake Music and as a provider of both production and post-production services at its facility at 807 Esplanade in New Orleans. The Company believes that  its businesses should be reported as three business segments. (See Note 2 - Segment Information).

Fair Value Measurements:

ASC Topic 820, “Fair Value Measurements and Disclosures”, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair value of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s credit worthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Derivative Instruments:

The Company’s policy is to not use derivative or hedging financial instruments for trading or speculative purposes, except certain embedded derivatives derived from certain conversion features or reset provisions attached to the convertible debentures, as described in Note 9.

Reclassification:

Certain prior year balances were reclassified to conform with current year presentation.

NOTE 2 - SEGMENT INFORMATION

In accordance with ASC 280 “Segment Reporting”, operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance.   Our chief decision maker, as defined under the FASB’s guidance, is a combination of the Chief Executive Officer and the Chief Financial Officer.

In the quarter ended March 31, 2012,  the Company formed a new subsidiary, Seven Arts Music, and acquired music assets from David Michery and purchased the stock of Big Jake Music. This was a new line of business for the Company.    All music company sales relate to the release of the first DMX “Undisputed”album.

On June 30, 2012, the Company acquired SAFELA, which was previously a related party company.  SAFELA owns, in its capacity, a 30 year lease on 807 Esplanade, New Orleans, Louisiana, which was constructed as a production and post-production facility for the Company’s use.   The post production facility commenced operations on July 1, 2012. This is also a new line of business for the Company.

The table below presents the financial information for the three reportable segments for the three and six months  ended December 31 , 2012 :

	Three Months Ended
	December 31 , 2012
	Film (SAFE)		Music (SAM)	Post- Production(SAFELA)		Total

Revenue		$164,719	$6,450		$11,628		$182,797
Cost of revenue		(90,204)	(118,221)		(42,848)		(251,273)
Gross profit/(loss)		74,515	(111,771)		(31, 220)		(68,476)
Operating expenses		(406,328)	(212,766)		(53,853)		(672,947)
Loss from operations	$	(331,813)	$(324,537)	$	(85,073)		(741,423)
SAE Inc.							(124,532)
Total Operating Loss						$	(865,955)

	Six Months Ended
	December 31, 2012
	Film (SAFE)	Music (SAM)	Post- Production(SAFELA)	Total
Revenue	$394,112	$927,645	$18,078	$1,339,835
Cost of revenue	(198,753)	(847,398)	(80,775)	(1,126,926)
Gross profit/(loss)	195,359	80,247	(62,697)	212,909
Operating expenses	(782,581)	(245,745)	(88,386)	(1,116,712)
Loss from operations	$(587,222)	$(165,498)	$(151,083)	(903,803)
SAE Inc.				(350,716)
Total Operating Loss				$(1,254,519)

Assets
	December 31, 2012	June 30, 2012

Film assets	$15,069,063	$14,612,609
Music assets	3,108,323	2,923,474
Post-production assets	4,845,915	4,551,270

NOTE 3 – RELATED PARTY DUE TO/DUE FROM

SAP, Inc. directly or through related various Louisiana limited liability companies have from time-to-time made non-interest bearing advances to the Company or its subsidiaries or have received advances back from the Company.   The balances of these combined accounts due to the Company as of December 31 , 2012 and June 30, 2012 were $(66,389) and $1,055, 633 , respectively.

As of December 31, 2012 :	SAE		SAFE		CONSOLIDATED BALANCE
Due From:-
SAP Inc.		$1, 808,681	$		$1, 808,681
SAP LOU		164,386		-	164,386
SAP PLC		123,680		-	123,680
Total		2,096,747			2,096,747

Due to:-
SAP Inc.	$			$(20,850)	$(20,850)
Peter Hoffman		(1, 754,475)		(180,104)	(1, 934,579)
SAFE (UK)		-		(13,557)	(13,557)
SAP PLC		-		(61,372)	(61,372)
		$(1,754,475)	$	(275,883)	$(2,030,358)

SAP, Inc. has pledged an interest in its shares of the Company’s stock to secure certain indebtedness for which SAP, Inc. and the Company are jointly liable such as the Apollo and Armadillo debts. The stock of SAP, Inc. (previously owned by Peter Hoffman) was transferred to the listing predecessor of SAE on September 1, 2011.

SAP Inc. and Louisiana Companies:

The Company’s Chief Executive Officer, Peter Hoffman, controls several companies, including (prior to September 10, 2011) Seven Arts Pictures, Inc. (“SAP, Inc.”) that are not part of the Company but from which it obtains or transfers distribution rights or other assets related to the business and which control production of the motion pictures. The agreements with Mr. Hoffman, and the companies controlled by him, provide that all revenues related to the Company’s business payable to Mr. Hoffman or any of these related party companies is due to the Company, except Mr. Hoffman’s salary, bonus and stock ownership. None of these affiliates are variable interest or special purpose entities.

Pursuant to a related party agreement, SAP, Inc. holds ownership of limited liability corporations in the United States, with all distribution rights and profits thereof being due to SAFE, Ltd. In addition, they have also provided other services for Seven Arts Pictures Plc. and SAFE, Ltd. and SAE, Inc. at no fee other than Mr. Hoffman’s salary and the direct third party costs of the Los Angeles office, all of which are reflected in the financial statements of SAFE, Ltd. These other services include any reasonable requests of the management of the Company including accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Company’s business. Effective January 1, 2012 no further such transactions are intended.

Peter Hoffman:

In September 2004, the Company’s predecessor entered into an agreement with SAP under which SAP provided the services of Mr. Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of SAP Inc. to the Company’s predecessor at cost.   Pursuant to two inter Company agreements, SAP also from time-to-time owned limited liability companies in the United States which distributed the Company’s motion pictures for a fee, with all profits ensuing to the benefit of the Company. These companies also provided other services to the Company at no fee other than Mr. Hoffman’s salary and the direct third-party costs of SAP’s Los Angeles office, all of which were reflected in the Company’s financial statements. Portions of Mr. Hoffman’s salary have not been paid to him and have been reflected as Due To Related Party.

 During the six months ended December 31, 2012, 357,143 (25,000,000 pre-split) and 7,000,000 shares were issued in exchange for $914,786, and $1,190,000, respectively, of the Due to related party balance. The 357,143 shares have been pledged to JMJ Financial in connection with a $500,000 convertible debenture, as collateral against repayment of the note.  The 7,000,000 shares have been pledged to Tonaquint Inc, in connection with a total of $590,000 in convertible debentures, under the terms of an amendment dated October 5, 2012, as collateral against repayment of the note. (Note 8) In the event of a default on either of the notes the holder may transfer and sell the pledged shares and apply the proceeds against the outstanding amounts on the notes.  Per agreements between the Company and Mr. Hoffman in respect to the pledged shares, if the pledged shares are sold and applied to the note balance, or if the shares are not utilized by the pledges and returned to the Company ,  Mr. Hoffman’s  Due to related party balance as of the date of the agreements, will be reinstated. Due to the future obligation to in substance repurchase the shares and reinstate the Due to related party balance, the shares have been treated as if issued for no consideration, and a liability for $2,104,786 was recognized included in the Due to related party balance for the obligation to repurchase the pledged shares.

807 Esplanade Guarantee:

Seven Arts Pictures Louisiana LLC, (“SAPLA”) a related party of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000. This agreement was guaranteed by the Company’s predecessor. Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of   December 31 , 2012. As of June 30, 2012, the Company assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 due to Advantage Capital (contingent on receipt of tax credit revenues) due to an agreement with the now mortgagor Palm Finance.

A construction loan of $1,850,000 previously guaranteed by the Company has now been assumed by the Company for 807 Esplanade.

807 Esplanade Advances:

On February 28, 2012,  the Company took out a convertible loan of $200,000 from Rowett Capital Ltd. These have been loaned to 807 Esplanade to cover outstanding interest payments due on the construction loan  on 807 Esplanade  previously guaranteed by the Company.  Three additional convertible loans were taken out totaling $600,000 and then loaned onto SAPLA to pay down the construction loan on the property 807 Esplanade, as to not further delay the construction and opening of the facility, for which the Company will have a 30 year lease to operate a post-production facility.

NOTE 4 – FEE INCOME RECEIVABLE FROM RELATED PARTY

Under the terms of the related party agreement between SAPLA and SAE Inc. all income generated by SAPLA is due to SAE Inc. as fee income. SAPLA is due to receive approximately $9,447,544 from disposition of Louisiana and Federal historic rehabilitation and film infrastructure tax credits for the restoration and the establishment of a post-production facility at 807 Esplanade.

SAPLA will pay the proceeds from disposition of such tax credits to SAE Inc. as fee income.   The Company has  provided a reserve of $1,906,646 against this receipt to allow for cost of disposing the credits and a further reserve against potential disallowance of any expenditures by Louisiana or Federal taxing authorities, which is not anticipated by Management.

SAPLA has filed for historical rehabilitation tax credits available from the United States (26%) and Louisiana (25%) on approximately $9,500,000 of historical rehabilitation expenses paid in connection with the renovation of  the building and property at 807 Esplanade Avenue in New Orleans, Louisiana (the “Property”) and reflected in a compilation of expenses by an independent accounting firm. SAPLA has filed the Part I application for historic rehabilitation credits and has received the Part II and Part III approvals from the United States Department of Parks with respect to the Property.  SAPLA have allocated the Federal historic rehabilitation credits to investors in its lessee, 807 Esplanade Ave. MT LLC (“MT”), who have completed the necessary documentation for the transfer to take place. We expect the credits will be received upon the filing of the investor’s amended tax return for 2011 and 2012.  There is nothing further that needs to be done on this matter to assure the collection of these sums. Upon filing the tax returns and utilizing the credits,  the investor will reduce our   indebtedness to them as a result of such allocation.

SAPLA will assign the Louisiana historic rehabilitation for cash. All creative and historic approvals have been given with respect to these credits.  The State has not yet issued its certification of the amounts after review of the required audit. Per discussions management has had with the Inspector General’s office, the Company believes the issue to be resolved shortly.

SAPLA has also filed for Louisiana film infrastructure tax credits (40%) on all of its investment of approximately $11,500,000 in connection with the Property to date, as reflected in an audit report of an independent accounting firm (which also includes audits of all rehabilitation expenses). SAPLA has approval from Louisiana that the Property is a certified state film infrastructure project and SAFELA, as lessee of MT, is now operating a production and post-production facility at the Property.

Louisiana has certified approximately $6,500,000 of film infrastructure expenditure, the tax credits accruing on which SAPLA will assign for cash, with the remaining expenses remaining under consideration by the Louisiana Department of Economic Development (“LED”).  SAPLA has received no objections to any of its film rehabilitation expenses from LED as reflected in the audit report submitted to LEDF on July 2, 2012. Under a published Opinion of the Attorney General of Louisiana, the Louisiana tax credits vest upon certification as a film infrastructure project which occurred in 2008.   Revenue is not recognized until the required audit or compilation is complete and available to be submitted to the appropriate agency.  The reserve established by the Company against the revenue to be received from SAPLA from disposition of the tax credits reflects potential discounts on the assignment of credits for cash and any potential reduction in the amount of expenses that may be subject to credits by objection of any Federal or Louisiana agency, even though the Company has at present no reason to believe there will be any such reductions.

As of December 31, 2012, the current director of LED has toured 807 Esplanade and seemed satisfied with his review.  He requested the building get a permanent business license (which will be available on March 1, 2013) and to confirm that the equipment in the building is permanent. The Company is not aware of any other issues with respect to the State Film Infrastructure Credits, which have already been confirmed in a letter in September of 2012.  The only issue appears to be whether or not the building has actually been “placed in service” to the satisfaction of LED.

NOTE 5 – FILM COSTS

Film costs as of December 31 , 2012 and June 30, 2012 are as follows:

	December 31, 2012	June 30, 2012

Film Costs, beginning of period	$14,612,609	$23,133,559
Additions to film costs during the period	629,154	1,934,873
Total film costs	15, 241,763	25,068,432
Less: Amortization and impairment for the period	(172,695)	(3,996,576)
Less: One time revaluation due to asset transfer	-	(6,459,247)
Total film costs, net of accumulated amortization	$15,069,068	$14,612,609

Amortization of film costs was $ 94,886 and $ 172,695 for the three and six months ended December 31 , 2012 .   The Company reviews capitalized film costs for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable or at least once per year. Determination of recoverability is based on an estimate of future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for the assets is based on the fair value of the asset as estimated using a discounted cash flow model.  The Company had a one-time revaluation due to asset transfer of $6,459,247 at June 30, 2012.

No participations have been recorded as we do not believe anything will be due in the next 12 months.

Analysis of film costs

	NBV as	% amortized in
Completed	at 12/31/12	Next 12 mths	Next 3 years
New releases
The Pool Boys	$1,398,408	100%	100%
Nine Miles Down	1,385,830	100%	100%
Night of the Demons	443,115	78%	100%
	$3,227,353
Library titles
Total Library	$4,013,122	53%	80%

Total Completed Films	$7,240,475

Development	$7,828,590

December 31, 2012	$15,069,065

All Exploitation Costs ie   all direct costs (including marketing, advertising, publicity, promotion, and other distribution expenses ) incurred in connection with the distribution of a film.) are expensed as incurred .

NOTE 6 – MUSIC ASSETS

Music assets as of December 31 , 2012 and June 30, 2012 are as follows:

	December 31, 2012	June 30,2012

Music assets, beginning of period	$2,923,474	$-
Additions to music assets during the period	593 ,054	2,923,474
Total music assets	3, 516 ,528	2,923,474
Less: Accumulated amortization	(408,205)	-
Total music assets, net of accumulated amortization	$3,108,323	$2,923,474

The initial material assets that were acquired comprise 52 completed sound recordings including  two completed albums with “DMX”, up to two additional albums from “DMX” and up to five albums from “Bone Thugs-N-Harmony ”(“BTH”).

The music assets were initially recorded at the value of the preferred stock issued, and capitalized costs incurred in the production of the current DMX album and related videos.

Due to the decline in the common stock price, the Company reviewed the redemption value of the Preferred Stock to common on the contractually agreed conversion date and, as agreed by the Board of Directors, revalued the Preferred Stock at the 10 day volume weighted closing bid price of the Company’s common stock on September 29 , 2012 ($0.29/share), as if all shares of Series B Preferred Stock issued and not in escrow were converted in common stock at the conversion price of $1.10 per share.   No earnout provision has been made for any shares of Preferred Stock not now issued, as management does not believe the conditions for release of such shares will be met.

The Company reviews capitalized music assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable or at least once per year.  Determination of recoverability is based on an estimate of future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for the assets is based on the fair value of the asset as estimated using a discounted cash flow model.     For the three and six months ended December 31 , 2012, amortization and impairment of $ 0 and $ 408,205 has been recognized .

The $408,205 was the amortization charge based on sales of the DMX “Undisputed” album compared to current forecast sales for the assets acquired. No impairment has been booked as management believes it is too early in the asset cycle. The second single from the “Undisputed” album is due for release in the next few weeks which management are hopeful will lead to increased sales of the album.

NOTE 7 – LEASEHOLD IMPROVEMENTS

On June 30, 2012, the Company acquired SAFELA, which was previously a related party company.  SAFELA owns, in its capacity, a 30 year lease on 807 Esplanade, New Orleans, Louisiana, which was constructed as a production and post-production facility for the Company’s use.  Additionally, SAFELA owns the capitalized leasehold improvements in 807 Esplanade and the related debt which financed the construction.  Through this acquisition, the Company has capitalized the leasehold improvements and assumed the debt related.  As the leasehold improvements and the debt are booked at the same amounts, no net assets were transferred into the Company and no additional consideration has been paid.

The post production facility commenced operations on July 1, 2012. The leasehold improvements will be amortized over the useful life of the lease.   For the three and six months ended December 31, 2012, amortization expense of $42,848 and $80,775 has been recognized.

NOTE 8 –  LOANS PAYABLE

The Company has the following indebtedness as of December 31 , 2012:

Lender	Balance including accrued interest	Interest Rate	Issuance Date	Maturity Date

Film and Production Loans:

Palm Finance Corporation	$4,763,537	18%			Forebearance agreement
Palm Finance Corporation	1,868,061	18%			Forebearance agreement
120db Film Finance LLC	4,425	Not stated		8/25/2008	Due on demand
Safron Capital Corp	20,700	10%	10/31/2012	3/31/2013	Due on demand
Palm Finance Corporation	103,425	10%	7/30/2012		Due on demand or on settlement of the Content litigation

Total Film and Production Loans	$6,760,148

Trafalgar Capital	$584,403	9%	10/15/2008	8/31/2009	Due on demand
Lion House Eden Finance	50,000		1/22/2009		Due on demand
JMJ Financial	525,205	10%	6/29/2012	10/27/2012	Due on demand
GHP	137,573	18%	1/21/2011	4/30/2012	Due on demand
LotusCapital	100,993	5%	8/8/2012	12/7/2012	Due on demand
Tonaquint, Inc.	576,144	8%	8/22/2012		Amended on October 5, 2012 (see below)
	$1,974,319

Convertibles
Tripod Group, LLC	$37,510	12%	12/15/2011	6/30/2012	Due on demand
CMS Capital	37,508	12%	12/15/2011	6/30/2012	Due on demand
Rachel Cohen Skydell	37,508	12%	12/15/2011	6/30/2012	Due on demand
Runway Investments, LTD	160,609	12%	1/11/2012	9/30/2012	Due on demand
Tripod Group, LLC	55,737	12%	1/16/2012	6/30/2012	Due on demand
Isaac Capital Group LLC	105,045	12%	1/20/2012	6/30/2012	Due on demand
Sendero Capital Ltd	278,027	12%	1/24/2012	9/30/2012	Due on demand
Tripod Group, LLC	162,946	12%	2/1/2012	2/1/2013
Hanover Holdings LLC	427,312	10%	2/23/2012	8/23/2012	Due on demand
Beaufort Ventures, PLC	108,811	12%	4/6/2012	4/5/2013
Beaufort Ventures, PLC	80,887	12%	4/13/2012	10/16/2012
Old Capital Ltd	267,507	12%	5/31/2012	5/30/2013
Firerock Capital Inc	32,679	10%	6/21/2012	12/21/2012	Due on demand
Agua Alta (Cold Fusion)	106,180	12%	6/25/2012	6/25/2013
Beaufort Ventures PLC	53,074	12%	6/26/2012	6/26/2013
Beaufort Ventures, PLC	76,695	10%	7/19/2012	7/19/2013
Beaufort Ventures, PLC	51,130	10%	7/19/2012	7/19/2013
Beaufort Ventures PLC	153,247	10%	7/26/2012	1/25/2013	Due on demand
Beaufort Ventures PLC	224,611	10%	7/31/2012	8/30/2012	Due on demand
Tangiers Investment Group, LLC	50,993	10%	8/8/2012	8/8/2013
Beaufort Ventures, PLC	25,476	10%	8/14/2012	2/8/2013
Tangiers Investment Group, LLC	7,372	10%	9/26/2012	9/26/2013
Tangiers Investment Group, LLC	53,475	10%	10/23/2012	4/3/2013
Dominion Capital LLC	109,284	10%	10/24/2012	2/18/2013
Dominion Capital LLC	59,045	10%	10/24/2012	2/18/2013
Safron Capital Corp.	3,098	10%	5/7/2012	12/7/2012

	$2,765,768

Total convertible debentures	$4,740,087

807 Esplanade
Palm Finance Corporation- mortgage and construction loan	$3,355,850	15%			Forebearance agreement

Total mortgage and construction	$3,355,850
________
*  The Company does not agree with interest charged by Palm on the 2011 forgiven interest on these two film loans and believes the dispute will be resolved once the loans are repaid.

The loan balances (not including mortgage) include accrued interest of $ 4,554,689 at December 31, 2012. Interest expense on all the loans for the three and six months ended December 31, 2012 was $557,732 and 1,365,064, respectively.   Interest expense for the mortgage and building loans for the three and six months ended December 31, 2012 is $138,139 and $279,140 and, respectively.

During the period, the Company entered into several new loans, included in the above schedule.  Substantially all of these loans were in exchange for existing loans of the Company, under assignment agreements between the original noteholder and the new noteholder.  The exchanges were evaluated for any gains or losses to be recognized upon extinguishment of the original debt, and it was determined there were no gains or losses to be recognized.

The Company has evaluated their convertible notes for embedded derivative features and has determined that no derivative liability exists. Convertible debts are all convertible to common stock at the option of the holder. They all bear interest at varying rates and convert at different times and conversion  prices according to the contract.   The conversion features were evaluated for any beneficial aspect and determined that no beneficial conversion feature is necessary to recognize.

Tonaquint

On August 22, 2012 the Company entered into a purchase agreement for several convertible debentures (or “notes”) with Tonaquint, Inc. (“Tonaquint”), in the principal amounts of $310,000, $255,000 and $125,000,  The first convertible debenture under the agreement was issued on August 22, 2012 for $310,000, less a discount of $60,000 and $10,000 in expenses.  On October 5, 2012, due to a delisting default, an amendment was entered into which called for one of the  additional convertible debentures to be issued in the principle amount of $155,000 (less a $25,000 discount and $5,000 in fees) and the second in the principal amount of $125,000, to be issued in the future.  This note has not been funded as of December 31, 2012.  The debt discounts have been immediately expensed, based upon the short term nature of the notes, and the insignificance of the amount as compared to the total Convertible Debenture amount and to interest expense over the term of the note.

The convertible debentures are convertible at $0.20, which is above the market value of the Company’s common stock on issuance date, so there is no beneficial element recognized.  As a condition of the amendment the outstanding balance of the first note was increased to $412,990 (to be reduced by $50,000 if the note is paid on its maturity date).  The notes are payable on certain installment dates, to be satisfied by conversion of the installment amount, or cash, at the option of the Company (provided no equity failure conditions, as defined in the agreement, exist, in which cash the installment payment must be in cash.)  As part of the amendment, Tonaquint entered into a Pledge Agreement with Peter Hoffman, for 7,000,000 of the Company’s common stock as collateral against repayment of the note.  In the event of a default on the notes the holder may transfer and sell the pledged shares and apply the proceeds against the outstanding amounts on the notes. (Note 3)

The Company converted $ 1,183,683 of the film and production loans into 9,004,956 shares of common stock during the six months ended December 31 , 2012.

NOTE 9 – EQUITY TRANSACTIONS

Second Quarter Ended December 31, 2012 :

Between October 1, 2012 and December 31, 2012,  the Company issued  25,339,859 common shares at an average price of $0.11  per share.

7,688,857	common shares were issued in satisfaction of film debt totalling $403,809, with an average conversion price of $0.05 share.(High of $0.14 and low of $0.02)

7,000,000
common shares were issued to Peter Hoffman, based on a market share price of $0.17 in exchange for debt of $1,190,000.  As the shares will be in substance repurchased and the debt reinstated at a point in the future, the shares were accounted for as if issued for no consideration (Note 3).

3,454,545	common shares were issued at $0.29 on conversion of 38,000 Series B preferred shares

3,028,206	common shares were issued in satisfaction of various convertible loans totalling $ 133,537 at an average conversion price of $0.04 share.( High of $0.29 and low of $0.03)

1,772,812	common shares were issued at $0.02 in satisfaction of $42,723 of 807 Esplanade loans

1,703,772	common shares were issued at $0.02 in satisfaction of $31,232 of expenses

391,667	common shares were issued for consulting services totalling $82,500 provided under the S-8 authority at $0.21/share

300,000	common shares (restricted) were issued to David Furth, a director, at a share price of $0.06

25,339,859

Warrants and Options

On December 17, 2012, the Company declared a warrant dividend to those persons beneficially owning its common stock as of the close of the markets on August 31, 2012. For every ten pre-reverse split shares of common stock held as of such date and time, the holders thereof will be entitled to receive one warrant as a dividend, exercisable at $.03 per post-reverse split share (a “Warrant Share”), which expire on June 30, 2014. The warrants fair value was determined using the Black Scholes Merton Model.  The fair value of $480,371 has been recognized on the accompanying financial statement in Accumulated Deficit and Warrant Dividend to be distributed.

First Quarter Ended September 30, 2012:

On August 31, 2011, NASDAQ approved the substitution of one share of SAE, Inc. stock for the Company's NASDAQ listing, effective at the opening of trading on September 1, 2011. On that date, each of the Company's ordinary shares were exchanged for one share of common stock of SAE, and commenced trading on NASDAQ as the successor to the Company's NASDAQ listing. This transaction was approved by the Company’s shareholders at the Company’s Extraordinary General Meeting on June 11, 2010.

During the three months ending September 30, 2012, Company issued 2,418,206 shares at an average price of $1.13 per share in satisfaction of $2,446,219 of outstanding loans payable and accrued interest and 8,571 shares for $300,000 cash.

258,055	common shares were issued in part payment of the Palm debt to the value of $133,500 at an average conversion price of $0.52/share.

1,058,044	common shares were issued in satisfaction of the Schism debt of $646,374 at an average conversion price of $0.61/share

482,697	common shares were issued in satisfaction of various convertible loans totaling $586,114 was converted at an average conversion price of $1.21/ share.(High of $2.42 and low of $0.57)

90,720	common shares were issued for expenses totalling $179,800 for the music company at $1.98/share

44,711	common shares were issued for consulting services totalling $54,200 provided under the S-8 authority at $1.21/share

244,149	common shares were issued for general expenses totalling $357,232 provided under the 3a9 authority at $1.42/share.(High of $2.45 and low of $0.70)

75,715	common shares were issued to lenders as fees for loan arrangements of $159,000 at $2.10/share

85,714	common shares were issued as collateral for a loan totalling $180,000 at $2.10/share

8,571	common shares were issued for $300,000 cash (average of $35.00/share)

80,586	common shares were issued to cover 807 Esplanade construction fees totalling $150,000 at $1.86/share

(2,185)	adjustment for reverse split shares

2,426,777	Total shares issued in the quarter

NOTE 10 – COMMITMENTS AND CONTINGENCIES

With the exception of the Parallel litigation, as noted below, there has been no significant changes to this litigation this period: .

Creditors Liquidation of SAP Plc.

The Company’s listing predecessor Seven Arts Pictures Plc. (‘PLC’) was placed by the English Companies Court into compulsory liquidation on November 8, 2011. The Company’s CEO, Mr. Peter Hoffman, as a director of PLC had sought an administration order but this request was denied by the Courts as a result of inter alia the opposition of Parallel Pictures LLC (‘Parallel’).   PLC’s principal creditors have appointed a liquidator for the orderly winding up of its remaining assets not transferred to the Company pursuant to the Asset Transfer Agreement, effective January 27, 2011.Based on discussions with the liquidator, our management believes this liquidation proceeding will have no material effect on the cost, business or market value of common stock.

Further Share Issue to SAE Inc.

On June 11, 2010, Seven Arts Entertainment, Inc. (“SAE”), a Nevada Corporation, was formed and became a 100% owned subsidiary of Seven Arts Pictures Plc. As of June 11, 2010, the Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 2,000,000 shares of SAE were issued to PLC in order to satisfy any remaining obligations.  SAE Inc. may issue more shares of its common stock to resolve any claim made on the liquidation of PLC. The 2,000,000 pre-split shares were originally booked on January 27, 2012 at the market price on the day the SEC approved the transaction which was $3.94/share. Management now believe the shares should be booked at the August 31, 2012 market price of $0.66/share which is the date from which the shares in SAE were tradeable.

807 Esplanade Guarantee

Seven Arts Pictures Louisiana LLC, a related party and/or an affiliate of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007,  for the acquisition and improvement of the  production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”)  for aggregate principal advances of up to $3,700,000.   This agreement was guaranteed by the Company’s predecessor.   Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of  June 30, 2012. The Company has now assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 due to Advantage Capital (contingent on receipt of the tax credit revenues) due to an agreement with the now mortgagor Palm Finance.   A construction loan of $1,850,000 previously guaranteed by the Company has now been assumed by the Company. The Company has a 30 year lease on the property to operate a production and post-production facility.

Armadillo

The Company has guaranteed a $1,000,000 note plus interest due to Armadillo by the Employee Benefit Trust of the Company’s listing predecessor resulting from the purchase of Seven Arts preferred stock from Armadillo.

Fireworks Litigation

SAFE prevailed in a motion for summary adjudication in the Supreme Court of Ontario, Canada on February 10, 2011 in an action against CanWest Entertainment and two of its affiliates (“CanWest”) confirming our ownership of five motion pictures, “Rules of Engagement”, “An American Rhapsody”,” Who Is Cletus Tout”, “Onega”, and “The Believer” (collectively, the “Copyrights”). SAFE filed an action in England on September 7, 2011 in the High Court of England and Wales against Content Media Corporation (“Content”) and Paramount Picture Corp. (“Paramount”) to recover the Copyrights and substantial damages for the use of the copyrighted works after their purported acquisition from CanWest. We may incur up to $200,000 or more in legal expenses to pursue this claim but expect to recover those fees from Content.  We also filed an action on May 27, 2011 in the United States District Court for the Central District of California for copyright infringement against Paramount. This action was dismissed based on the applicable statute of limitations and is currently on appeal to the Ninth Circuit Court of Appeals.

Jonesfilm

The Company’s subsidiary, SAFE, PLC, CineVisions, and CEO Peter Hoffman were the subject of two arbitration awards of attorney fees totaling approximately $900,000, with interest and charges, both of which were reduced to judgment in favor of Jonesfilm (“JF”) in Superior Court of the State of California for the County of Los Angeles and in United States District Court for the Central District of California. The Company paid approximately $525,000, the amount of the first arbitration award plus interest and charges, in November 2011. Management believes the Company has no further liability in this matter. JF asserted on or about October 6, 2010 in an enforcement of judgment action in the United States District Court for the Eastern District of Louisiana against PLC, SAFE, SAP and Mr. Hoffman that the Company is liable as the “successor in interest” to the remaining arbitration award which was sentenced in the United States District Court for the Central District of California on June 19, 2007, which the Company denies.

Arrowhead Target Fund

Seven Arts Future Flows (“SFF”) a limited liability company owned by SAP, now owned by PLC (in liquidation), obtained financing from Arrowhead) of approximately $8,300,000 (the “Arrowhead Loan”). SFF secured the Arrowhead Loan with liens on 12 motion pictures that generated final revenues to the Group of $820,026 in the Fiscal Year Ended June 30, 2009; $2,739,800 in the Fiscal Year Ended March 31, 2008 and $544,478 in the three month period ended June 30, 2008.    The only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan.   The Company is not required to repay the Arrowhead Loan from any of its other assets or revenues.     SAFE was the collateral agent of the film assets.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principal and accrued interest. Arrowhead has the right to foreclose on the pledged film assets, but has not done so. SFF has received a default notice and as a result Arrowhead is now collecting directly all sums otherwise receivable by us with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures. As a result, the Company can no longer control the licensing of these motion pictures.    Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Company’s rights to the 12 motion pictures and related loss of revenues in amounts that are difficult to predict.

 As a result of the foregoing, we removed all assets accounts relating to the 12 motion pictures pledged to Arrowhead and the corresponding limited recourse indebtedness from our consolidated balance sheet at fiscal year ended June 30, 2009, due to the fact that the loan was a limited recourse loan and we have no further obligations to Arrowhead beyond the pledged film assets.

Arrowhead filed an action on September 22, 2010 in The Supreme Court of the State of New York which seeks recovery from PLC, Mr. Hoffman and his wife, SAFE, CineVisions, SFF and SAP of the monies that we retained under our interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead has made substantial additional claims against us, Mr. Hoffman and SAP regarding claimed breaches of the terms of the operative agreements, including failure to account properly, failure to turn over materials, failure to remit monies collected, and similar matters. Arrowhead’s claims against us for these alleged breaches are $8,300,000 although it has not stated any basis for this amount.

The Company moved to dismiss the Arrowhead action against all defendants other than SFF. On August 9, 2011, the New York Supreme Court granted the motion and dismissed all defendants except SFF and SAFE in its capacity as a collateral agent, which is not a material element of Arrowhead claim.   We continue to believe that Arrowhead’s claims against us are without substantial merit. Arrowhead has refiled its claim against the dismissed defendants in the Supreme Court of New York. On April 17, 2012 against the same defendants under an “alter ego” theory. SAFE and SFF have moved to dismiss these claims.

Arrowhead Capital Partners Ltd. – AGC Loan

PLC and several of our affiliates were named as defendants in an action by Arrowhead Capital Partners Ltd. filed in the Supreme Court of New York, County of New York, purportedly served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting Group LLC (“ACG”), as well as to foreclose on the collateral granted as part of the Cheyne Loan described in note 13 to our financial statements under “Production Loans”. The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid. One of SAE’s subsidiaries has acquired all Cheyne’s rights under the subordination provision of the Cheyne Loan. As a result, our management does not believe that ACG has the right to maintain this action to collect any monies or to foreclose on any collateral pursuant to the Cheyne Loan. ACG obtained summary judgment against PLC and certain of our former affiliates which is now on appeal. We expect this action will be stayed by reason of the liquidation proceedings of PLC discussed under “Liquidation of Seven Arts Pictures Plc.”

Investigation into Claim for Tax Credits (SAPLA)

The US Attorney in New Orleans is investigating claims for Louisiana film infrastructure tax credits, including such tax credits to be claimed by Seven Arts Pictures Louisiana LLC, (“SAPLA”) an affiliate of the Company. This investigation appears to include investigation as to whether certain expenses claimed by this affiliate were improper or fraudulent. All such claimed expenses were audited by independent auditors in Louisiana and reviewed by counsel. Management believes that this investigation will not have any material adverse effect on or operations or the total tax credits to be received by our affiliates, but could result in charges against current or former employees of this affiliate, including Mr. Hoffman, based on prior audits.  The tax credits receivable by SAPLA (of which the State and Federal rehabilitation credits have been approved) are based on new tax credit audits carried out in Louisiana, not the audits mentioned here.

Parallel Actions

On June 28, 2011, PLC (predecessor) filed an action in the High Court of England and Wales against Parallel to collect sums due to PLC with respect to acquisition of distribution rights in Russia to four motion pictures and to confirm Parallel’s obligations under both a signed and unsigned investment agreement with respect to the motion picture project Winter Queen. On the same day, Parallel filed a petition to wind up and liquidate PLC in the Companies Courts of England based on its claim of repayment of $1,000,000 of investment made by Parallel in Winter Queen. PLC is not a part of the Company.   On September 19, 2011, Parallel filed a new action against PLC and the Company in the Los Angeles County Superior Court of California, asserting the same claims as in the winding up petition and seeking to enjoin the proposed administration proceedings in England. Its request for a preliminary injunction was denied by the Superior Court. Parallel in California has been stayed by reason of the “Recognition Order” described in “Liquidation of Seven Arts Pictures plc.”   Parallel was permitted to pursue its remedies in the Los Angeles Superior Court proceedings based on actions of the liquidator.   Parallel’s motion for summary judgment has been denied. The Company believes that a favorable decision by the liquidator as discussed above will resolve this action in the Company’s favor.

HMRC Investigation

On July 19, 2011 Officers of Her Majesty’s Revenue & Customs (“HMRC”) attended the offices of PLC in London. Documents were retained appertaining to arrangements involving the subscription for shares in a number of companies which had lost value, resulting in subscribers making claims to tax relief.

PLC’s participation in these transactions was limited to its transfer of rights to certain motion pictures to the investors in return for their investments in the production and release costs of those pictures and making available the provision of loans to fund a portion of those investments. PLC received no tax benefits from the transactions, which were made on arms-length terms. PLC believes that it is not a subject of the HMRC investigation.

In connection with the transactions, PLC did not make any representations or warranties to any party, including the investors, regarding any potential tax benefits related to the transactions. Prior to the closing of the transactions, the investors obtained and made available to PLC, an opinion of prominent Queen’s counsel, specializing in United Kingdom tax laws, that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws. PLC remains confident that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws.

HMRC has requested interviews with three officers of PLC to discuss whether those officers were involved in the arrangements for subscription of shares in the relevant companies, the first of which with Ms. Elaine New, CFO,  occurred in April 2012 and a second in May 2012. PLC is fully cooperating with the investigation. PLC believes there is no basis for any claim of responsibility of any of its officers or employees. Based on facts currently known by PLC, there is no need for it to record a contingent liability in its financial statements in connection with the investigation or the related transactions.

NOTE 11 -  NON-CONTROLLING INTEREST

The Company’s subsidiary SAFELA, which was acquired by the Company on June 30, 2012, is owned 60% by the Company and 40% by another party.  Accordingly, the subsidiary is included in the consolidated financial position and results of operations of the Company, with recognition of the non-controlling interest separately in the Statement of Operations and  from the equity of the Company’s shareholders on the balance sheet.

The activity of the non-controlling interest as of December 31, 2012 is as follows:

Initial balance recognized at July 1, 2012	$-
Non-controlling interest's proportionate share of Net loss for the six months ended December 31, 2012	172,097

Non-controlling interest at December 31, 2012	$172,097

NOTE 12 – FAIR VALUE MEASUREMENTS

Cash, accounts receivable, accounts payable and other accrued expenses and other current assets and liabilities are carried at amounts which reasonably approximate their fair values because of the relatively short maturity of those instruments.

ASC 820, “Fair Value Measurements and Disclosures”, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.
Level 2 - Inputs to the valuation methodology include:
·	quoted prices for similar assets or liabilities in active markets;
·	quoted prices for identical or similar assets or liabilities in inactive markets;
·	inputs other than quoted prices that are observable for the asset or liability;
·	inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. As of December 31 , 2012 and June 30, 2012 , all of the Company’s financial assets and liabilities were considered current and due to the short maturity the carrying amounts are considered to approximate fair value.

NOTE 13 – SUBSEQUENT EVENTS

a)	Subsequent stock issuances:

The Company issued the following shares of common stock subsequent to December 31 , 2012:

Between January 1, 2013 and  February 15, 2013 ,  the Company issued   38,125,389 common shares at an average price of $0. 02   per share.   The total number of shares outstanding on February 15, 2013 was 67,631,925 .

6,786,848	common shares were issued in satisfaction of film debt totalling $ 102,625 converted at an average conversion price of $0.02 share.

9,182,177	common shares were issued in satisfaction of various convertible loans totalling $ 135,508 was converted at an average conversion price of $0.02 share. (High of $0.02 and low of $0.01)

4,040,000	common shares were issued for consulting services totalling $115,875 provided under the S-8 authority at $0.03/share

5,706,887	common shares were issued at $0.01 on conversion of $72,277 of loans against 807 Esplanade

7,932,572
Restricted common shares were issued to the liquidator of Nine Miles Down UK Ltd in settlement of an outstanding judgement in the liquidation at a share price of $0.03 in satisfaction of a debt of $237,977

4,476,905	common shares were issued in satisfaction of debts totalling $ 69,478 was converted at a conversion price of $0.02 /share.

38,125,389

b)	Increase in Authorized Shares

On January 28, 2013, at a shareholders’ meeting an increase in the number of authorized shares of the Company’s shares to 250,000,000 was approved, with 1,000,000 designated for preferred shares, and 249,000,000 as common shares .

The Board of Directors was also authorized to increase the number of shares of our common stock issuable in our 2012 Stock Incentive Plan from 71,429 to 15,000,000.

c)	Filing of an S-1

An S-1 to ratify the warrant dividend shares (Note 9) was filed on January 22, 2013.